SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12

SpaceDev, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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13855 Stowe Drive
Poway, CA   92064
www.spacedev.com

Merger Proposal – Your Vote Is Very Important

November 21, 2008

Dear SpaceDev Stockholder:

You are cordially invited to attend the annual meeting of the stockholders of SpaceDev, Inc., which will be held on December 15, 2008, beginning at 10:00 a.m., Pacific Standard Time, at the Star of the Sea Event Center located at 1360 N. Harbor Drive, San Diego, CA 92101. At the Annual Meeting, you will be asked to consider and vote upon proposals to approve and adopt the Agreement and Plan of Merger, dated as of October 20, 2008, by and among Sierra Nevada Corporation, SDV Acquisition Corp. (a wholly owned subsidiary of Sierra Nevada Corporation) and SpaceDev, Inc., to elect Directors of the Company, and to ratify the Audit Committee’s selection of auditors for this fiscal year.

The Agreement and Plan of Merger provides for, among other things, the merger of SDV Acquisition Corp. with and into SpaceDev, Inc. with SpaceDev, Inc. as the surviving corporation in the merger and becoming a wholly owned subsidiary of Sierra Nevada Corporation.  Sierra Nevada Corporation is a privately held Nevada corporation.  If the merger is completed, you will be entitled to receive approximately $0.70 to 0.72 in cash for each share of SpaceDev common stock you own as more fully described in Proposal 1 in the enclosed proxy statement.

After careful consideration, the Board of Directors has determined that the Agreement and Plan of Merger and the merger are advisable and fair to, and in the best interests of, SpaceDev, Inc. and its stockholders. Our Board of Directors has unanimously approved and adopted the Agreement and Plan of Merger and the transactions contemplated by the Agreement and Plan of Merger, including the merger.  Accordingly, the Board of Directors unanimously recommends that SpaceDev’s stockholders vote "FOR" each of the proposals before the stockholders.

The proxy statement attached to this letter provides you with information about the proposed merger. We encourage you to read the entire proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters, including the conditions to the completion of the merger. You may also obtain more information about SpaceDev, Inc. from documents we have filed with the Securities and Exchange Commission.

Your vote is very important.  The merger cannot be completed unless approved and adopted by the affirmative vote of the holders of not less than a majority of the shares of each of Company’s common stock, Series C Preferred Stock, and Series D-1 Preferred Stock, in each case outstanding as of the close of business on the record date, voting as separate classes and series.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the Agreement and Plan of Merger.  If you properly transmit your signed proxy card and do not indicate how you want to vote, your proxy will be voted "FOR" the approval and adoption of the Agreement and Plan of Merger.

Voting by proxy will not prevent you from voting your Company common stock in person if you subsequently choose to attend the Annual Meeting.

Thank you for your continued support.

Sincerely,

/s/ Mark N. Sirangelo
___________________________
Mark N. Sirangelo
Chairman and Chief Executive Officer

13855 Stowe Drive
Poway, California 92064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 15, 2008

TO THE STOCKHOLDERS OF SPACEDEV, INC.:

The annual meeting of the stockholders of SpaceDev, Inc., a Delaware corporation, (the "Company") will be held at the Star of the Sea Event Center located at 1360 N. Harbor Drive, San Diego, CA 92101, on December 15, 2008, at 10:00 a.m. PST for the following purposes:

1.
To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 20, 2008, among SpaceDev, Inc., a Delaware corporation, Sierra Nevada Corporation, a Nevada corporation and SDV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sierra Nevada Corporation, as it may be amended from time to time;

2.	To elect a Board of Directors for the Company;

3.
To consider and vote on a proposal to ratify the appointment of PKF, Certified Public Accountants, A Professional Corporation, as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2008;

and to transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OTHER PROPOSAL LISTED ON THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

Stockholders of record at the close of business on October 20, 2008, are the only persons entitled to notice of and to vote at the meeting.

Stockholders who submit to the Company a written demand for appraisal before the stockholder vote who do not vote in favor of adoption of the Agreement and Plan of Merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page 58 of the accompanying proxy statement and Annex C to the proxy statement.

Your attention is directed to the attached Proxy Statement and Proxy card.  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN THE PROXY CARD INFORMATION COMPLETELY. THEN PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE.  If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 15, 2008."  A return envelope is enclosed for your convenience.

If your shares are held of record by a bank, broker or other agent and you wish to vote at the Annual Meeting, you must properly deliver your voting instructions to your bank, broker or other agent, rather than to us.  If you do not provide instructions, your bank, broker or other agent will NOT be able to vote on Proposal 1.

/s/    Richard B. Slansky
Corporate Secretary
Dated: November 21, 2008

________________________________________

PROXY STATEMENT

________________________________________

SPACEDEV, INC.
13855 Stowe Drive
Poway, California 92064

ANNUAL MEETING OF STOCKHOLDERS DECEMBER 15, 2008

Our board of directors is soliciting your proxy, on the enclosed form of proxy card, in connection with the annual meeting of stockholders of SpaceDev, Inc., a Delaware corporation, (the "Company") to be held on December 15, 2008 at 10:00 a.m. PST at the Star of the Sea Event Center located at 1360 N. Harbor Drive, San Diego, CA 92101, and any postponements or adjournments thereof.  We will pay the cost of solicitation, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this Proxy Statement.  Such mailing is being made on or around November 24, 2008.  We may also solicit proxies by means of email, mail, telephone or personal calls; our employees will receive no additional compensation for their solicitation assistance. In addition, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

A proxy may be revoked before the meeting by giving written notice of revocation to our corporate secretary or by executing and delivering a later-dated proxy, or may be revoked at the meeting before voting (or by actually voting in person, which will automatically revoke the proxy).  Unless revoked, properly executed proxy cards will be voted as indicated on the proxy cards.  Should any other matters come before the meeting, it is the intention of the persons named as proxy holders in the enclosed form of proxy card to act upon them according to their best judgment.  In instances where choices are specified by the stockholders in a signed proxy card, those proxies will be voted, or the vote will be withheld in accordance with each stockholder's choice.  An "abstention" on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the meeting with respect to the proposal on which the abstention is noted, but will not be counted as votes cast on such matter. An abstention as to Proposal 1 (or a failure to vote, or to instruct a vote, as to Proposal 1) will have the same practical effect as a vote "against" such proposal.

Only stockholders of record of our common stock, Series C Preferred Stock, and Series D-1 Preferred Stock at the close of business on October 20, 2008 may vote at the meeting or any postponements or adjournments thereof. As of that date there were issued and outstanding 43,528,769 common shares, 248,460 shares of our Series C Preferred Stock and 1,649.0737 shares of our Series D-1 Preferred Stock.  For there to be a quorum at the meeting, a majority of the outstanding shares of capital stock must be present, either in person or by proxy.  Each common stockholder is entitled to one vote for each common share held.  Each holder of Series C Preferred Stock is entitled to one vote for each share of Series C Preferred Stock held, and each holder of Series D-1 Preferred Stock is entitled to one vote for each share of Series D-1 Preferred Stock held. The holders of Series C Preferred Stock and/or Series D-1 Preferred Stock will only be entitled to vote on Proposal 1, and will have no voting privileges with respect to Proposals 2 or 3. In the event that proxies, which are sufficient in number to constitute a quorum, are not received by December 15, 2008, or for other good reason, we may propose one or more adjournments of the meeting to permit further solicitation of proxies.

Stockholders who do not vote in favor of adoption of the agreement and plan of merger (Proposal 1) will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Section 262 of the Delaware General Corporation Law. See “Appraisal Rights” beginning on page 58 of this proxy statement and Annex C to the proxy statement.

TABLE OF CONTENTS

PROPOSAL 1	3
THE MERGER AGREEMENT - SELECTED INFORMATION	3
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER PROPOSAL	11
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	16
THE MERGER AGREEMENT – MATERIAL ASPECTS	18
General Description of the Merger	18
Background of the Merger	18
Other Relevant Discussions	26
Reasons for the Merger	27
Recommendation of the Company's Board of Directors	30
Opinion of Cowen and Company, LLC	31
Certain Effects of the Merger	37
Financing by SNC of Merger and Related Transactions	38
Interests of the Company's Directors and Executive Officers in the Merger	38
Material U.S. Federal Income Tax Consequences	40
Information Reporting and Backup Withholding	41
Regulatory and Other Governmental Approvals	42
Certain Financial Forecasts	42
THE MERGER AGREEMENT – SUMMARY OF TERMS	43
Structure of the Merger	43
Effective Date	43
Merger Consideration	43
Procedure for Receiving Merger Consideration	44
Treatment of Options to Acquire Company Shares and Other Equity-Based Awards	45
Directors and Officers	45
Representations and Warranties	45
Conduct of Business Covenant	48
Solicitation of Other Offers	51
Acquisition Proposals	52
Termination of the Merger Agreement	53
Termination Fee	54
Financing; Our Cooperation	54
Employee Matters	55
Commercially Reasonable Best Efforts	55
Indemnification and Insurance	55
Other Covenants	56
Conditions to Completion of the Merger	56
Amendment	57
Appraisal Rights	58
Litigation Regarding the Merger Agreement	61
Market Prices of the Company Common Stock	61
PROPOSAL 2	63
ELECTION OF DIRECTORS	63
PROPOSAL 3	74
RATIFICATION OF SELECTION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM	74
ANNEX A - AGREEMENT AND PLAN OF MERGER	A
ANNEX B - OPINION OF COWEN AND COMPANY, LLC	B-1
ANNEX C - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	C-1

PROPOSAL 1

THE MERGER AGREEMENT - SELECTED INFORMATION

The following summary highlights selected information from this proxy statement.  We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item in this document.

Unless we otherwise indicate or unless the context requires otherwise, all references in this document to "Company," "SpaceDev," "we," "our," and "us" refer to SpaceDev, Inc. and its subsidiaries, unless the context otherwise suggests; all references to "SNC" and "Sierra Nevada" refer to Sierra Nevada Corporation; all references to "Merger Sub" refer to SDV Acquisition Corp.; all references to "merger agreement" refer to the Agreement and Plan of Merger, dated October 20, 2008, among the Company, SNC and Merger Sub, as it may be amended from time to time, a copy of which is attached as Annex A to this document; and all references to the "merger" refer to the merger contemplated by the merger agreement.

Summary of Terms

The Parties to the Merger Agreement (Page 18).

SpaceDev, Inc.  We are engaged in the conception, design, development, manufacture, integration, sale and operation of space technology systems, subsystems, products and services, as well as the design, manufacture, and sale of mechanical and electromechanical subsystems and components for spacecraft.  We are currently focused on the commercial and military development of low-cost small satellites and related subsystems, hybrid rocket propulsion for space and launch vehicles, subsystems that enable critical spacecraft functions such as pointing solar arrays and communication antennas and restraining, deploying and actuating moving spacecraft components. Our address is 13855 Stowe Drive, Poway CA 92064, and our telephone number is (858) 375-2000.

Sierra Nevada Corporation.  SNC is a prime systems integrator and electric systems provider, delivering technology solutions in electronics, aerospace, avionics, space, micro-satellite, aircraft and communications systems for both the private and public sectors, as well as participating in the emerging markets of telemedicine, nanotechnology, energy and net-centric operations.  SNC employs more than 1,300 people in 30 different locations in 20 states. SNC is a privately held Nevada corporation.  SNC’s address is 444 Salomon Circle, Sparks, NV 89434, Attention: Eren Ozmen and its telephone number is (775) 331-0222.

SDV Acquisition Corp.  SDV Acquisition Corp. is a Delaware corporation formed on June 30, 2008, for the sole purpose of completing the merger with the Company. Merger Sub has not engaged in any activities to date except for those incidental to its formation, in connection with the financing of the merger consideration, and as otherwise contemplated by the merger agreement. Merger Sub is a wholly owned subsidiary of SNC. Upon consummation of the proposed merger, Merger Sub will merge with and into the Company and will cease to exist, with the Company continuing as the surviving corporation.

The Merger (Page 18). You are being asked to consider and vote upon the approval and adoption of a merger agreement providing for the acquisition of the Company by SNC. Under the merger agreement, Merger Sub would be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of SNC.  As a result of the merger, the Company would become a wholly owned subsidiary of SNC, which is a privately owned company.  The Company would formally be the surviving corporation in the merger (we refer to it, as such, as the surviving corporation).

Certain Effects of the Merger (Page 37). If the merger is completed, (1) the common stock of Merger Sub will be converted into a substantial number of shares of common stock of the Company as the surviving corporation and (2) each outstanding share of Company common stock (other than dissenting shares) will be converted into the right to receive approximately $0.70 to $0.72 per share in cash (which we refer to as the merger consideration), without interest. The treatment of any of our preferred stock outstanding at the effective time of the merger is summarized in this proxy statement under “Financing by SNC of Merger and Related Transactions.” Following the merger, you will no longer own any shares of the surviving corporation and the Company will cease to be a publicly traded company.  As a privately owned company, the registration of Company common stock and the Company's reporting obligations with respect to such stock under the Securities Exchange Act of 1934, as amended (which we refer to as the Exchange Act), will be terminated upon application to the Securities and Exchange Commission (which we refer to as the SEC).  In addition, upon completion of the proposed merger, shares of Company common stock will no longer be listed on any stock exchange or quotation system, including the OTC Bulletin Board (which we refer to as the OTCBB).

Material U.S. Federal Income Tax Consequences (Page 40).  The receipt of cash in exchange for Company shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes.  In general, your receipt of cash in exchange for your Company shares will cause you to recognize gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your Company shares.  You should consult your tax advisor regarding the particular tax consequences of the merger to you, including the federal, state, local and/or non-U.S. tax consequences of the merger.

Merger Consideration (Page 43).  On the date on which the merger becomes effective (which we refer to as the effective time of the merger), unless you are exercising your appraisal rights, your Company common shares will be cancelled and converted into the right to receive approximately $0.70 to $0.72 per share in cash, without interest, for each Company common share that you own, less any applicable withholding taxes.

Procedure for Receiving Merger Consideration (Page 44).                                                                                                             As soon as practicable after the effective time of the merger, a paying agent appointed by SNC and reasonably acceptable to the Company will mail a letter of transmittal and instructions to all Company stockholders. The letter of transmittal and instructions will tell you how to surrender your share certificates in exchange for the merger consideration, without interest.  You should not return any share certificates you hold with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal.

Appraisal Rights Procedure (Page 58).  You have the right, under Delaware law, to seek to receive after the merger an amount, instead of the stated merger consideration, equal to the fair value of your shares as determined by a Delaware court appraisal procedure.  If you exercise your appraisal rights, the court’s appraisal could result in a lower price, the same price, or a higher price than the price provided for in the merger agreement.  In order to obtain and pursue these appraisal rights, you must strictly and timely take certain steps required by Delaware law to perfect your appraisal rights, including providing a written demand before the vote and not voting in favor of approving and adopting the merger agreement.  See “Appraisal Rights” beginning on page 58 of this proxy statement and Annex C to the proxy statement.

Recommendation of the Company's Board of Directors (Page 30).  SpaceDev’s Board of Directors by unanimous vote recommends that the Company's stockholders vote "FOR" the approval and adoption of the merger agreement. Please see “Reasons for the Merger" beginning on page 27 for a description of the factors that the Board of Directors considered in reaching its decision to recommend the merger.

Opinion of Cowen and Company, LLC (Page 31).  In connection with the merger agreement, our Board of Directors received on October 20, 2008 a written opinion from Cowen and Company, LLC, which we refer to as “Cowen,” as to the fairness, from a financial point of view, to Company common stockholders of the merger consideration to be received by such holders pursuant to the merger agreement.  The full text of the Cowen opinion, dated October 20, 2008, is attached to this proxy statement as Annex B.  The Company and our Board of Directors encourage stockholders to read the Cowen opinion carefully and in its entirety. The Cowen opinion is directed to our Board of Directors and addresses only the fairness from a financial point of view of the consideration to be received by the Company common stockholders pursuant to the merger agreement as of the date of the opinion.  It does not address any other aspects of the merger.  The opinion, and the other views and analysis of Cowen referenced throughout this proxy statement, do not constitute a recommendation to any holder of Company shares as to how to vote at the Annual Meeting.

Record Date and Voting Power.  You are entitled to vote at the Annual Meeting if you owned Company shares at the close of business on October 20, 2008, the record date for the Annual Meeting.  Each outstanding share of the Company common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the Annual Meeting.  As of the record date, there were 43,528,769 shares of Company common stock, 248,460 shares of Company Series C Preferred Stock and 1,649.0737 shares of Company Series D-1 Preferred Stock outstanding and entitled to vote.

Required Vote of Stockholder to Approve and Adopt the Merger Agreement.  For us to complete the merger, stockholders as of the close of business on the record date holding not less than a majority of the then-outstanding shares of Company common stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement. One consequence of this requirement is that shares which do not vote on the proposal to approve and adopt the merger agreement, or which abstain as to that proposal, or for which the record “street name” holder has not received specific voting instructions from the underlying beneficial owner and are therefore not voted (a “broker non-vote”), will have the same effect on the vote count as shares which are affirmatively voted “AGAINST” the proposal to approve and adopt the merger agreement.  In addition, the holders of a majority of our Series C Preferred Stock and of our Series D-1 Preferred Stock must approve the merger.

SNC has advised us that it has obtained voting agreements and irrevocable proxies from certain of our security holders to vote in favor of approving and adopting the merger agreement.  These voting agreements and irrevocable proxies cover, in the aggregate, 27% of our currently outstanding common shares (37% when taking into account common shares issuable upon conversion of outstanding preferred stock and exercise of outstanding stock options and warrants), all of our currently outstanding Series C Preferred Stock and 86% of our Series D-1 Preferred Stock. Accordingly, the approval of the merger by the Series C Preferred Stock and Series D-1 Preferred Stock is assured.

Share Ownership of Directors and Executive Officers.  As of October 20, 2008, the record date for the Annual Meeting, the directors and executive officers of the Company held and are entitled to vote, in the aggregate, 8,455,643 shares of Company common stock (excluding options), representing approximately 19.4% of the voting power of the Company.  Each of our directors and executive officers has informed the Company that he or she intends to vote all of their Company shares "FOR" the approval and adoption of the merger agreement, and SNC has advised us that it has obtained voting agreements and irrevocable proxies from our directors Messrs. Sirangelo, Tibbitts and Slansky to vote in favor of approving and adopting the merger agreement.

Treatment of Options to Acquire Company Shares (Page 45).  Immediately before the effective time of the merger, pursuant to agreements which the Company has entered into with the respective option holders, all then-outstanding options to acquire Company shares will be cancelled, and the holder of such options will receive at the effective time of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest, equal to the product of (1) the number of Company shares previously subject to such option and (2) the greater of (a) $0.10 or (b) the excess, if any, of the common stock merger consideration over the purchase price per share previously subject to such option, in each case less any required withholding taxes.

Treatment of Warrants to Acquire Company Shares.  Immediately before the effective time of the merger, pursuant to agreements which the Company has entered into with the holders of those Company warrants that might otherwise be deemed to be exercisable for Company shares following the merger, such warrants to acquire Company shares will be cancelled, and the holders of such warrants will receive at the effective time of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, a cash amount determined by individual negotiations, but not less than the warrant spread (merger price minus exercise price) per warrant share or (if so required by the terms of the warrants) for the Black-Scholes value of the warrants.

Treatment of Series C and Series D-1 Preferred Stock.  Each outstanding share of Series C Cumulative Convertible Preferred Stock of the Company (“Series C Preferred Stock”), other than dissenting shares, would, in the merger, be automatically converted into the right to receive an amount in cash equal to $10.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the effective time of the merger, calculated in accordance with Article IV, Section C of our charter.  Each outstanding share of Series D-1 Amortizing Convertible Perpetual Preferred Stock of the Company (“Series D-1 Preferred Stock”), other than dissenting shares, would, in the merger, be automatically converted into the right to receive an amount in cash equal to $1,000 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the effective time of the merger, calculated in accordance with Article IV, Section D of our charter.

However, the holders of all 248,460 shares of Series C Preferred Stock has entered into an agreement with us pursuant to which, immediately before the effective time of the merger, the Series C Preferred Stock will be surrendered in exchange for cash equal to the product of the common stock merger consideration per share multiplied by the number of common shares then issuable upon conversion of the Series C Preferred Stock.  Further, the holders of all 1,649.0737 shares of Series D-1 Preferred Stock, which were outstanding as of October 20, 2008, have entered into agreements with us pursuant to which, immediately before the effective time of the merger, such Series D-1 Preferred Stock will be surrendered in exchange for cash equal to $1,300 per share plus any accrued but unpaid dividends.  Therefore, we expect that the holders would receive the amounts stated in the preceding sentences of this paragraph, instead of the merger agreement amounts stated in the preceding paragraph.

Interests of the Company's Directors and Executive Officers in the Merger (Page 38).  In considering the recommendation of the Board of Directors to vote "FOR" the approval and adoption of the merger agreement, the Company's stockholders should be aware that members of the Company's Board of Directors and the Company's executive officers may have interests in the transaction that are different from, and/or in addition to, the interests of the Company's stockholders generally.  The independent members of the Board of Directors were aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that they vote in favor of approving and adopting the merger agreement.

These interests include:

•
As required by the merger agreement, cash-out of all Company stock options, including those held by our directors and executive officers.  This cashout will pay optionholders $0.10 for each option share or, if higher, the amount by which the option is in-the-money at the merger price. This payment will be made even for options which as of the effective time of the merger had not yet satisfied their stated time-of-service or performance vesting requirements, and even for options which would be out-of-the-money at the merger price. Based on holdings as of October 20, 2008, this cashout would result in an estimated aggregate cash payment to our directors and executive officers of approximately $642,450 including $290,000 to Mr. Sirangelo and $308,800 to Mr. Slansky.

•
Existing employment agreements with our executive officers Mr. Sirangelo and Mr. Slansky that include provisions for severance benefits in the event of resignation for “good reason” in connection with or following the merger.  Mr. Sirangelo’s agreement’s definition of good reason would include, after the merger, the failure of SNC to make him its chief executive officer.  Mr. Slansky’s agreement’s definition of good reason would include, after the merger, the failure of the surviving corporation to offer to continue his employment, position, and benefits for one year.  The estimated cost of severance benefits for the named executive officers in the event that, immediately following the merger, each executive officer's employment is terminated by SNC, is $330,000 for Mr. Sirangelo and $240,000 for Mr. Slansky or in the event that, immediately following the merger, each executive officer's employment is terminated by him for “good reason” is $165,000 for Mr. Sirangelo and $120,000 for Mr. Slansky.

•	Continued indemnification and insurance coverage for our current and former directors and executive officers for six years following the closing under the merger agreement.

Further, neither Mr. Sirangelo nor Mr. Slansky is receiving any bonus or additional salary compensation as a result of the successful closing of this transaction other than disclosed in this proxy and its attachments.

As of the date of this proxy statement, other than as described above, none of our executive officers or directors has entered into any agreement or understandings with the Company or its subsidiaries or with SNC, Merger Sub or their affiliates regarding employment with the surviving corporation or SNC or any of its subsidiaries.  It may be that certain members of our current management team will continue their employment with SNC or its affiliates but as of the date of this proxy statement no such agreements or understandings have been made between members of our current management and SNC.

Financing by SNC of Merger and Related Transactions (Page 38).  It is estimated that the total amount of funds necessary to pay the aggregate merger consideration and related expenses will be approximately $38 million, which is expected to be funded by SNC’s current cash reserves and SNC’s line of credit from a bank syndicate led by Bank of America.

Conditions to Completion of the Merger (Page 56).  Before the Company can complete the merger, a number of conditions must be satisfied (or waived by SNC or the Company, as appropriate, to the extent permitted by law).

These include:

•	the receipt of the required stockholder vote in favor of the approval and adoption of the merger agreement;

•
the absence of any order, injunction, decree or other legal restraint issued by any governmental entity or other law, rule or legal restraint preventing, restraining or rendering illegal the consummation of the merger or any of the transactions contemplated by the merger agreement;

•	the absence of any proceeding by a governmental entity seeking to enjoin, restrain or otherwise prohibit the merger or any of the transactions contemplated by the merger agreement;

•
the correctness in all material respects of the representations and warranties of the Company (without giving effect to any materiality qualifier on any representation or warranty) as of the date of the merger agreement and as of the effective time of the merger (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case the truth and correctness of such representation or warranty on and as of such earlier date);

•	the performance in all material respects by the Company of all obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

•	the delivery to SNC by the Company of a certificate signed on behalf of the Company by our Chief Executive Officer and Chief Financial Officer certifying as to certain matters;

•
the correctness in all material respects of each representation or warranty of SNC and Merger Sub (without giving effect to any materiality qualifier on any representation or warranty) as of the date of the merger agreement and as of the effective time of the merger (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case the truth and correctness in all material respects of such representation or warranty on and as of such earlier date);

•	the performance in all material respects by SNC and Merger Sub of all obligations required to be performed by them under the merger agreement at or before the effective time of the merger;

•
the absence of any event or circumstance that has or would reasonably be expected to prevent or delay the merger or result in a material adverse effect on the Company’s business, condition, assets, or results of operations;

•	the receipt of certain identified third-party consents;

•	the ineligibility of at least 95% of the Company common stock to pursue appraisal rights under Delaware law;

•
all shares of Series C Preferred Stock shall have been converted into Company common stock or shall have been acquired by SNC or redeemed or repurchased by the Company, and all shares of Series D-1 Preferred Stock shall have been acquired by SNC or redeemed or repurchased by the Company; and

•
rights to acquire shares of capital stock in the surviving corporation pursuant to any Company warrant, Company stock option, the Company’s 1999 Employee Stock Purchase Plan or any other right or instrument following the effective time of the merger shall (i) represent the collective right to purchase not more than an aggregate of 500,000 shares of the Company’s capital stock, and (ii) be held by not more than 20 distinct holders, of which (A) none can have been officers or directors of the Company at any time during the period after September 1, 2008, and (B) no more than 10 can hold such rights to purchase in excess of an aggregate of 10,000 shares of the Company’s capital stock.

Solicitation of Other Offers (Page 51).  Until 11:59 p.m. Pacific Time on December 4, 2008, which is 45 days after the execution of the merger agreement, we are permitted to respond to but not initiate, solicit or encourage acquisition proposals (including by way of providing access to non-public information pursuant to confidentiality agreements meeting certain criteria with appropriate parties), and to enter into and maintain or continue discussions or negotiations with respect to acquisition proposals or otherwise cooperate with, or assist or participate in, or facilitate any such discussions or negotiations.

After 11:59 p.m. Pacific Time on December 4, 2008 (which we refer to as the end of the "window shop" period), we have agreed not to initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any acquisition proposal or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto or otherwise cooperate with, or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations.

In addition, after the end of the "window shop" period, except with respect to certain parties that made superior acquisition proposals to the Company before the end of the "window shop" period we have also agreed to terminate any solicitation, encouragement, discussion or negotiation with any person with respect to an acquisition proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company to such person.

In addition, we may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances.

Termination of the Merger Agreement (Page 53).  The merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding the receipt of the required stockholder vote) before the effective time of the merger under the following circumstances (among others):

•	by the mutual written consent of the Company and SNC;

•	by either SNC or the Company, if any order, decree or ruling permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

•	by either the Company or SNC, if the merger has not been consummated on or before the "outside date," which is defined in the merger agreement as December 31, 2008;

•
by either the Company or SNC, if the Annual Meeting is convened and a vote is taken and the required stockholder vote in favor of approving and adopting the merger agreement is not obtained at the Annual Meeting (or at any adjournment or postponement of the Annual Meeting);

•	by SNC, if:

o      the Company’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to SNC its recommendation in favor of the adoption of the merger agreement by the stockholders of the Company;

o      the Company’s Board of Directors fails to reaffirm (publicly, if so requested, in connection with an acquisition proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of the merger agreement by the stockholders of the Company within ten (10) business days after SNC requests in writing that such recommendation be affirmed;

o      the Company’s Board of Directors or any committee thereof fails to reject within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended any acquisition proposal;

o      the Company shall have entered into any (A) letter of intent, memorandum of understanding or agreement in principle with respect to an acquisition proposal or (B) any alternative acquisition agreement;

o       a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with SNC, and the Company shall not have sent to its security holders, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender or exchange offer;

o      the Company breaches certain of its non-solicitation obligations; or

o      the Company breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date";

•	by the Company, if:

o      the Company enters, or decides to enter, into a binding agreement with respect to a superior proposal in compliance with the non-solicitation provision of the merger agreement, and simultaneously with such termination, the Company pays SNC a termination fee of $1.5 million; provided, that the Company (A) has notified SNC, in writing and at least five business days prior to such termination, of its intention to terminate the merger agreement and to enter into a binding written agreement concerning an acquisition proposal that constitutes a superior proposal, attaching the most current version of such agreement, and (B) SNC has not made, within five calendar days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such superior proposal, it being understood that the Company shall not enter into any such binding agreement during such five calendar day period; or

o      SNC or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date."

Termination Fee (Page 54).

The Company will be obligated to pay a fee to SNC equal to $1.5 million in cash if:

•
after an acquisition proposal for 10% of the assets of, equity interest in, or businesses of, the Company has been commenced or made to the Company or its stockholders or otherwise become publicly known or announced the merger agreement is terminated by SNC or the Company because the required stockholder vote was not obtained at the Annual Meeting or the merger agreement is terminated by SNC because the Company has breached its representations and warranties or covenants under certain circumstances and, in each case, within 12 months after the merger agreement was terminated, the Company consummates any acquisition proposal including the transfer of 50% or more of its assets or equity interests (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph);

•	the merger agreement is terminated by SNC because of:

•	the failure by our Board of Directors or any committee thereof to reject within 10 business days after the receipt thereof or shall have approved or publicly recommended any acquisition proposal;

•	our entry into any (A) letter of intent, memorandum of understanding or agreement in principle with respect to an acquisition proposal or (B) any alternative acquisition agreement;

•
the commencement of a tender or exchange offer relating to our securities, and our failure to send to our security holders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that our Board of Directors recommends rejection of such tender or exchange offer;

•	certain breaches by us of our non-solicitation obligations; or

•	a change in our Board's recommendation with respect to the merger or the Board of Directors' failure to affirm its recommendation with respect to the merger; or

•	the merger agreement is terminated by the Company to enter into an agreement with respect to a superior proposal.

Market Price of the Shares of Company Stock (Page 61).

The closing sale price of a share of our common stock on the OTCBB on October 20, 2008, the last trading day before we announced the execution of the merger agreement, was $0.42 per share.  The average trading price of the common stock over the one year period before October 20, 2008 was approximately $0.66 per share, with a high of $1.06 per share. On November 17, 2008, the last trading day before this proxy statement was printed, the closing price for shares of common stock on the OTCBB was $0.58 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your Company shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER PROPOSAL

Q:           Why am I receiving these materials?

A:           The Company has agreed to the acquisition of the Company under the terms of a merger agreement that is described in this proxy statement.  For the merger to occur, holders of not less than a majority of the shares of Company common stock, Series C Preferred Stock and Series D-1 Preferred Stock outstanding as of the close of business on the record date, voting as separate classes and series, must vote to approve and adopt the merger agreement.  This proxy statement contains important information about the merger and other matters to be considered at the annual meeting of Company stockholders.  The Company is sending you these materials to provide you with important information about the Annual Meeting and to help you decide whether to approve the merger.

Q:           What will I receive in the merger, if it occurs?

A:           Upon the consummation of the merger, unless you are exercising appraisal rights, you will be entitled to receive approximately $0.70 to $0.72 per share in cash, without interest, for each Company common share that you own immediately before the effective time of the merger, less any applicable withholding taxes.

Q:           What will happen to SpaceDev as a result of the merger?

A:           If the merger occurs, the Company will become a wholly owned subsidiary of Sierra Nevada Corporation.  As a result of the merger, the Company will become privately owned and Company shares will no longer be traded on the OTCBB.

Q:           When and where is the Annual Meeting?

A:           The annual meeting of the Company’s stockholders will be held at  the Star of the Sea Event Center located at 1360 N. Harbor Drive, San Diego, CA 92101  at 10:00 a.m. Pacific Standard Time, on December 15, 2008.

Q:           What matters will I vote on at the Annual Meeting?

A:           You may vote “FOR” or “AGAINST” Proposal 1 (the proposal to approve and adopt the merger agreement) or "ABSTAIN" from voting on it. Stockholders as of the close of business on the record date holding not less than a majority of the outstanding shares of each of Company common stock, Series C Preferred Stock and Series D-1 Preferred Stock, voting as separate classes and series, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger.  As a result, if you "ABSTAIN" from voting, or if you fail to vote on the proposal, or if (assuming your shares are held in “street name”) you fail to give your “street name” record holder specific voting instructions, it will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

You may vote your shares of Company common stock “FOR” all or certain nominees to be elected to the Company’s board of directors or withhold your vote.

You may vote your shares of Company common stock “FOR” or “AGAINST” ratification of the appointment of PKF, Certified Public Accountants, A Professional Corporation, as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2008, or "ABSTAIN" from voting.

Q:           How does the Company's Board of Directors recommend I vote?

A:           Our Board of Directors recommends that you vote “FOR” Proposal 1, “FOR” all nominees listed in Proposal 2, and “FOR” Proposal 3.

Q:           Why is the Company's Board of Directors recommending that I vote "FOR" the proposal to approve and adopt the merger agreement?

A:           After careful consideration, our Board of Directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, the Company and its stockholders. Our Board of Directors has unanimously approved and adopted the merger agreement and the transactions contemplated thereby.  In the course of reaching its decision to approve and adopt the merger agreement and the merger, the Company's Board of Directors consulted with the Company's financial and legal advisors and considered a number of factors.  You should read "Reasons for the Merger" beginning on page 27 for a discussion of the factors that the Board of Directors considered in deciding to recommend, and deciding to continue such recommendation of, the approval and adoption of the merger agreement.

Q:           What vote of stockholders is required to approve and adopt the merger agreement?

A:           Stockholders as of the close of business on October 20, 2008, the record date, holding not less than a majority of the outstanding shares of Company common stock, voting together as a single class, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger.  In addition, majorities of our Series C Preferred Stock and Series D-1 Preferred Stock must approve the merger.

Q:           Have some stockholders already agreed to vote to approve and adopt the merger agreement?

A:           Yes. SNC has advised us that it has obtained voting agreements and irrevocable proxies from Ms. Susan Benson (in various capacities), Space Development Institute, Fort Mason Partners, LP, PSource Structured Debt Limited,  Rockmore Investment Master Fund, Ltd., Tail Wind Advisory & Management, Ltd., Warrant Strategies Fund, LLC, and Valens Offshore SPV I, Ltd., Messrs. Sirangelo, Tibbitts, and Slansky, and certain of their respective affiliates to vote in favor of approving and adopting the merger agreement.  These voting agreements and irrevocable proxies cover, in the aggregate, 27% of our currently outstanding common shares (37% when taking into account common shares issuable upon conversion of outstanding preferred stock and exercise of outstanding stock option and warrants), all of our currently outstanding Series C Preferred Stock and 86% of our Series D-1 Preferred Stock.

Q:           Who is entitled to vote?

A:           Stockholders as of the close of business on October 20, 2008, the record date, are entitled to receive notice of, attend and vote at the Annual Meeting.  On the record date, approximately 43,528,769 shares of the Company common stock, held by approximately 500 stockholders of record, were outstanding and entitled to vote. In addition, on the record date there were approximately 248,460 shares of Company Series C Preferred Stock outstanding, all of which were held by one stockholder of record, and 1,649.0737 shares of Company Series D-1 Preferred Stock, held by six stockholders of record.  You may vote all Company shares you owned as of the record date.  You are entitled to one vote per share of Company common stock and one vote per share of Company preferred stock.

Q:           What does it mean if I get more than one proxy card?

A:           If you have shares of the Company that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Company shares are voted.

Q:           How do I vote without attending the Annual Meeting?

A:           If you are a registered stockholder (that is, if you hold Company shares in certificated form), you may submit your proxy and vote your Company shares by returning the enclosed proxy card, properly marked, signed and dated, in the postage-paid envelope provided.

If you hold your Company shares through a broker, bank or other nominee (that is, in "street name"), you should follow the separate voting instructions, if any, provided to you by the broker, bank or other nominee along with the proxy statement.

If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the merger agreement.

Q:           How do I vote in person at the Annual Meeting?

A:           If you are a registered stockholder, you may attend the Annual Meeting and vote your Company shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed.  If you want to do that, please bring proof of identification with you.  Even if you plan to attend the meeting, we recommend that you vote your Company shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold your Company shares through a broker, bank or other nominee, you may vote those Company shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the Company shares. To do this, you should contact your nominee.

Q:           What is a quorum?

A:           A quorum of the holders of the outstanding shares of Company capital stock entitled to vote at the meeting must be present for the Annual Meeting to be held.  A quorum is present if the holders of a majority of the shares of Company capital stock entitled to vote at the Annual Meeting is present at the meeting, either in person or represented by proxy.  Abstentions are counted as present for the purpose of determining whether a quorum is present.  When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

Q:           If my Company shares are held in "street name" by my broker, bank or other nominee, will my nominee vote my Company shares for me?

A:           You need to provide instructions to your broker, bank or other nominee on how to vote.  You should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your Company shares.  Without those instructions, your Company common shares will probably be voted “FOR” all nominees listed on Proposal 2 and “FOR” Proposal 3, but the shares would not be voted as to Proposal 1 (the merger agreement proposal).  The practical effect of such a “broker non-vote” as to Proposal 1 is the same as a vote “AGAINST” the approval and adoption of the merger agreement.

Q:           How are votes as to the merger agreement proposal counted?

A:           For the proposal relating to the approval and adoption of the merger agreement, you may vote "FOR," "AGAINST" or "ABSTAIN."  Abstentions will not count as votes cast on the proposal relating to approval and adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present.  Stockholders as of the close of business on the record date holding not less than a majority of the outstanding shares of each of Company common stock, Series C Preferred Stock and Series D-1 Preferred Stock, voting as separate classes and series, must vote "FOR" the approval and adoption of the merger agreement for us to complete the merger.  If you do not vote or do not instruct your broker, bank or other nominee how to vote, or if you "ABSTAIN" from voting, it will have the same effect as voting "AGAINST" the approval and adoption of the merger agreement.

If you sign and return your proxy card without indicating your vote, your Company shares will be voted "FOR" the approval and adoption of the merger agreement.

A broker non-vote generally occurs when a broker, bank or other nominee holding Company shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the Company shares.  Broker non-votes will not count as votes cast on a proposal or for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote "AGAINST" the approval and adoption of the merger agreement.

Q:           Can I change my vote?

A:           You can revoke or change your proxy at any time before it is voted at the Annual Meeting, except as otherwise described below. If you are the registered stockholder (that is, you hold your Company shares in certificated form), you can revoke or change your proxy before it is voted by:

•	filing a notice of revocation, that is dated a later date than your proxy, with the Company's Secretary;

•	submitting a duly executed proxy card bearing a later date;

•	submitting a new proxy at a later time, but not later than 11:59 p.m. Pacific Time on December 14, 2008, or the day before the meeting date, if the Annual Meeting is adjourned or postponed; or

•	voting in person at an Annual Meeting (simply attending the Annual Meeting will not constitute revocation of a proxy).

If your Company shares are held in "street name," you should follow the instructions of your broker, bank or other nominee in order to revoke or change your proxy.

Q:           Is it important for me to vote?

A:           Yes, we cannot complete the merger without the affirmative vote of holders of not less than a majority of the shares of Company common stock outstanding as of the close of business on the record date, voting together as a single class.  Your failure to vote will have the same effect as votes "AGAINST" the approval and adoption of the merger agreement, since the merger agreement requires the affirmative vote of holders of not less than a majority of the outstanding shares of Company common stock.

Q:           Do I have the right to seek appraisal of the “fair cash value” of my shares of common stock if the merger is completed?

A:           Yes. But, if you wish to exercise your appraisal rights, you must not vote in favor of adoption of the merger agreement and approval of the merger, and you must strictly follow all of the other requirements under Section 262 of the Delaware General Corporation Law, or the DGCL, governing appraisal rights. If you comply with these requirements, you will have the right to receive the “fair cash value” of your shares, as determined under the DGCL, instead of the consideration provided in the merger agreement. The amount you will receive if you exercise your appraisal rights may be less than, equal to or more than the amount that you would otherwise receive under the merger agreement. See “Appraisal Rights” beginning on page 58 and Annex C hereto.

Q:           Who will bear the cost of this solicitation?

A:           The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company.  On October 29, 2008, the Company engaged The Proxy Advisory Group, LLC as a proxy solicitor (see below).  Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor.  The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of Company shares held of record by others.

Q:           Will a professional proxy solicitor be used?

A:           Yes. The Company has engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies for the Annual Meeting, and the Company estimates that it will pay them a fee of approximately $10,000, and will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation.

Q:  Whom does the Board of Directors recommend that I appoint as proxy holders?

A:           The Board of Directors asks you to appoint Messrs. Sirangelo and Slansky as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by the Board of Directors.

Unless you otherwise indicate on the proxy card, you also authorize your proxy holders to vote your shares on any matters not known by the Board of Directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for action at the Annual Meeting.

Q:           Should I send in my share certificates now?

A:           No. Assuming the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your share certificates to the paying agent, shortly thereafter, in order to receive the merger consideration, without interest.  You should use the letter of transmittal to exchange the Company share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY CARD.

Q:           Do any of the Company's directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:           Yes. In considering the recommendation of the Board of Directors with respect to the merger agreement, you should be aware that the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally.  See "Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 38.

Q:           Is the merger contingent upon SNC and Merger Sub obtaining financing?

A:           No. The consummation of the merger is not contingent upon SNC and Merger Sub obtaining financing.  It is estimated that the total amount of funds necessary to consummate the merger and related transactions will be approximately $38 million.  SNC's and Merger Sub's funding will come from bank financing for which SNC has obtained a commitment letter and, to the extent available, the unrestricted cash of SNC and the Company.

Q:           When is the merger expected to be completed?

A:           In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.  Our current expectation is that the merger will be completed promptly after the Annual Meeting, if the stockholders approve Proposal 1 at the Annual Meeting.

Q:           Who can help answer my other questions?

A:           If you have more questions about the Annual Meeting or the merger, you should contact our proxy solicitor, The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017, Attention:  William Poudrier, or by telephone at (888) 337-7699 or (888) 33-PROXY, or by email at bill.poudrier@proxyadvisory.net.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions.  Forward-looking statements include statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts.  There are forward-looking statements throughout this proxy statement, including, among others, under the headings "SUMMARY," "THE MERGER AGREEMENT," "Opinion of Cowen and Company, LLC" and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions.  You should be aware that forward-looking statements involve known and unknown risks and uncertainties.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized or, even if realized, that they will have the expected effects on the business or operations of the Company.  These forward-looking statements speak only as of the date on which the statements were made, and except as may be otherwise required by law we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.  The forward-looking statements contained in this proxy statement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve predictions of future Company performance, and are thus dependent on a number of factors including, without limitation, assumptions and data that may be imprecise or incorrect.  Forward-looking statements are subject to risks and uncertainties including, without limitation the factors and matters contained in this proxy statement and the following:

•	general global and local economic and political conditions;

•	government spending levels and priorities with respect to space products, particularly under a new Presidential administration;

•
competitive conditions, including entries into lines of business of the Company by new or existing competitors, who may possess resources equal to or greater than those of the Company, or the effect of Company competitors being acquired by larger and stronger organizations;

•	the impact of product performance or failure on other products and business lines of the Company;

•	effects of war or terrorism;

•	the financial well-being and commercial success of key customers, development partners and suppliers;

•	the performance by third parties upon whom the Company relies for the provision of goods or services;

•	changes in the situation of SNC or SNC’s bank lenders which might result in unavailability of SNC's debt financing in support of the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason;

•
the effects on the Company’s business of the announcement of the merger agreement and the pendency of the merger, including as to the Company's ability to retain employees and as to relationships with current and potential future customers;

•	the effects on the Company’s business of the merger agreement’s requirement that, until the closing of the merger, the Company generally not engage in any material activity without SNC’s consent;

•	the risk of litigation in connection with the proposed merger;

•	risks related to management’s attention having been diverted from ongoing business operations, and continuing to be so diverted, as a result of needing to attend to matters related to the merger; and

•
such other factors as are described in greater detail in the Company's filings with the SEC, including, without limitation, the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, filed March 28, 2008 and the Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2008, filed May 12, 2008, June 30, 2008, filed August 14, 2008, and September 30, 2008, filed November 13, 2008, the Executive Employment agreements entered into on December 20, 2005 and filed on Form 8-K with the SEC December 24, 2005 and the Executive Employment amendments entered into on April 21, 2008 and filed on Form 8-K with the SEC April 23, 2008.

THE MERGER AGREEMENT – MATERIAL ASPECTS

The following is a description of the material aspects of the Sierra Nevada Corporation and SpaceDev, Inc. merger and related transactions. The following description may not contain all of the information that is important to you. You should read this entire proxy statement, and the other documents we refer to herein, carefully for a more complete understanding of the merger and the related transactions.

General Description of the Merger

On October 20, 2008, SpaceDev, Inc., Sierra Nevada Corporation and Merger Sub entered into a merger agreement providing for the acquisition of the outstanding shares and other equity of SpaceDev by Sierra Nevada.  Subject to the terms and conditions of the merger agreement, SpaceDev will become a wholly-owned subsidiary of Sierra Nevada.

 In the merger, SpaceDev stockholders will be entitled to receive approximately $0.70 to $0.72 per share in cash, without interest for each share of SpaceDev common stock they own as of the effective time of the merger.  SpaceDev common stock is traded on the OTCBB under the trading symbol “SPDV.OB.”  On October 20, 2008, the date of the Merger agreement, SpaceDev common stock closed at $0.42 per share.  On November 7, 2008, the last trading day before the date of this proxy statement, SpaceDev common stock closed at $0.59 per share.

Background of the Merger

In 2007, Sierra Nevada acquired MicroSat Systems, which competes with some SpaceDev product lines.  Sierra Nevada, as a prime contractor, and MicroSat Systems, as its subcontractor, together were actively pursuing an industry satellite program solicitation by a company called ORBCOMM.  SpaceDev was also pursuing this opportunity by providing certain systems to other industry prime contractors pursuing the program, including a team lead by OHB Technology AG, a strategic investor and partner of SpaceDev, and Orbital Sciences Inc.

•
On December 10, 2007, at the suggestion of a business partner involved in the ORBCOMM matter, Mr. Sirangelo, CEO of SpaceDev, emailed Mr. Fatih Ozmen, CEO of Sierra Nevada, to initiate general discussions regarding ways in which Sierra Nevada and SpaceDev might work together on an ORBCOMM solicitation and other similar activities.

•	On January 7, 2008, Mr. Ozmen and Mr. Sirangelo had a meeting in Denver to have a general discussion concerning their mutual companies and the ORBCOMM solicitation.

•
On January 18, 2008, the SpaceDev Board of Directors met in a special strategic planning meeting.  The Board met with members of SpaceDev’s senior management to discuss SpaceDev’s position in the emerging space market and the perceived direction of and trends in that market, the perceived threats and challenges associated with SpaceDev’s position in the market and the potential opportunities to grow and expand such position. These discussions involved a general review of the various long-range strategic alternatives available to SpaceDev, including exploring opportunities for business combinations.  The board of directors instructed SpaceDev’s senior management to explore potential strategic alternatives for SpaceDev. The Board supported and encouraged management to explore the hiring of an external financial advisory firm with significant aerospace credentials to support future discussions that might be held.

•
On January 25, 2008, Mr. Sirangelo met with Mr. Ozmen at the Sierra Nevada headquarters in Sparks, Nevada (near Reno).  During the meeting Sierra Nevada presented a general corporate overview and there was a continued general discussion concerning how a working relationship regarding aerospace programs might be created.

•
On February 5, 2008, Messrs. Sirangelo and Ozmen conducted a teleconference during which it was decided that as a next step, Sierra Nevada would send a representative to conduct a visit with SpaceDev at SpaceDev’s Colorado facility.

•
On February 13, 2008, Sierra Nevada’s representative and Mr. Sirangelo met at SpaceDev’s Colorado facility.  During this visit they discussed how Sierra Nevada and SpaceDev might work together and traded mutual corporate presentations.

•
On February 22, 2008, Messrs. Sirangelo and Ozmen met at Sierra Nevada’s corporate headquarters in Sparks, Nevada.  Mr. Sirangelo presented a corporate overview to Mr. Ozmen and spoke in further detail concerning SpaceDev’s manufacturing abilities, the products that they may have relevant to the ORBCOMM solicitation and the products that SpaceDev had relevant to the small satellite and propulsion businesses.  Mr. Ozmen discussed Sierra Nevada’s various product areas, the recent acquisition of MicroSat Systems and Sierra Nevada’s general plans in space activities, along with its history of expansion.

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On March 13, 2008, Sierra Nevada’s representative and Mr. Sirangelo met in Washington, DC at the Sierra Nevada office.  The primary discussions centered around the future of small satellites, the ORBCOMM solicitation, the relationship between OHB Technology AG and SpaceDev and the variety of methods and opportunities for SpaceDev and Sierra Nevada to work together.  Sierra Nevada’s representative indicated that Mr. Ozmen might want to discuss a potential strategic relationship between the companies and indicated that he would be contacting Mr. Sirangelo.

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On March 19, 2008, Mr. Ozmen, Mr. Sirangelo and Ms. Eren Ozmen, the CFO of Sierra Nevada, met at the Sierra Nevada headquarters in Sparks.  During this meeting, the parties continued discussions regarding how SpaceDev might be involved with the manufacture of small satellites for Sierra Nevada and how SpaceDev might provide antennas and deployable structures to Sierra Nevada.  Mr. Sirangelo and Mr. Ozmen also discussed how SpaceDev and Sierra Nevada might work together within the consolidating and competitive environment of the emerging space industry. Mr. Ozmen inquired whether SpaceDev might also be interested in a more significant relationship.  Mr. Sirangelo indicated that it would be a discussion that he would need to have with the SpaceDev Board but that it might be worthwhile to continue to try to outline what form a potential transaction might take.  Mr. Ozmen asked for information on SpaceDev and Mr. Sirangelo indicated he would put together a more detailed package of SpaceDev’s public information and forward a mutual non-disclosure agreement.

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On March 26, 2008, Messrs. Ozmen and Sirangelo held a conference call during which Mr. Ozmen indicated that he and his team were examining potential strategic alternatives for consideration by SpaceDev.  Mr. Ozmen also indicated that he was planning to be in the San Diego area and wanted to come by to visit SpaceDev.

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On March 27, 2008, the SpaceDev Board met for its regularly scheduled quarterly Board meeting.  During this meeting, the Board engaged in an extensive discussion of the various strategic alternatives for SpaceDev.  The Board discussed the alternatives that SpaceDev might pursue in order to thrive in the current space and business environment.  It reviewed the ongoing consolidation within the small satellite marketplace and the recent acquisitions of all the primary competitive small satellite companies by larger companies, and considered the business risks which this posed for the Company.  The Board discussed the possibility of various types of directions and transactions.  As part of this it reviewed the initial discussions that had been held by management with Sierra Nevada.

Mr. Sirangelo and Mr. Richard Slansky, SpaceDev’s President and Chief Financial Officer, informed the Board of the preliminary discussions that they were having with several financial advisory firms.  The intent of the discussions was to evaluate the possibility of engaging one of the firms to provide expert financial, industry and investment banking advice to the management team and the Board in connection with these activities.   It was the conclusion of the Board that management should continue to pursue and investigate these various strategic alternatives to determine whether a favorable alternative to status quo was available, and should continue efforts to identify and engage a financial advisory firm to provide expert guidance in the process. The Board directed management to keep the Board abreast of all activities and developments in this area, on a going-forward basis.

Mr. Sirangelo and Mr. Slansky met with Cowen later that day to discuss Cowen becoming SpaceDev’s financial advisor.

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Also on March 27, 2008, Mr. Ozmen met in SpaceDev’s office in Poway, California (near San Diego) with Mr. Sirangelo, where Mr. Sirangelo indicated that the Board would be open to entertaining a strategic relationship proposal from Sierra Nevada.  Mr. Sirangelo also indicated that he would like to simultaneously pursue a path for the companies to potentially enter into a contractual relationship around providing manufacturing and systems to Sierra Nevada for the ORBCOMM program, regardless of whether a strategic relationship was consummated.  Mr. Ozmen agreed and indicated that both alternatives may, at this point, be of interest to Sierra Nevada.

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On April 3, 2008, Messrs. Sirangelo and Slansky had a meeting with Cowen to discuss strategic alternatives, industry outlook and the various discussions with potential partners that were known to SpaceDev.

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On April 4, 2008, Mr. Ozmen, Ms. Ozmen and Mr. Sirangelo met at Sierra Nevada’s Sparks headquarters to continue the dual discussions around a potential strategic and/or contracting relationship and to further discussions regarding the potential manufacturing relationship.  The principals of Sierra Nevada indicated that they might be interested in making a proposal to acquire the outstanding equity of SpaceDev.  The parties discussed the considerations in this action, SpaceDev’s position and requirements as a public company and Sierra Nevada’s past successful history in merging and consolidating companies.

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On April 10, 2008, Messrs. Ozmen and Sirangelo had a telephone conference to discuss what information Sierra Nevada might be interested in examining and the internal steps that it was going through to evaluate SpaceDev.  They agreed to have a status check sometime the following week to see if this preliminary evaluation was completed.

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On April 18, 2008, Mr. Ozmen called Mr. Sirangelo and indicated that he was going to provide a non-binding letter stating Sierra Nevada’s general interest sometime the following week following the signing of a mutual Non-Disclosure Agreement.

Also on April 18, 2008, Cowen entered into an engagement letter agreement with the Company for the provision of financial advisory services in connection with possible strategic transactions.

•	On April 20, 2008, Mr. Sirangelo provided Mr. Ozmen with an expanded Non-Disclosure Agreement for Sierra Nevada’s signature.

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On April 21, 2008, Sierra Nevada delivered the executed Non-Disclosure Agreement to Mr. Sirangelo.  Mr. Ozmen, by e-mail, then delivered a letter to Mr. Sirangelo explaining the value of a potential business combination between Sierra Nevada and SpaceDev and how the transaction could be completed, including by way of a stock-for-cash transaction. It outlined, in non-binding terms, the general parameters of a potential transaction, including a gross acquisition price of $40 million.  The parties discussed that this was before any diligence and before consideration of preferred stock retirement requirements and certain deductions.

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On April 27, 2008, Mr. Sirangelo in an e-mail to Mr. Ozmen indicated that he was planning to discuss the offer internally and would respond back in due time.  He also inquired into Mr. Ozmen’s availability to join a future informational SpaceDev board meeting to introduce himself and Sierra Nevada to the Board and its advisors.  On April 28, 2008, Mr. Ozmen indicated that he would be willing to join the SpaceDev Board meeting telephone conference call.

•	On May 1, 2008, Mr. Ozmen provided a full Sierra Nevada corporate presentation to Mr. Sirangelo for distribution to SpaceDev’s Board members and advisors.

•	On May 1, 2008 and May 2, 2008, SpaceDev’s management met with Cowen to further their diligence, discussions and to conduct more in-depth meetings with SpaceDev management.

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On May 2, 2008, SpaceDev held an informational teleconference of the Board of Directors to provide background material to the Board in preparation for the formal Board meeting to be held May 8, 2008 and to provide an update on strategic alternatives available to SpaceDev.  The Board discussed each alternative at length, including the alternative of taking no action.  Management provided an interim update on the activities of Cowen, which had included contacting several targeted aerospace companies to determine if there was strategic interest in SpaceDev.  During the meeting, Mr. Ozmen was invited to join the SpaceDev Board conference call and provided a detailed overview of Sierra Nevada, its interest in SpaceDev and of the details of the letter it provided to Mr. Sirangelo on April 21, 2008.  The Board members had the opportunity to ask Mr. Ozmen questions and to be introduced to and better understand Sierra Nevada.  After Mr. Ozmen departed the call, the Board continued the discussions and recommended that Mr. Sirangelo continue to hold discussions and explain the benefits of SpaceDev to Sierra Nevada, and to continue to work with Cowen to find and/or develop transactions which would be more favorable.

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On May 6, 2008, Messrs. Sirangelo and Ozmen had a telephone conference to discuss the Sierra Nevada letter, the presentation made to the Board and various aspects of SpaceDev’s financial and company assets.   This included the SpaceDev’s tax loss carry-forwards and state tax credits.  Mr. Sirangelo asked if Sierra Nevada might be interested in making a significant equity investment in SpaceDev, as opposed to a 100% acquisition.  Mr. Ozmen responded that Sierra Nevada had no equity partners in any of its businesses, and therefore had no interest in a non-100% acquisition.  The parties also had a thorough discussion regarding Mr. Sirangelo’s assertion that the gross proposed price, for a complete buyout, would not be strong enough to be considered favorably by SpaceDev’s Board and stockholders given that certain deductions and payments would need to occur.  Mr. Sirangelo further outlined what he believed the potential synergies between the companies might be, including but not limited to:  SpaceDev’s high quality employee base, its research efforts and other assets and how all these could be of significant long-term value to Sierra Nevada.  The parties then proceeded to discuss and negotiate around these items.

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On May 7, 2008, Mr. Ozmen and Ms. Ozmen contacted Messrs. Sirangelo and Slansky to discuss, in detail, various aspects of SpaceDev’s financials and to further negotiate the acquisition proposal from Sierra Nevada.

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On May 7, 2008, Mr. Sirangelo, in a phone call and in an e-mail, provided Sierra Nevada under the NDA, details around SpaceDev’s new nanosatellite program.  Mr. Ozmen and Ms. Ozmen contacted Mr. Sirangelo to further negotiate the transaction and to inform Mr. Sirangelo that SNC had in fact won the ORBCOMM contract.  Mr. Ozmen indicated that absent an equity purchase transaction with SpaceDev, SNC would likely build up its own space capacity in order to perform satellite bus manufacturing on the ORBCOMM contract.

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On May 8, 2008, Mr. Ozmen sent an updated, nonbinding general letter of interest, expressing Sierra Nevada’s interest in pursuing a transaction with SpaceDev and increasing the proposed gross acquisition price to $44 million.  The parties discussed that this was before any diligence and before consideration of preferred stock retirement requirements and certain deductions.

•
On May 8, 2008, SpaceDev held its regularly scheduled Board of Directors meeting.  In addition to normal business, the Board held a thorough discussion of various strategic alternatives available to SpaceDev.  Cowen presented a financial analysis of SpaceDev, the emerging space market and SpaceDev’s current position in the market.  This discussion included a preliminary financial analysis, an overview of strategic alternatives (including the alternative of taking no action), a review of these alternatives (including contacts which Cowen had made) and Cowen’s preliminary conclusions with respect to the alternatives.  This review was based upon Cowen’s observations, industry knowledge and aerospace and defense experience.  The Board then began a review and discussion of Sierra Nevada and its general letter of interest.  After a detailed and thorough discussion, the Board unanimously authorized management to enter into formal negotiations with Sierra Nevada toward a definitive agreement with pricing along the lines of the submitted May 8 general letter of interest while continuing to explore viable alternatives and that management be authorized and directed to take any and all prudent actions to implement the intent of the Board.

•
On May 9, 2008, in a telephone conversation with Mr. Ozmen, Mr. Sirangelo indicated the result of the Board Meeting and it was decided to move forward to start the legal and financial due diligence and to begin the discussions of the legal documentation needed for the transaction and of the determination of what the net purchase price would be.

•
On May 10, 2008, Mr. Sirangelo in an e-mail, sent the Company’s draft Form 10-Q and financial press release (under NDA) to Sierra Nevada and provided an overview of the information, as well as the link to the SEC website for review of publicly available information.

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On May 17, 2008, Ms. Ozmen and other SNC personnel visited with Messrs. Sirangelo and Slansky in SpaceDev’s Colorado facility.  In addition to a tour of the facility and corporate presentations, the main purpose of the meeting was to hold preliminary discussions around the expected financial, legal and administrative due diligence, schedules and information requests.

•	On May 19, 2008, the Company established an extensive “data room” containing documents responsive to Sierra Nevada’s due diligence requests and SNC created an FTP site on May 20, 2008.

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On May 19, 2008 and May 20, 2008, Mr. Ozmen, Ms. Ozmen and Mr. Sirangelo held conversations regarding the process to complete all mutual diligence and the steps required to obtain alignment on the major issues.  Also, Mr. Sirangelo provided SpaceDev’s recent press releases to SNC and discussed these announcements.

•	On May 20, 2008, a first draft of a definitive merger agreement was provided by SpaceDev’s legal counsel to SNC and its legal counsel.

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On May 21, 2008 through May 26, 2008, Messrs. Sirangelo and Ozmen communicated numerous times about developing a contractual relationship for antenna sub-systems around SNC’s ORBCOMM project.  Mr. Ozmen asked for formal information on SpaceDev’s products. Messrs. Sirangelo and Ozmen discussed SpaceDev’s antenna products and how they might be used as part of SNC’s client proposals.  On May 26, 2008, Messrs. Sirangelo and Ozmen had an in person meeting in Washington, D.C. to further discuss the ORBCOMM program related work and if there was any other way for the two companies to collaborate.

•	On June 6, 2008 through June 9, 2008, Mr. Slansky communicated with various SNC representatives to discuss and answer questions regarding preliminary financial information provided by SpaceDev.

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On June 6, 2008, the SpaceDev Board of Directors met in a special meeting attended also by outside counsel and Cowen.  Management proceeded to update the Board on the status of discussions and negotiations with Sierra Nevada, including some of the key financial and business issues that had arisen.  Mr. Sirangelo stated that the “data room” had been established and an initial draft of a definitive merger agreement had been exchanged, identifying legal, structural and financial issues to negotiate and that discussions were on-going.  Management reiterated that many business or legal issues had not been negotiated and that there were likely to be several issues to be resolved with Sierra Nevada.  The Board discussed issues relating to the acquisition of a public company by a closely held private company, which were becoming obstacles to a potential transaction.   The Board directed management to continue to negotiate the transaction.  Mr. Sirangelo also cautioned the Board that the transaction may not happen.  The Board also reviewed the search for alternative business and strategic relationships and combinations and encouraged management to continue this effort.

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On June 12, 2008 and June 13, 2008, Messrs. Sirangelo and Ozmen communicated several times regarding the due diligence information provided by SpaceDev.  Sierra Nevada’s preliminary feedback regarding the data was discussed, as well as the negotiation schedule.

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On June 17, 2008 and June 19, 2008, Messrs. Sirangelo, Slansky, Ozmen and their legal and financial representatives had a series of teleconferences and discussions to review due diligence.  In addition, they began negotiations on the draft of the merger agreement.  In view of the required preferred stock repayment and the payment of fairness opinion fees for the transaction, the parties agreed on a deduction of $1.5 million from the gross purchase.  The parties agreed that additional future discussions would be needed to settle the remaining deductions. The parties also collectively decided on a schedule for legal matters, reviewed SpaceDev’s tax credits, current ownership structure, option and warrants structure and other matters.

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On July 1, 2008 and July 2, 2008, Messrs. Sirangelo and Ozmen and their various representatives had extensive discussions regarding the financial and corporate information provided by SpaceDev and also planned for site visits by Sierra Nevada representatives to the SpaceDev facilities in Colorado and Poway for operational reviews and analysis.

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On July 7, 2008, Sierra Nevada representatives met with senior members of SpaceDev’s operations team to discuss questions relating to equipment, facilities, program management and informational systems in Colorado.

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On July 8, 2008, Messrs. Sirangelo and Slansky met with Mr. and Ms. Ozmen in Sparks, Nevada to continue to negotiate the merger agreements.  The parties were not able to conclude their negotiations by the end of the session.  Messrs. Sirangelo and Ozmen agreed that since the Ozmen’s would be unavailable for most the month of July and early August due to an extended pre-planned vacation, the parties should attempt to renew discussions the following month.

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On July 11, 2008, a special meeting of SpaceDev’s Board of Directors was held.  Also in attendance was SpaceDev’s corporate counsel.   Management then provided the Board with an update on the potential Sierra Nevada transaction.  It was noted that SpaceDev had provided all the due diligence information that had been requested to date and had developed a draft definitive merger agreement.  Management further explained that there were still several deal issues, which could make or break the deal.  Mr. Sirangelo believed that the Sierra Nevada principals wanted to conclude the transaction and stated that they remained interested in SpaceDev.  This was the first public company that Sierra Nevada had attempted to acquire.  In typical public company acquisitions, there is no holdback or indemnification to help ameliorate issues which the buyer identifies post-closing.  This was a challenge for Sierra Nevada.  Also, the way certain of SpaceDev’s options and warrants were drafted and structured, did not allow for a certainty that they would terminate upon a merger, and SpaceDev could not be certain that it could procure termination agreements with 100% of the holders. Sierra Nevada considered this to be troubling The Board also reviewed the search for alternative business and strategic relationships and combinations and encouraged management to continue this effort.

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On August 8, 2008, Mr. Ozmen sent an e-mail indicating that while Sierra Nevada was still committed to working a transaction with SpaceDev, there was still concern about certain stockholder issues and there was not a clear path to resolve the issue.  He suggested a further teleconference to occur when he returned to the United States later in August.

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On August 10, 2008 and August 11, 2008, Messrs. Sirangelo and Ozmen spoke on brief teleconferences during which they reviewed the status of the transaction, the status of due diligence, the major issues still to be resolved and the activities that would be necessary to complete any transaction.  There was no major progress made on outstanding issues.  The parties did agree to meet in person.

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On August 12, 2008, Messrs. Sirangelo and Slansky met with Mr. and Ms. Ozmen.  Also in attendance in person and by phone were each company’s legal advisors.   The parties attempted to review again the variety of issues surrounding a potential transaction.  Each company’s attorney indicated that some progress had been made on a definitive agreement but not on the major issues, particularly SNC’s need to ensure retirement of all SpaceDev derivative securities and the consequences if they were not.  The parties again went through all elements of SpaceDev’s ownership and several follow-up due diligence requests were made.  The meeting adjourned without any resolution of the matters at hand.

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On August 26, 2008 and August 27, 2008, the parties attempted to resolve the outstanding issue of warrants and options.  Sierra Nevada  presented the additional stipulation of creating cashout offers to option holders and warrant holders to prevent derivative securities from surviving the merger and to achieve other corporate objectives.

•
On September 3, 2008 and September 4, 2008, Messrs. Sirangelo and Ozmen held discussions to attempt to negotiate the remaining outstanding issues related to stock ownership, options and warrants.  After considerable dialogue, they came to a mutual resolution which involved the Company seeking agreements to retire all options and warrants before the closing, with failure to achieve retirements at the 100% level to result in a purchase price reduction but not necessarily a failure to satisfy a closing condition.  They both undertook to speak to their respective attorneys about their understandings and to have these final changes reflected in a revised draft merger agreement.

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During the week of September 5, 2008, SpaceDev Directors considered the proposed merger agreement draft and other supporting documents.  Mr. Sirangelo held in-person or teleconference meetings with each of the SpaceDev Board members to answer any questions, discuss the transaction, and highlight the new changes made to the draft merger agreement.

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On September 12, 2008, the SpaceDev Board of Directors met in an extended special meeting and discussed all aspects of the potential Sierra Nevada transaction.  This included the agreements, the nature of the transactions, the resolutions that had enabled the final issues to be resolved, the status of SpaceDev and other strategic discussions SpaceDev had had.  The Board also received an extensive briefing from Cowen, including a financial analysis of the transaction and the industry.  Cowen also discussed and presented its opinion that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of shares of the Company common stock pursuant to the draft merger agreement dated September 5, 2008 was fair, from a financial point of view, to such holders. The Cowen opinion was reviewed, discussed and accepted by the Board.  At the end of this meeting, the Board unanimously passed a resolution approving the merger agreement.

•
On September 11, 2008 and September 12, 2008, Messrs. Sirangelo and Ozmen and Ms. Ozmen communicated about the SpaceDev Board meeting and the next steps in the transaction process toward an actual signing of a merger agreement, including several additional “pre-signing conditions” that SNC required.

•	On September 16, 2008, the SpaceDev executive team made a trip to Sierra Nevada’s headquarters to begin familiarization discussions.

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On September 21, 2008, Mr. Sirangelo and Mr. Ozmen traded emails regarding the contents of the draft disclosure schedule related to the representations and warranties SpaceDev was making in the merger agreement.  Mr. Ozmen also indicated that SNC had not completed its due diligence and that such investigation needed to be completed before the signing of an agreement.

•	On September 22, 2008, Mr. Sirangelo provided Mr. and Ms. Ozmen further information requested during the September 21 communications.

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On September 25, 2008, Mr. Ozmen indicated that SNC was updating its internal valuation and assumptions based upon the most recent due diligence and external market conditions (i.e., the worldwide financial and credit markets downturn) and expressed that they would need to update their assessment of the initial valuation proposition.  Mr. Ozmen asked for additional financial due diligence regarding programs and backlogs.

•	On September 26, 2008, Mr. Sirangelo provided to Mr. Ozmen and Ms. Ozmen by email copies of data to assist in their assessment of their initial valuation.

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On September 29, SpaceDev provided Mr. and Ms. Ozmen additional due diligence information and requested a meeting to discuss the process.  The two companies’ financial teams also had an extensive meeting with the Company’s tax accountants to review and discuss previous tax returns and tax credits.

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On September 30, 2008, Mr. Ozmen and Mr. Sirangelo spoke regarding the due diligence provided and also discussed several major programs.  Also, Mr. Sirangelo and Ms. Ozmen also communicated about setting up a follow-up meeting and agreed to meet in person the next day.  Ms. Ozmen provided a detailed explanation of their analysis, requested additional financial due diligence and set an agenda for the next meeting.

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On October 1, 2008, Mr. Sirangelo and Mr. Slansky met in person with Ms. Ozmen at the SNC headquarters in Sparks.  The parties had an extensive discussion regarding the information provided by the Company in response to Sierra Nevada’s additional due diligence requests, the complete overall SNC assessment of the Company’s current and future expected financial position and the potential value of the integrated companies.  The parties also discussed at length the external market and global financial crisis and environment.  Ms. Ozmen indicated that because of their assessment of all of the above, SNC would not be able to maintain its previous valuation model and indicated that they would be providing a revised offer position to the Company.   Ms. Ozmen also asked for additional financial due diligence to finish their analysis.  Also later on this date, Mr. Slansky responded to the diligence request from Ms. Ozmen.

•	On October 2, 2008, Mr. Ozmen and Mr. Sirangelo communicated about the previous day’s session and discussed SNC developing position and set up a future discussion.

•	On October 3, 2008, the SpaceDev Board of Directors held an informational meeting to discuss the status of the SNC transaction and to review in detail the issues which had been raised by SNC.

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On October 4, 2008, Mr. Sirangelo and Mr. Ozmen spoke by telephone to discuss the transaction and SNC’s revised valuation range.  Mr. Ozmen proposed a 15% price reduction and asked that the Company consider it seriously.  Mr. Sirangelo presented the Company’s point of view regarding the recent SNC assessment and financial market conditions.  The parties were not in alignment and Mr. Sirangelo indicated that he would provide to SNC additional financial data.

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On October 5, 2008, Mr. Sirangelo provided in an email the financial due diligence referenced in the October 4 discussions and counter-offered that the merger price should be reduced by 5% to address the new market and financial conditions.

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On October 6, 2008, Mr. Ozmen, by email, requested due diligence.  Later that day, Mr. Sirangelo provided  updated due diligence information.  Later that day, Ms. Ozmen requested additional financial due diligence data and sent an email with further explanation of SNC’s financial evaluation of the Company, SNC’s banking situation and the general concerns that SNC had.  Later that day, Mr. Sirangelo provided SNC with the requested data in the requested financial template.

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On October 7, 2008, Mr. Ozmen, in an email, provided feedback on the data provided the previous day and asked a series of additional questions regarding the data.  He expressed that SNC would be seeking a greater reduction in the valuation than the Company had counter-offered, explained SNC’s analysis and requested a discussion to see if a compromise could be obtained.

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On October 8, 2008, Mr. Sirangelo and Ms. Ozmen had an extensive discussion regarding the financial terms of the transaction. After considerable dialogue and compromise, they agreed upon a valuation which was approximately between the two starting positions, and the two parties discussed the process and information needed to get to a signing.

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On October 9, 2008, Mr. Sirangelo sent an email to Mr. and Ms. Ozmen with his understanding of the previous day’s discussion.  Later this day, Ms. Ozmen responded confirming agreement on the merger consideration and requesting two additional changes to the merger agreement (introducing the appraisal rights closing condition and the employee bonus plan pre-closing covenant).

•	On October 10, 2008, Mr. Sirangelo informed Mr. and Ms. Ozmen of the death of SpaceDev founder James W. Benson.

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On October 10, 2008, the SpaceDev Board met and discussed SNC’s requested changes from the merger agreement version which the Board had approved on September 12.  The Board agreed to hold a formal meeting to approve or disapprove the transaction upon the completion of diligence by SNC, the final drafting of the merger agreement and any update to the fairness opinion draft as being undertaken by Cowen. Cowen made a preliminary observation that it appeared that the evaluations of comparable companies and transactions had declined in the current financial market’s turmoil, proportionately more than SNC’s proposed acquisition price had declined.

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Between October 11 and 17, 2008, the SpaceDev team lead by Mr. Slansky and SNC financial and legal teams had multiple conversations and correspondence needed to conduct the activities necessary to finish the merger agreement and supporting documents that would support its signing and public announcement.  During this time, SpaceDev provided a considerable amount of additional due diligence materials as requested and SNC provided SpaceDev with an updated financing letter confirming the availability of funds post the US banking and financial markets problems.

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On October 17, Mr. Slansky, Mr. Sirangelo and the Company’s and SNC’s lawyers conducted a final review meeting during which it was mutually agreed that all major pre-signing conditions from both sides had been met and the signing of the merger agreement would occur on October 20 pending final approvals from SpaceDev’s and SNC’s boards and that between this meeting and the morning of October 20, all remaining document changes would be completed.

•
On October 20, 2008, the SpaceDev Board met in a formal session, along with outside counsel and Cowen, during which they discussed all aspects of the Sierra Nevada transaction.  This included the updated merger agreement, the nature of the transactions, the compromises that had enabled the final issues to be resolved and the status of SpaceDev.  Management noted that none of the potential alternative business combinations had matured.  The Board also received an extensive updated briefing from Cowen, including a detailed review of their financial analysis of the transaction and the industry.  Cowen also presented its opinion that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Cowen opinion was reviewed, discussed and then accepted by the Board. Outside counsel reviewed with the Board their fiduciary duties under Delaware law. At the end of this session, the Board unanimously approved the merger agreement, determined it to be advisable and fair, and directed that it be presented for stockholders’ consideration at the Annual Meeting.

•	On October 20, 2008, SNC’s and Merger Sub’s Boards of Directors approved the merger agreement.

•	On October 20, 2008, SpaceDev, Sierra Nevada and Merger Sub executed and delivered the merger agreement.

Other Relevant Discussions

Starting in 2007 and extending intermittently into early 2008, SpaceDev held discussions with Company A, a publically traded aerospace company, with the intention of exploring a merger between the companies with SpaceDev being the surviving entity.  In addition to seeing the synergies of providing complementary products, the companies together would likely experience a significant reduction in operating costs with the elimination of one set of costs associated with being a public company.  The companies entered into a mutual NDA and multiple meetings occurred between the companies with inconclusive results.  In addition to this, during this time Company A experienced a significant change in its business, unrelated to SpaceDev, which caused Company A to withdraw from further discussions.

Starting in the first quarter of 2008 and extending into the third quarter of 2008, SpaceDev held discussions with Company B, a privately held space products company who expressed an interest in a potential acquisition by and merger with SpaceDev, resulting in Company B’s owner becoming the largest shareholder in SpaceDev and SpaceDev continuing as a public company. The companies had multiple meetings, exchanged NDA’s and financial information and attempted to develop a letter of intent.  Discussions were held, preliminary analysis was conducted by Cowen and briefings conducted with the SpaceDev Board.  After several negotiations, the parties were unable to agree upon valuation, structure and other key elements and ended negotiations.

Starting in first quarter of 2008, SpaceDev entered into preliminary talks with Company C, a private company that would have represented an expansion of SpaceDev’s primary product lines, about an acquisition of Company C by SpaceDev.  After a series of preliminary meetings, the exchange of NDAs and preliminary information, the partner owners of Company C decided in the second quarter of 2008 that they were not interested in selling or merging their business at this time.

During the first and second quarters of 2008, SpaceDev held discussions with Company D, an international mid-tier aerospace company with significant knowledge of SpaceDev and its operations.  Company D expressed an interest in potentially providing an acquisition proposal to SpaceDev.  The Companies exchanged mutually non-disclosure agreements and Company D submitted a series of information diligence requests to supplement the publicly available information on SpaceDev, which were provided.  Executive management of the companies met on multiple occasions.  Company D indicated that it was unable to provide an offer with any premium to SpaceDev’s market value because of limited cost synergies and international considerations and also indicated that any offer would have significant financing contingencies and other conditions.  After several attempts to negotiate without result, discussions were mutually terminated.

Beginning in late 2007, SpaceDev held discussions with Company E, an international aerospace company with operations in U.S.  These discussions were suspended but, with assistance from Cowen, were resumed in the second quarter of 2008, and continued through the beginning of the fourth quarter. The companies exchanged NDA’s and had significant discussions at the executive management level to discuss a potential merger of assets with SpaceDev being the surviving company and Company E owning a majority of the business.  Company E’s U.S. business was a larger business than SpaceDev and the two companies exchanged substantial information, explored multiple business variations and attempted to develop an acceptable draft MOU and business plan.  After consideration, Company E was determined that it would unable to continue discussions for the foreseeable future due to international ownership concerns, recent financial changes in Company E’s other business operations, financing considerations and concerns with the costs and exposures associated with being a US public company.

During the second quarter of 2008, Cowen, at the direction of the Board of Directors of SpaceDev, contacted Companies F, G and H, all significant aerospace companies with a direct knowledge of and interest in SpaceDev and/or its business sectors. Additionally, these companies had not previously been contacted by Cowen with respect to a potential transaction with SpaceDev.  Cowen had previous contacts with each of the companies and as a result was able to approach each company at a senior executive level.  The purpose of the contacts was to determine if there would be an interest in obtaining information regarding SpaceDev for the purpose of exploring a potential strategic or acquisition relationship.  None of the three companies expressed a desire to enter into discussions.

In the second quarter of 2008, SpaceDev also conducted preliminary conversations with Company I, a major aerospace company with whom SpaceDev has business dealings, to determine if there would be any interest in a more substantive strategic relationship.  Preliminary discussions were held at a senior executive level which resulted in additional joint business activities but there was no interest in expanding into equity arrangements.

In the third quarter of 2008 and continuing into the beginning of the fourth quarter, SpaceDev, at the introduction of Cowen, also conducted preliminary conversations with Company J, a mid-tier aerospace company, to determine if there would be any desire in providing an alternative acquisition proposal.  Preliminary discussions were held at a senior executive level but there was no interest in expanding into any more substantive arrangements at this time primarily due to incompatible strategic directions.

Reasons for the Merger

After careful consideration, the Company's Board of Directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of the Company and its stockholders.  In the course of reaching its decision to approve and adopt the merger agreement and the merger, SpaceDev's Board of Directors consulted with its financial and legal advisors and considered a number of factors that the Board of Directors believed supported its decision, including the following:

•
the fact that the merger price represents a substantial premium over the Company’s recent stock price on the OTCBB; the $0.68 to $0.72 per share price range envisioned by the Board represented a premium of approximately 52% to 61% over the volume weighted average closing sale price of the Company common stock for the 30 trading days before October 20, 2008, the date the merger agreement was approved and signed.   (At the time of the Board meeting, it was understood that the low end of the price range would be $0.68 per share based on a possible merger agreement "closing adjustment" of up to $2 million if not all stock options and warrants were terminated or surrendered at the time of the merger . Subsequently, we arranged for enough terminations and surrenders to reduce the maximum possible closing adjustment amount to $250,000.  Therefore, even when one now takes into account the estimated costs to defend the merger-related lawsuits which were filed against the Company after October 20, we believe the low end of the projected range for the per-common-share merger consideration can now be considered to be $0.70 per share.);

•
the difficulty of the path to achieving a higher stock price and market capitalization, due to the thin, illiquid market for the Company’s stock, the likelihood that selling pressure for major stockholders would put considerable ongoing downward pressure on the stock price over the foreseeable future, and inability of major good news (such as the announcement of the Company’s contract with Scaled Composites for SpaceShipTwo work) to cause a significant or sustained stock price increase;

•
the fact that the merger consideration is all cash, so that the transaction allows the Company's stockholders to realize fair value, in cash, for their investment, provides such stockholders certainty of value for their shares and removes the stockholders' exposure to the risks inherent in continuing to operate as a publicly traded company;

•
the belief of the Board of Directors that the merger likely would be completed by SNC if approved by the Company's stockholders based on, among other things, the absence of a financing condition and Sierra Nevada’s long history of closing transactions;

•
 the fact that the terms of the merger agreement provide for a 45 day "window shop" period from October 20, 2008 through December 4, 2008, during which the Company may receive and respond to alternative acquisition proposals subject to the terms of the merger agreement;

•
the results of the numerous market tests conducted by the Company and the belief of the Board of Directors that, in exploring a merger of the Company, it was preferable to negotiate on a confidential basis directly with a finite number of strategic companies rather than to conduct a public "auction" of the Company before signing a definitive transaction agreement  because the uncertainties such a process would create in the minds of the Company’s current and prospective customers and employees would be highly detrimental to the Company’s business;

•
the financial analyses and information reviewed with the Board of Directors by the Company's financial advisor, Cowen, in connection with the proposed merger (see "Background of the Merger" beginning on page 18 and "Opinion of Cowen and Company, LLC" beginning on page 31);

•
the opinion dated October 20, 2008, of Cowen delivered to the Board of Directors to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of shares of the Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.  The full text of the Cowen opinion dated October 20, 2008, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Cowen in rendering its opinion, is attached to this proxy statement as Annex B.  The Company and its Board of Directors encourage stockholders to read the Cowen opinion carefully and in its entirety, as well as the section below entitled "Opinion of Cowen and Company, LLC " beginning on page 31;

•
the right of the Company to terminate the merger agreement in order to accept a superior proposal, subject to paying a termination fee of $1.5 million, which represented only about 4% of the acquisition amount;

•
the understanding of the Board of Directors, after consultation with its advisors, that the size of the termination fee payable in order for the Company to accept a superior proposal, in the event that the merger agreement is terminated under certain circumstances, is reasonable and customary in light of the benefits of the merger, commercial practice and transactions of this size and nature;

•
the fact that completion of the merger is subject to approval by our stockholders and the right of our Board of Directors, under certain circumstances specified in the merger agreement, to change its recommendation that our stockholders vote in favor of the approval and adoption of the merger agreement, subject to SNC's right to terminate the merger agreement and receive a termination fee;

•
the business risk inherent in continuing the Company’s operations on a standalone basis, including the anticipating continuing difficulty in obtaining significant traction with customers for high-dollar, mission-critical projects in light of the Company’s relatively small size, the diseconomies of scale related to the Company’s relatively small size and its public-company status, and the uncertain future for the funding of government space programs in light of overall budget deficits, the 2008 global financial crisis, the continued need, for the foreseeable future, for defense budget allocations to favor the needs of the ongoing war;

•
the uncertain outlook for US government funding of space projects in light of the upcoming change in government, the fact that space was not a featured part of either Presidential candidate’s platform, and recent announcements by the US government of the delaying or cancellations of several major space programs;

•	the difficulty of obtaining a desirable larger scale (i.e., doubling or tripling in size) either by growing operations organically or by finding a suitable acquisition target;

•	the potential alternative stockholder value that could be expected to be generated from the various strategic alternatives available to the Company, including the alternative of remaining independent;

•
the belief of the Board of Directors that the sale of the Company at this transaction price was more favorable to stockholders than the other strategic alternatives available to the Company and its stockholders;

•	the commitment made by SNC to recognize continuing employees’ service time with the Company; and

•
the other terms and conditions of the merger agreement as reviewed by our Board of Directors (see "THE MERGER AGREEMENT-MATERIAL ASPECTS" beginning on page 18) and the fact that they were the product of extensive arm's-length negotiations between the parties.

In addition, the Company's Board of Directors believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the Board of Directors to represent effectively the interests of the Company's stockholders.  These procedural safeguards include the following:

•
the fact that the terms of the merger agreement provide for a "window shop" period from October 20, 2008 through December 4, 2008, during which the Company may receive unsolicited alternative acquisition proposals;

•	the fact that the Company is permitted under certain circumstances to terminate the merger agreement in order to accept a superior proposal, subject to payment of a termination fee.

•
the fact that completion of the merger is subject to approval by our stockholders and the right of our Board of Directors, under certain circumstances specified in the merger agreement, to change its recommendation that our stockholders vote in favor of the approval and adoption of the merger agreement, subject to SNC's right to terminate the merger agreement and receive a termination fee; and

•	the fact that none of our directors or officers is affiliated with SNC.

The Company's Board of Directors also considered, and balanced against the potential benefits, a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•
the fact that the Company's stockholders will lose the opportunity to participate in any future earnings or growth of the Company and will not benefit from any future appreciation in value of the Company;

•	the fact that the price being paid for each Company share in the merger is below the historical price levels of the Company common stock, and below the 52-week high stock price;

•	the fact that the merger agreement was entered into without a public auction;

•
the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk that the merger might not be completed in a timely manner;

•
the customary restrictions on the conduct of the Company's business before the completion of the merger, which among other things require the Company to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that the merger agreement does not contain a “go shop” provision; and

•
the possibility that the $1.5 million termination fee payable by the Company under specified circumstances and the right of SNC to match the terms of any competing proposal may discourage a competing proposal to acquire the Company from emerging.

In addition, the Board of Directors was aware of and considered the interests that our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in "Interests of the Company's Directors and Executive Officers in the Merger" beginning on page 38.

The foregoing discussion summarizes the material factors considered by the Company's Board of Directors in its consideration of the SNC merger and in its recommendation in favor of the SNC merger agreement and the merger.  The preceding discussion of the information and factors considered by the Company’s Board of Directors is not, and is not intended to be, exhaustive.  In view of the wide variety of factors it considered, the Company's Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors.  In addition, individual members of our Board of Directors may have assigned different weights to various factors.  The Company's Board of Directors unanimously approved and adopted, and recommends, the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of the Company's Board of Directors

After careful consideration, the Company's Board of Directors, by unanimous vote:

•
has determined that the merger agreement and the merger, upon the terms and conditions set forth in the merger agreement, are advisable and fair to, and in the best interests of, the Company and its stockholders;

•	has approved and adopted the merger agreement; and;

•	recommends that the Company's stockholders vote "FOR" the approval and adoption of the merger agreement.

Opinion of Cowen and Company, LLC

Pursuant to an engagement letter dated April 18, 2008 and amended as of October 16, 2008, SpaceDev retained Cowen to render an opinion to the board of directors of SpaceDev as to the fairness, from a financial point of view, to the holders of SpaceDev common stock of the consideration to be received by such holders in the merger.

On October 20, 2008, Cowen delivered certain of its written analyses and its oral opinion to the SpaceDev board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions, qualifications and limitations set forth therein, as of October 20, 2008, the consideration to be received by the holders of SpaceDev common stock in the merger was fair, from a financial point of view, to such.

The full text of the written opinion of Cowen, dated October 20, 2008, is attached as Annex B and is incorporated herein by reference.  Holders of SpaceDev common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen.  The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion.  Cowen’s analyses and opinion were prepared for and addressed to the SpaceDev board and are directed only to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of SpaceDev common stock, and do not constitute an opinion as to the merits of the merger, as to the consideration to be received by any holder of SpaceDev securities other than SpaceDev common stock, or a recommendation to any stockholder as to how to vote on the proposed merger.  The consideration to be received in the merger was determined through negotiations between SpaceDev and Sierra Nevada and not pursuant to recommendations of Cowen.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the merger agreement dated October 10, 2008, which was the most recent draft made available to Cowen;

•	certain publicly available financial and other information for SpaceDev and certain other relevant financial and operating data furnished to Cowen by the management of SpaceDev;

•	certain internal financial analyses, financial forecasts, reports and other information concerning SpaceDev, referred to as the Company Forecasts, prepared by the management of SpaceDev;

•
discussions Cowen had with certain members of the management of SpaceDev concerning the historical and current business operations, financial condition and prospects of SpaceDev and such other matters Cowen deemed relevant;

•	the reported price and trading histories of the shares of SpaceDev Common Stock as compared to the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	based on the Company Forecasts, the cash flows generated by SpaceDev on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with SpaceDev’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by SpaceDev or which was publicly available.  Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information.  Cowen relied upon, without independent verifications, the assessment of SpaceDev management as to the existing products and services of SpaceDev and the viability of, and risks associated with, the future products and services of SpaceDev.  In addition, Cowen did not, nor assumed any obligation to, conduct any physical inspection of the properties or facilities of SpaceDev.  Cowen further relied upon SpaceDev’s representation that all information provided to it by SpaceDev was accurate and complete in all material respects.  Cowen, with SpaceDev’s consent, assumed that the Company Forecasts provided to Cowen were reasonably prepared by the management of SpaceDev, and reflected the best available estimates and good faith judgments of such management as to the future performance of SpaceDev.  Management of SpaceDev confirmed to Cowen, and Cowen assumed, with SpaceDev’s consent, that the financial forecasts utilized in Cowen’s analyses with respect to SpaceDev provided a reasonable basis for its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of SpaceDev, nor was Cowen furnished with these materials.  In addition, Cowen did not evaluate the solvency or fair value of SpaceDev under any state or federal laws relating to bankruptcy, insolvency or similar matters.  With respect to all legal matters relating to SpaceDev, Cowen relied on the advice of legal counsel to SpaceDev.  Cowen’s opinion addressed only the fairness of the consideration, from a financial point of view, to be received by holders of SpaceDev common stock in the merger.  Cowen expressed no view as to any other aspect or implication of the merger agreement or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise.  Without limiting the generality of the foregoing, Cowen’s opinion does not address the conversion, redemption or repurchase of SpaceDev’s Series D-1 Preferred Stock or any consideration to be paid to holders of SpaceDev’s outstanding stock options or warrants pursuant to the merger agreement, and assumes that all outstanding shares of SpaceDev’s Series C Cumulative Convertible Preferred Stock have been converted into shares of SpaceDev Common Stock in accordance with their terms as described to Cowen by SpaceDev.  Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion.  It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof.  Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen before rendering its opinion.  Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Cowen’s opinion does not constitute a recommendation to any stockholder as to how the stockholder should vote on the proposed merger or to take any other action in connection with the merger or otherwise.  Cowen’s opinion is limited to the fairness, from a financial point of view, of the consideration received in the merger by the holders of SpaceDev common stock.  Cowen expresses no opinion as to the underlying business reasons that may support the decision of the SpaceDev board to approve, or SpaceDev’s decision to consummate, the merger.  Cowen’s opinion does not address the fairness of the amount or the nature of any compensation to any of SpaceDev’s officers, directors or employees, or any class of such persons, relative to the consideration to be offered to the public stockholders of SpaceDev.

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion.  Some of the summaries of financial analyses include information presented in tabular format.  In order to fully understand the financial analyses, the tables must be read together with the text of each summary.  The tables alone do not constitute a complete description of the financial analyses.  Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.  Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of SpaceDev the assumptions on which such analyses were based and other factors, including the historical and projected financial results of SpaceDev.

Analysis of Premiums Paid in Selected Transactions.  Cowen reviewed the premium of the offer price over the trading prices one week and four weeks before the announcement date of 316 acquisitions and mergers in the high technology and aerospace and defense industries, referred to as the Industry Transactions, announced between January 1, 2004 and October 17, 2008 with transaction values between $25 million and $150 million.

The following table presents the premium of the offer prices over the trading prices one week and four weeks before the announcement date for the Industry Transactions and the implied stock prices for SpaceDev resulting from application of the premiums.  The information in the table is based on the closing stock prices of SpaceDev stock one week and four weeks before October 17, 2008.
	One Week		Four Weeks
Premiums Paid to Stock Price:	Median	Mean	Median	Mean
Industry Transactions	26.1%	43.8%	26.5%	47.9%
Implied SpaceDev Stock Price:
One week spot price ($0.40)	$0.50	$0.58	-	-
Four week spot price ($0.51)	-	-	$0.65	$0.75

Analysis of Selected Transactions.  Cowen reviewed the financial terms, to the extent publicly available, of 24 transactions, referred to as the Precedent Transactions, involving the acquisition of companies in the aerospace and defense industry, which were announced or completed from January 31, 2001 through July 15, 2008.  These transactions were:

Target	Acquirer
Saab Space AB	RUAG Holding AG
Radyne Corporation	Comtech Telecommunications Corp.
CSA Engineering Inc.	Moog Inc.
Surrey Satellite Technology Limited	EADS Astrium
Gilat Satellite Networks Ltd.	Investor Group
MacDonald, Dettwiler and Associates Ltd. – Information Systems and Geospatial Services operations	Alliant Techsystems Inc.
Alliance Spacesystems, LLC	MacDonald, Dettwiler and Associates Ltd.
AeroAstro, Inc.	Radyne Corporation
Andrew Corporation	CommScope, Inc.
Lyman Bros., Inc, – GlobalSat division	Globecomm Systems Inc.
Swales Aerospace	Alliant Techsystems Inc.
Cobham plc – Precision Antennas Ltd. subsidiary	Andrew Corporation
The Boeing Company – Rocketdyne Propulsion and Power business	United Technologies Corporation
Space Imaging LLC	GeoEye, Inc. (f/k/a ORBIMAGE Holdings Inc.)
PSI Group	Alliant Techsystems Inc.
CMC Electronics Inc. – Cincinnati Electronics	L-3 Communications Holdings, Inc.
Eastman Kodak Company – Remote Sensing Systems business	ITT Industries, Inc.
Mission Research Corporation	Alliant Techsystems Inc.
Sequa Corporation – Atlantic Research Corporation subsidiary	GenCorp Inc. (Aerojet-General Corporation subsidiary)
General Dynamics Corporation – Ordnance and Tactical Systems, Space Propulsion and Fire Support business	GenCorp Inc. (Aerojet-General Corporation subsidiary)
TRW Inc.	Northrop Grumman Corporation
Earth Satellite Corporation	MacDonald, Dettwiler and Associates Ltd.
GenCorp Inc. (Aerojet-General Corporation subsidiary) – Electronics and Information Systems business	Northrop Grumman Corporation
Alcoa Inc. – Thiokol Propulsion business	Alliant Techsystems Inc.

Cowen reviewed enterprise value paid in the Precedent Transactions as a multiple of latest reported twelve month, or LTM, revenues and earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA.  Enterprise value is the market capitalization of common stock plus total debt less cash and equivalents.

The following table presents, for the periods indicated, the multiples implied by the ratios of enterprise value to LTM revenues and EBITDA.   Information shown for the Precedent Transactions includes multiples both for all Precedent Transactions, shown in the median total and mean total columns, and for Precedent Transactions with transaction values less than $150 million.  The information in the table with respect to the multiples implied by the merger is based on a merger consideration of $0.72 per share and an adjusted merger consideration of $0.68.  The adjusted merger consideration assumes the deduction of the maximum $2.0 million closing adjustment under the merger agreement.  Cowen relied upon SpaceDev management’s assumptions and estimates in deriving the per share merger consideration and adjusted merger consideration amounts.

	Precedent Transactions				SpaceDev
	Median Total	Mean Total	Median <$150 mm	Mean <$150 mm	Multiple implied by merger consideration	Multiple implied by adjusted merger consideration
Enterprise value as a multiple of:
LTM revenue	1.2x	1.3x	1.0x	1.1x	0.9x	0.8x
LTM EBITDA	10.1x	10.9x	8.4x	8.4x	18.5x	17.3x

The following table presents LTM EBITDA margins for the targets in the Precedent Transactions and for SpaceDev.

	Precedent Transactions
	Median Total	Mean Total	Median <$150 mm	Mean <$150 mm	SpaceDev
LTM EBITDA margin:	12.4%	14.3%	12.1%	12.1%	4.8%

Although the Precedent Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to SpaceDev.  Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or SpaceDev to which they are being compared.

Analysis of Selected Publicly Traded Companies.  To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for SpaceDev to the corresponding financial data and ratios of certain other companies, referred to as the Selected Companies, whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of SpaceDev.  These companies were:

Alliant Techsystems Inc.

Applied Signal Technology, Inc.

Argon ST, Inc.

Integral Systems, Inc.

Orbital Sciences Corporation

COM DEV International Ltd.

MacDonald, Dettwiler and Associates Ltd.

The data and ratios included the enterprise value of the Selected Companies as multiples of LTM and estimated calendar year 2008 revenues and EBITDA, as available from Wall Street analyst research reports.

The following table presents, for the periods indicated, the multiples implied by the ratios of enterprise value to LTM and estimated calendar year 2008 revenues and LTM and estimated calendar year 2008 EBITDA.  The information in the table with respect to the multiples implied by the merger is based on a merger consideration of $0.72 per share and adjusted merger consideration of $0.68 per share.  The adjusted merger consideration assumes the deduction of the maximum $2.0 million closing adjustment under the merger agreement.  Cowen relied upon SpaceDev management’s assumptions and estimates in deriving the per share merger consideration and adjusted merger consideration amounts.

	Selected Companies				SpaceDev
	Low	Median	Mean	High	Multiple implied by merger consideration	Multiple implied by adjusted merger consideration
Enterprise value as a multiple of:
LTM revenue	0.8x	1.0x	1.1x	2.0x	0.9x	0.8x
LTM EBITDA	5.6x	9.0x	8.9x	10.8x	18.5x	17.3x
CY08E revenue	0.9x	1.1x	1.1x	1.9x	0.8x	0.8x
CY08E EBITDA	7.5x	9.3x	9.2x	11.8x	14.1x	13.2x

The following table presents LTM and estimated calendar year 2008 EBITDA margins for the Selected Companies and for SpaceDev.

	Selected Companies
	Median	Mean	SpaceDev
EBITDA margins:
LTM	11.9%	12.7%	4.8%
CY08E	12.2%	12.2%	5.8%

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to SpaceDev.  Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies or SpaceDev to which they are being compared.

Historical Stock Trading Analysis.  Cowen analyzed the closing prices of SpaceDev common stock over various periods ending October 17, 2008.  The table below illustrates the stock prices for those periods and the premium or discount implied by the merger consideration and the adjusted merger consideration to the historical stock price or average closing prices.   Cowen used for this analysis a merger consideration of $0.72 per share and an adjusted merger consideration of $0.68 per share.  The adjusted merger consideration assumes the deduction of the maximum $2.0 million closing adjustment under the merger agreement.  Cowen relied upon SpaceDev management’s assumptions and estimates in deriving the per share merger consideration and adjusted merger consideration amounts.

		Implied Premium/(Discount)
	Stock Price	Merger consideration	Adjusted merger consideration
October 17, 2008	$0.40	79.6%	69.4%

Historical Prices
Trading Days Prior:
1 Day	$0.42	71.1%	61.3%
20 Days	0.51	40.9%	32.9%
30 Days	0.60	19.8%	12.9%
60 Days	0.52	37.9%	30.1%
90 Days	0.60	19.8%	12.9%
180 Days	0.70	2.6%	(3.2%)

52-Week High	0.95	(24.4%)	(28.7%)
52-Week Low	0.40	79.6%	69.4%

Historical Average Prices
Trading Days Prior:
30 Days	$0.49	47.0%	38.7%
60 Days	0.52	38.8%	30.9%
90 Days	0.55	30.5%	23.1%
180 Days	0.61	17.2%	10.5%
52-Week	0.68	6.3%	0.0%

Discounted Cash Flow Analysis.  Cowen estimated a range of values for SpaceDev common stock based upon the discounted present value of the projected after-tax cash flows of SpaceDev provided by management of SpaceDev for the fiscal years ended 2008 through 2012, and of the terminal value of SpaceDev at December 31, 2012, based upon multiples of EBITDA.  After tax cash flow was calculated by taking projected earnings before interest expense and income taxes and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization.  This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of SpaceDev.  In performing this analysis, Cowen utilized discount rates ranging from 20% to 30%.  Cowen considered a number of factors in choosing this range, including the estimated industry weighted average cost of capital.  Cowen utilized terminal multiples of EBITDA ranging from 7.0x to 8.0x; this range of multiples represented the general range of multiples of EBITDA for the Selected Companies.

Utilizing this methodology, the implied per share equity value of SpaceDev common stock ranged from $0.69 to $1.01 per share.

Leveraged Buyout Analysis.  Cowen estimated a range of values for SpaceDev common stock that a financial buyer could potentially pay to acquire SpaceDev, assuming target internal rates of return in excess of 30% and terminal multiples of 7.0x-8.0x estimated 2012 EBITDA.  This analysis was based upon certain assumptions described by, projections supplied by and discussions held with, the management of SpaceDev.  The leveraged buyout analysis indicated a implied price per share range of SpaceDev common stock between $0.54-$0.57 per share.

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen.  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the SpaceDev board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion.  In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of SpaceDev.  These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.  In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold.  Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors.  None of SpaceDev, Cowen or any other person assumes responsibility if future results are materially different from those projected.  The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the SpaceDev board in making its decision to enter into the merger agreement and should not be considered as determinative of such decision.

Cowen was selected by the SpaceDev board to render an opinion to the SpaceDev board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  Cowen is providing financial services for SpaceDev for which it will receive customary fees.  In addition, in the ordinary course of its business, Cowen and its affiliates trade the equity securities of SpaceDev for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities.  Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to SpaceDev, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received and may in the future receive fees for the rendering of such services.  The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to the Cowen engagement letter, if the merger is consummated, Cowen will be entitled to receive a transaction fee. SpaceDev has also agreed to pay a fee to Cowen for rendering its opinion, which fee shall be credited against any transaction fee paid.  Additionally, SpaceDev has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws.  The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm’s length between SpaceDev and Cowen, and the SpaceDev board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Certain Effects of the Merger

If the merger agreement is approved and adopted by the Company's stockholders, and certain other conditions to the closing of the merger are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation.  As such, as provided under Delaware General Corporation Law, (1) all the property, real and personal, including causes of action and every other asset of each of the Company and Merger Sub will vest in the Company, as the surviving corporation; (2) the surviving corporation will possess all the rights, privileges, immunities, powers and purposes of each of the Company and Merger Sub; and (3) the surviving corporation will assume and be liable for all the liabilities, obligations and penalties of each of the Company and Merger Sub.

At the effective time of the merger, SNC will become the sole owner of the Company and its business.  Therefore, current stockholders of the Company will cease to have direct or indirect ownership interests in the Company or rights as the Company stockholders, will not participate in any future earnings or growth of the Company, will not benefit from any appreciation in value of the Company, and will not bear the future risks of the Company's operations.

Following completion of the merger, the Company common stock will be delisted from the OTCBB and deregistered under the Exchange Act.  As a result, the Company will be a privately held corporation, and there will be no public market for Company shares.  This will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to the Company.  After the effective time of the merger, the Company will also no longer be required to file periodic reports with the SEC on account of Company shares.

At the effective time of the merger, the directors of the Company immediately before the effective date of the merger will submit their resignations, to be effective as of the effective date of the merger.  Immediately after the effective time of the merger, the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation.  The officers of the Company immediately before the effective date of the merger will be the initial officers of the surviving corporation, each to hold office in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Financing by SNC of Merger and Related Transactions

The total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $38 million plus certain additional expenditures, consisting of:

•	retirement of all Series C Preferred Stock in exchange for approximately $2.9 million in cash;

•	retirement of all Series D-1 Preferred Stock in exchange for approximately $1.7 million in cash;

•
contractual satisfaction of all the issued and outstanding stock options for cash equal to $0.10 per option share or, if higher, the option spread (merger consideration minus exercise price) per option share, amounting to approximately $1.1 million in the aggregate;

•
contractual satisfaction of certain issued and outstanding warrants for cash equal to the warrant spread (merger price minus exercise price) per warrant share or (if so required by the terms of the warrants) for the Black-Scholes value of the warrants, amounting to approximately $300,000 in the aggregate;

•	investment banking and legal fees of approximately $1.5 million to $2.0 million in cash; and,

•
based upon the above assumptions approximately $32 million for the Company's common stock pursuant to the merger agreement, resulting in a calculated merger consideration of approximately $0.70 to $0.72 per share.

These payments are expected to be funded by debt financing to be provided by a bank syndicate led by Bank of America and to the extent available, the unrestricted cash of SNC and of SpaceDev.  SNC has provided to the Company a recent Bank of America commitment letter with regard to such debt financing.

Interests of the Company's Directors and Executive Officers in the Merger

In considering the recommendation of the Board of Directors to vote "FOR" the approval and adoption of the merger agreement, the Company's stockholders should be aware that members of the Company's Board of Directors and the Company's executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company's stockholders generally.  The independent members of the Board of Directors were aware of these interests and potential conflicts and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be approved and adopted.

Stock Options and Other Equity-Based Awards.  Pursuant to the Company's equity incentive plans and Board of Directors decision, the vesting of all theretofore unvested Company stock options held by persons then in the service of the Company will be accelerated as of immediately before the effective time of the merger.  The merger agreement requires that, promptly following the execution of the merger agreement, pursuant to documentation reasonably acceptable to SNC and subject to certain provisions, the Company shall offer to all holders of Company stock options and current participants in the Employee Stock Purchase Plan that in return for such person’s agreement to terminate immediately at the effective time of the merger all Company stock options and rights to purchase shares of Company common stock under the Employee Stock Purchase Plan, such person shall be entitled to receive promptly following the effective time of the merger cash in the following amounts (less applicable tax withholdings):

•
With respect to shares subject to each unexercised Company stock option held by such person immediately before the effective time of the merger (irrespective of vesting restrictions other than as set forth below), the greater of (A) $0.10 per share, or (B) the excess of the common stock merger consideration per share over the exercise price per share under such Company stock option; and

•	With respect to participants in the Employee Stock Purchase Plan, the product of:

o
the participant’s contributions to the Employee Stock Purchase Plan during the current offering period through the last business day before the effective time of the merger divided by 95% of the Company’s closing ask stock price on the OTCBB on August 1, 2008, multiplied by

o	the common stock merger consideration per share.

Each person desiring to accept this program must do so with respect to all Company stock options and ESPP rights held by such person.

No payments shall be made under this program with respect to Company stock options or ESPP rights that expire or terminate before the effective time of the merger.  For example, while the vesting status of Company stock options generally will be disregarded for purposes of calculating the cash entitlement under this program, to the extent that a holder is unable to exercise shares under any Company stock option outstanding immediately before the effective time of the merger as a result of the cessation of such holder’s service to the Company (or the Company’s subsidiaries) before the effective time of the merger, such holder shall not be entitled to receive a cash payment under this program with respect to any such option shares which were unvested as of the day service ceased.

Under this agreement, Mr. Sirangelo, our Chairman and Chief Executive Officer would receive approximately $290,000, assuming a $0.72 per share merger price.  Of his 2,900,000 stock options, 1,000,000 would (if the merger did not occur) be unvested as of the time of the merger. 1,900,000 would be out-of-the-money at a $0.72 per share stock price, and the remaining 1,000,000 would be in-the-money by less than $0.10 per option share.

Mr. Slansky, our President and Chief Financial Officer, would receive approximately $308,800 under this program, assuming a $0.72 per share merger price.  Of his 2,725,000 stock options, 600,000 would (if the merger did not occur) be unvested as of the time for the merger, 2,395,000 would be out-of-the-money at a $0.72 per share stock price, and 330,000 would be in-the-money by less than $0.10 per option share.

Our directors (other than Mr. Sirangelo and Mr. Slansky) would receive approximately $43,650 under the stock option cashout program, assuming a $0.72 per share merger price.  Of their 336,500 stock options, 125,003 would (if the merger did not occur) be unvested as of the time of the merger, 286,500 would be out-of-the-money at a $0.72 per share stock price, and 50,000 would be in-the-money by less than $0.10 per option share.

The total amount payable under this program (including amounts payable to our executive officers and directors), assuming a $0.72 per share merger price, is approximately $1.1 million.

Change of Control Agreements.  Our executive officers and directors Messrs. Sirangelo and Slansky are party to employment agreements with the Company which contain change of control provisions.  Consummation of the merger would constitute a change of control for purposes of these agreements.  As described below, occurrence of a change of control results in certain severance protections taking effect, although no severance benefits are actually due unless there is a subsequent qualifying termination of employment.

Each agreement provides that, if the applicable executive officer's employment is terminated during the term of the agreement by the executive officer for good reason (as defined in the applicable agreement), then the applicable executive officer will be entitled to receive a severance payment equal to the applicable executive's annual base salary prorated for the portion of one year which remains under the employment agreement’s term.  Mr. Sirangelo’s agreement’s definition of good reason would include, after the merger, the failure of SNC to make him a chief executive officer.  Mr. Slansky’s agreement’s definition of good reason would include, after the merger, the failure of the surviving corporation to offer to continue the employment agreement for one year.

The estimated cost of severance benefits for the named executive officers in the event that, immediately following the merger, each executive officer's employment is terminated by SNC, is $330,000 for Mr. Sirangelo and $240,000 for Mr. Slansky or in the event that, immediately following the merger, each executive officer's employment is terminated by him for “good reason” is $165,000 for Mr. Sirangelo and $120,000 for Mr. Slansky.

Indemnification of Directors and Officers; Directors' and Officers' Insurance.  In the merger agreement, SNC and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company and its subsidiaries as provided in our certificate of incorporation or bylaws as in effect as of June 1, 2008, or pursuant to indemnification agreements in effect as of the effective time of the merger will survive the merger and will continue in full force and effect for a period of not less than six years after the effective date of the merger unless otherwise required by law.

The surviving corporation will maintain "tail" policies to the current directors' and officers' liability insurance policies maintained on the date of the merger agreement by the Company and our subsidiaries, except that the "tail" policies will not have aggregate premiums in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain existing policies. The "tail" policies will contain terms reasonably comparable to the current coverage and will be effective for six years after the effective date of the merger with respect to claims arising from facts or events that existed or occurred within the two years before or at the effective time of the merger. If equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 200% of the aggregate annual amounts currently paid by the Company, the Company will only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 200% of such amount.

Material U.S. Federal Income Tax Consequences

The following is a general discussion of the material U.S. federal income tax consequences of the merger to "U.S. holders" (as defined below) of our shares whose shares are converted into the right to receive cash in the merger. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), applicable current and proposed U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of Company common shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of Company shares who are not U.S. holders may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws.

The U.S. federal income tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Company shares should consult their own tax advisors.

This discussion assumes that a U.S. holder holds shares of the Company as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, non-U.S. persons, stockholders who hold shares of the Company as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their Company shares through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger).  This discussion does not address the tax consequences of the merger to holders of Company shares who validly exercise dissenters'/appraisal rights with respect to their shares.  In addition, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders.  Holders of Company shares are urged to consult their own tax advisor to determine the particular tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for Company shares pursuant to the merger.

The receipt of cash in the merger by U.S. holders of our shares will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of Company shares will recognize gain or loss equal to the difference, if any, between:

•	the amount of cash received in exchange for such Company shares; and;

If a U.S. holder acquired different blocks of Company shares at different times or different prices, the U.S. holder must calculate its gain or loss and determine its adjusted tax basis and holding period separately with respect to each block of our shares.  If the holding period in our shares surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Capital losses are subject to limitations on deductibility for both corporate and non-corporate U.S. holders.

Information Reporting and Backup Withholding

Under the Code, a U.S. holder of Company shares may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient.  Backup withholding (currently at a rate of 28%) may also apply with respect to the amount of cash received in the merger, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder's U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory and Other Governmental Approvals

We are unaware of any material federal or state regulatory requirements or approvals required in connection with the merger.

Certain Financial Forecasts

The Company does not as a matter of course publicly disclose detailed projections as to future revenues, earnings or other results.  However, the Company provided or may provide to Sierra Nevada or interested parties in connection with the due diligence for the merger and the "window shop" process, as well as to Cowen in connection with its evaluation of the fairness of the merger consideration, certain non-public financial projections that were prepared by management for internal planning purposes and not for public disclosure and that are subjective in many respects.  This information should not be regarded as an indication that SNC, Merger Sub, the Board of Directors of SpaceDev, or any other recipient of this information considers, or does not consider, it to be a reliable prediction of future results.

Parties interested in conducting due diligence concerning the Company who sign an appropriate confidentiality agreement may be provided with financial forecasts as part of the "window shop" process.  Under the merger agreement, upon providing such information to other parties, the Company would become obligated to provide such information to Sierra Nevada to the extent it had not previously been provided.  Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to any forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with any forecast.  In preparing any forecast, our management made and/or will make certain assumptions as to the overall market for each category of products, as well as Company-specific assumptions as to marketing strategy, competitive positioning, future products, margins, research and development expenditures, selling, general and administrative expenditures and capital expenditures.

THE MERGER AGREEMENT – SUMMARY OF TERMS

The summary of the terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document.  We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been included to provide stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company, SNC, Merger Sub or their respective subsidiaries and affiliates.  The merger agreement contains representations and warranties by the Company, on the one hand, and by SNC and Merger Sub, on the other hand, made solely for the benefit of the other.  The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule delivered in connection with the signing of the merger agreement.  The disclosure schedule contains information that has been included in the Company's general prior public disclosures, as well as potential additional non-public information.  While the Company does not believe that the disclosure schedule contains information required to be publicly disclosed under the securities laws other than information that has already been so disclosed, the disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.  Moreover, certain representations and warranties in the merger agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the Company, on the one hand, and SNC and Merger Sub, on the other hand.  Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, SNC or Merger Sub at the time they were made or otherwise.  In addition, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures.

Structure of the Merger

At the effective time of the merger and in accordance with the merger agreement and the DGCL, Merger Sub, a wholly owned subsidiary of SNC, will merge with and into the Company.  As a result of the merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of SNC.  At the effective time of the merger, the certificate of incorporation of the Company will, by virtue of the merger, be amended and restated in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately before the effective date of the merger, except as otherwise provided in the merger agreement.  The bylaws of Merger Sub, as in effect immediately before the effective date of the merger, will be the bylaws of the surviving corporation.

Effective Date

The merger will become effective on the date of the filing of the certificate of merger by the Secretary of State of the State of Delaware (or such later date as is agreed to by SNC, Merger Sub and the Company and specified in the certificate of merger).  The parties will execute and file a certificate of merger with the Secretary of State of the State of Delaware (and take all other actions required under the DGCL to make the merger effective) at the effective time of the merger.

Merger Consideration

The merger agreement provides that each share of Company common stock outstanding immediately before the effective date of the merger will be cancelled and converted at the effective time of the merger into the right to receive cash, currently estimated at approximately $0.70 to $0.72 per share in cash, without interest (which we refer to as the merger consideration), less any applicable withholding taxes.  All Company shares owned by SNC, Merger Sub or the Company and all treasury shares, if any, will be cancelled and will cease to exist as of the effective date of the merger and no consideration will be delivered or deliverable in exchange for those shares.

Specifically, the total amount of cash merger consideration which will be divided among the shares of common stock outstanding as of the effective time of the merger would be $38 million minus:

•	costs or obligations in excess of $1,250,000 in connection with redemptions or repurchases of Series D-1 Preferred Stock,

•	costs or obligations in connection with the retirement of Series C Preferred Stock,

•
costs or obligations in connection with terminating or satisfying warrants, stock options and Employee Stock Purchase Plan participants (not including (1) exercise thereof in accordance with their terms (as such terms stood on the date of the merger agreement),  (2) net-exercise of in-the-money warrants and stock options consistent with the “spread” value indicated by the merger agreement per-share price, or (3) any amounts paid under SNC-approved cashout agreements),

•	costs or obligations in excess of $250,000 to the Company’s investment bankers, financial advisors, lawyers, and auditors in connection with the transaction contemplated by the merger agreement, and

•	the Closing Adjustment.

The “Closing Adjustment” means that in the event that any person has a right to acquire shares of capital stock in the surviving corporation pursuant to any Company warrant, Company stock option, the Company’s Employee Stock Purchase Plan or any other right or instrument following the effective time of the merger, which we refer to as the surviving rights, the cash payable to the Company common stockholders in the merger shall be reduced by an amount equal to the greater of (i) the product of the aggregate number of shares subject to the surviving rights multiplied by $2.00, or (ii) the product of the number of distinct holders of the surviving rights multiplied by $50,000; provided, however, that (A) in the event that there are any surviving rights, the Closing Adjustment shall not be less than $250,000, and (B) in no event shall the Closing Adjustment exceed $2,000,000.

Various holders have entered into agreements with us to terminate and surrender their derivative securities for specified cash consideration, as of immediately before the effective time of the merger.  From the $38 million base, we believe that the aggregate reductions called for by the bullet points above, other than the Closing Adjustment, will be approximately $7,108,000 to 6,358,000, and the Closing Adjustment will be in the range of $0 to $250,000.  Dividing the calculated range for the numerator figure by 43,578,769, the approximate number of common shares which we expect to be outstanding as of immediately before the effective time of the merger, results in the expected range of $0.70 to $0.72 per share.

Procedure for Receiving Merger Consideration

SNC will appoint a paying agent reasonably acceptable to the Company that will make payment of the merger consideration in exchange for certificates representing shares of the Company common stock.  At the effective time of the merger, SNC will make available to the paying agent cash necessary to pay the merger consideration.  As soon as reasonably practicable after the effective date of the merger, the paying agent will mail to the record holders of shares as of the effective date of the merger a letter of transmittal and instructions explaining how to surrender their share certificates (or, in the case of book entry shares, how to surrender such shares) to the paying agent in exchange for the merger consideration.  Upon surrender of a certificate (or book entry share) for cancellation to the paying agent or to such other agent or agents appointed by SNC, together with a duly completed and validly executed letter of transmittal and any other documents customarily required by the paying agent, the holder of such certificate (or book entry share) will be entitled to receive the merger consideration in cash, without interest, minus any withholding taxes required by law, in respect of each share represented by such certificate or each book entry share.

Stockholders should not return their share certificates with the enclosed proxy card, and they should not forward their share certificates to the paying agent without a letter of transmittal.

Treatment of Options to Acquire Company Shares and Other Equity-Based Awards

Options.  Pursuant to the various contractual agreements entered into between the Company and its option holders pursuant to the Option/ESPP Offer, immediately before the effective time of the merger all then outstanding options to acquire Company shares under the Company's 1999 and 2004 Equity Incentive Plans, and any other equity incentive plan and non-plan options of the Company, whether vested or unvested, will be cancelled and the holder of each such option will receive, at the effective time of the merger from the Company, or as soon as practicable thereafter from the surviving corporation, an amount in cash, without interest and less any required withholding taxes, equal to the product of (1) the number of Company shares previously subject to such option, multiplied by (2) the greater of (a) the excess, if any, of the common stock merger consideration over the purchase price per share previously subject to such option, or (b) $0.10 per share.

Restricted Company Shares.  All theretofore restricted Company shares will become free of restrictions as of the effective time of the merger.  All restricted Company shares outstanding immediately before the effective time of the merger will be cancelled and, except for shares as to which appraisal rights are pursued, converted at the effective time of the merger into the right to receive the merger consideration, without interest and less any applicable withholding taxes, in accordance with the terms of the merger agreement.

Employee Stock Purchase Plan.  As of the effective time of the merger, the Company's employee stock purchase plan will terminate, except that all administrative and other rights and authorities granted under the plan to the Company, the Board of Directors of the Company or any committee or designee of the Company will remain in effect and reside with the surviving corporation following the effective time of the merger.  Pursuant to the various contractual agreements entered into between the Company and its current ESPP participants pursuant to the Option/ESPP Offer, those who are currently participating will receive, for contributions through the effective time of the merger, cash equal to such contributions divided by 95% of the Company’s closing ask stock price on the OTCBB on August 1, 2008, multiplied by the common stock merger consideration per share.

Directors and Officers

The members of the Company's Board of Directors will resign as directors, effective as of the effective time of the merger.  Immediately after the effective time of the merger, the persons who were the directors of Merger Sub immediately before the effective time of the merger shall be the directors of the surviving corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the surviving corporation.  The officers of the Company immediately before the effective time of the merger shall be the initial officers of the surviving corporation, each to hold office in accordance with and subject to the certificate of incorporation and bylaws of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by Merger Sub and SNC to the Company and representations and warranties made by the Company to Merger Sub and SNC.  These representations and warranties (and the assertions embodied therein) have been made for purposes of allocating risk to one of the parties if those statements prove to be inaccurate, rather than for the purpose of establishing matters as facts, and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms.  Moreover, the representations and warranties have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement.  In general, standards of materiality or material adverse effect (defined below) may apply under the merger agreement in a way that is different from what may be viewed as material to you or other investors.  The representations and warranties were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.  Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.  Furthermore, the representations and warranties contained in the merger agreement will not survive the consummation of the merger and cannot be the basis for any claims under the merger agreement by the other parties after termination of the merger agreement.  The representations and warranties in the merger agreement and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings the Company publicly files with the SEC.  The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion in this proxy statement that they are accurate as of the date of this proxy statement.  However, we are not currently aware of any specific undisclosed facts that would constitute a breach of such representations and warranties.

The representations and warranties made by SNC and Merger Sub, each of which is subject, in some cases, to specified exceptions and qualifications, relate to, among other things:

•	their organization, good standing and corporate power to operate their properties and conduct their businesses;

•	their corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	consents and approvals of governmental entities as a result of the merger;

•	the information supplied by SNC and Merger Sub for inclusion in this proxy statement;

•	the absence of certain investigations and litigation;

•	the financing necessary for the merger; and

•	Merger Sub’s operations and prior activities.

We also make customary representations and warranties in the merger agreement, which are subject, in some cases, to specified exceptions and qualifications.  Our representations and warranties relate to, among other things:

•	our and our subsidiaries' organization, good standing and corporate power to operate our businesses;

•	our organizational documents;

•	our capitalization and ownership of certain subsidiaries;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	consents and approvals of governmental entities in order to consummate the merger;

•	certain of our SEC filings and the consolidated financial statements included in the SEC documents;

•	our compliance with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of undisclosed liabilities;

•	since March 31, 2008, our having conducted our businesses only in the ordinary course consistent with past practice in all material respects;

•	the absence of any change, condition, event or development since March 31, 2008 that would have, individually or in the aggregate, a material adverse effect on the Company;

•	this proxy statement;

•	the absence of undisclosed broker's fees;

•	our employee benefit plans;

•	labor matters;

•	the absence of certain investigations and litigation;

•	taxes;

•	our and our subsidiaries' compliance with laws;

•	our and our subsidiaries' possession of all necessary licenses, permits, consents, certificates, approvals and orders of any governmental entity necessary to conduct our respective businesses;

•	environmental matters;

•	our intellectual property;

•	our real properties and leases;

•	our personal property;

•	our material contracts;

•	our insurance policies;

•	our related party transactions;

•	receipt by our Board of Directors of a fairness opinion from Cowen and Company, LLC;

•	the required stockholder vote to approve and adopt the merger agreement and the transactions contemplated therein;

•	takeover statutes and laws; and

•	our accounts and notes receivable.

For the purposes of the merger agreement, “Company material adverse effect" means any event, change, circumstance or development that is or would reasonably be expected to:

•	prevent or materially delay the consummation by the Company of the transactions contemplated by the merger agreement; or

•	result in a materially adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.

However, any event, change, circumstance or development shall not be deemed to constitute a Company material adverse effect if it results primarily from:

•
changes in national or international economic or business conditions generally, unless such changes disproportionately affect the Company and its subsidiaries, taken as a whole, compared to companies of similar size and situation in its industry;

•	changes resulting from public disclosure of the transactions contemplated by the merger agreement or from the merger;

•	the outbreak or escalation of hostilities including acts of war and terrorism, which do not disproportionately affect the Company and its subsidiaries, taken as a whole, as so compared;

•
changes generally affecting the industries or markets in which the Company and its subsidiaries operate, which do not disproportionately affect the Company and its subsidiaries, taken as a whole, as so compared;

•	any action of the Company or any of its subsidiaries required by the merger agreement or taken at the request of SNC or Merger Sub;

•	changes in any generally accepted accounting principles, laws or regulations or interpretations thereof; or

•	disruptions in financial, banking or securities markets generally.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Business Covenant

The parties agreed in the merger agreement that, from and after the date of the merger agreement to the effective time of the merger, except (1) as expressly provided in the merger agreement, (2) as required by law, or (3) as previously disclosed to SNC:

•	the Company and its subsidiaries will conduct their operations according to their ordinary and usual course of business consistent with past practice; and;

•
the Company will, and will cause its subsidiaries to, pay its and their material obligations when due, and use commercially reasonable efforts consistent with past practice to preserve intact their present business organization and employee base and preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings, and keep in force its insurance policies (or obtain replacement or revised policies).

The parties also agreed in the merger agreement that, from and after the date of the merger agreement to the effective time of the merger, except as previously disclosed to SNC, without the prior written consent of SNC, which will not be unreasonably withheld, conditioned or delayed, the Company will not, and will cause its subsidiaries not to, among other things (subject to specified exceptions):

•	enter into any customer contract that is material in amount;

•
declare, set aside or pay any dividends on, or make any other distributions in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and other than dividends required to be accrued or paid on the Company’s Preferred Stock in accordance with the Company’s charter documents); adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than Preferred Stock);

•
issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, voting debt, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting debt, voting securities or convertible or exchangeable securities (other than (i) the issuance of common stock pursuant to the exercise of options or warrants, (ii) the issuance of common stock pursuant to the terms of the Company’s Employee Stock Purchase Plan, or (iii) the conversion of Company’s Preferred Stock in accordance with the provisions of the Company’s charter documents, in each case in the ordinary course of business consistent with past practice);

•	amend the Company’s or its subsidiaries’ charter documents;

•	acquire (i) any business organization or division thereof or (ii) any assets outside the ordinary course of business which have an aggregate value in excess of $100,000;

•
sell, lease, license, assign, pledge, subject to a lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its subsidiaries outside the ordinary course of business which have an aggregate value in excess of $100,000;

•
(i) incur or assume any indebtedness for borrowed money (other than under the Company’s existing revolving credit facility) or guarantee any indebtedness of another person or entity (other than the Company’s guarantee of permitted indebtedness of a wholly-owned subsidiary of the Company) or amend any such existing indebtedness or guarantee, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, (iii) guarantee any debt securities of another person or entity (other than a wholly-owned subsidiary of the Company) or enter into any “keep well” or other agreement to maintain any financial condition of another person or entity (other than a wholly-owned subsidiary of the Company), (iv) enter into any material commitment or transaction requiring a capital expenditure by the Company, other than capital expenditures incurred or committed in fiscal 2008 which are (A) not in excess of 110% of the capital expenditures included in the Company's capital expenditures budget for fiscal 2008, as such budget was previously provided to SNC, and (B) consistent with the proposed timing of such capital expenditures in the budget, or (v) enter into any arrangement having the economic effect of any of the foregoing;

•
make any material changes in accounting methods or principles or revalue any of its assets, except as may be required by a change in GAAP or SEC requirements as may be advised by the Company’s independent accountants;

•
except as required to comply with applicable law or agreements, plans or arrangements binding on the Company (including the merger agreement), (i) adopt, enter into, terminate or amend any material employment, retention, severance or similar agreement or benefit plan, including any employee benefit plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement; (ii) increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its subsidiaries, except, in the case of non-officer employees of the Company or one of its subsidiaries, for normal salary increases in the ordinary course of business consistent with past practice; (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by the merger agreement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (provided, that payments made be made under such plans upon achievement of objectives pursuant to arrangements which were in place as of before the execution of the merger agreement), or (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice and the Company’s written expense reimbursement policies;

•	enter into any joint venture, partnership or other similar arrangement except in the ordinary course of business;

•
make any loan, advance or capital contribution to or investment in any person, other than (i) inter-company loans, advances or capital contributions among the Company or any other wholly-owned subsidiary and any wholly-owned subsidiary, (ii) investments in any wholly-owned subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course consistent with past practice and in accordance with the Company’s written expense reimbursement policies as in effect on the date hereof;

•
cancel any debts or waive any claims or rights (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

•
enter into, or materially amend, modify or supplement any material contract or lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims;

•	effect any material restructuring activities by the Company or any of its subsidiaries with respect to their respective employees, including any material reductions in force;

•
amend any material state or federal tax returns, make any material election relating to taxes, change any material election relating to taxes already made, adopt any material accounting method relating to taxes, change any material accounting method relating to taxes unless required by a change in the Internal Revenue Code, or settle, consent, or enter into any closing agreement relating to any audit or consent to any waiver of the statutory period of limitations in respect of any audit;

•	cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

•
enter into any contracts containing, or otherwise subject the surviving corporation or SNC to, any (i) non-competition, (ii) “most favored nation,” or (iii) exclusivity or other material restrictions on the Company or the surviving corporation or SNC, or any of their respective businesses, following the closing of the merger;

•	provide any refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

•
hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than the addition of a title to an existing officer to fill vacancies in legally required offices;

•
enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any lease;

•	enter into any contract that materially and adversely affects any intellectual property or intellectual property licenses of the Company, its subsidiaries or any other affiliates of such entity;

•
dispose of or transfer (except to the extent that such disposition or transfer is required under contracts or obligations in force as of the date hereof), or permit to lapse or abandon any intellectual property or intellectual property licenses or dispose of or unlawfully disclose to any person, other than representatives of SNC, any trade secrets;

•	abandon or permit to lapse any rights to any United States patent or patent application;

•
take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by the merger agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any state takeover statute;

•
discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the Company’s financial statements or incurred since March 31, 2008, in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

•	take any action that is intended or would reasonably be expected to result in any of the conditions to merger not being satisfied; or

•	take, agree (in writing or otherwise) or announce the intention to take any of the foregoing actions.

Solicitation of Other Offers

Until 11:59 p.m., Pacific Time, on December 4, 2008, which is 45 days after the signing of the merger agreement, the Company is permitted to respond to but not initiate, solicit or encourage (including by way of providing access to non-public information pursuant to confidentiality agreements meeting certain criteria with appropriate parties) acquisition proposals, and enter into and maintain or continue discussions or negotiations with respect to acquisition proposals or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations, on the condition that the Company is required to promptly provide to SNC with any material non-public information concerning the Company or its subsidiaries provided to any person given such access which was not previously provided or made available to SNC.

The Company agreed not to, and to cause its subsidiaries and representatives not to, directly or indirectly, after 11:59 p.m., Pacific Time on December 4, 2008, (1) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any acquisition proposal; or (2) engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations. In addition, the Company also agreed to then terminate any solicitation, encouragement, discussion or negotiation with any person with respect to an acquisition proposal and cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any of its subsidiaries to such person, except with respect to any person who prior to such time submits a bona fide acquisition proposal that is or is reasonably likely to result in a superior proposal (and which proposal has not terminated or been withdrawn).

In addition, if at any time before obtaining stockholder approval and adoption of the merger agreement,

•
the Company receives a bona fide written acquisition proposal from a third party and the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside counsel, that such acquisition proposal constitutes, or is reasonably likely to result in, a superior proposal;

•	the Company has not breached the provisions in the merger agreement relating to solicitation of other offers; and

•
after consultation with its outside counsel, the Board of Directors of the Company determines in good faith that the failure to take such action would violate its fiduciary duties to the stockholders of the Company under applicable laws, then the Company may (1) furnish information with respect to the Company and its subsidiaries to the person making such acquisition proposal and (2) engage in discussions or negotiations with such person as long as the Company and its subsidiaries and representatives does not disclose any non-public information to such persons without first entering into a confidentiality agreement meeting certain criteria with such persons and promptly provides to SNC any material non-public information provided to such other person which was not previously provided to SNC. We have also agreed to notify SNC if we provide information or engage in discussions or negotiations concerning an acquisition proposal with any such person.

We have also agreed that after the "window shop" period, we will notify SNC if we receive from any party:

•	any acquisition proposal or indication by any person that it is considering making an acquisition proposal;

•
any request for non-public information relating to the Company or any of its subsidiaries other than requests for information in the ordinary course of business and unrelated to an acquisition proposal; or

•	any inquiry or request for discussions or negotiations regarding any acquisition proposal.

The Company has agreed that it will notify SNC of the identity of the party making the proposal, indication, request or inquiry and provide to SNC the material terms of, and keep SNC reasonably informed of the status of, such acquisition proposal, indication, request or inquiry.

An "acquisition proposal" is defined in the merger agreement as any offer or proposal, or any indication of interest in making an offer or proposal, made by a person or group at any time which is structured to permit such person or group to acquire beneficial ownership of at least 10% of the assets of, equity interest in, or businesses of, the Company and its subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the merger.

A "superior proposal" is defined in the merger agreement as any bona fide acquisition proposal (which is as defined above except the references to "50%" in such definition are replaced by "100%") made in writing that (1) is on terms that the Company’s Board of Directors has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Company shares than the merger, taking into account all the terms and conditions of such acquisition proposal and the merger agreement, (2) which the Company’s Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated, and (3) if financing is material to such proposal, that is accompanied by customary commitment letters or is without a financing condition.

Acquisition Proposals

Under the merger agreement, the Company has agreed that we will not, and will cause our subsidiaries and representatives not to, directly or indirectly, from the date of the merger agreement until the effective time of the merger:

•
enter into any agreement requiring the Company to abandon, terminate or fail to consummate the merger and the transactions contemplated by the merger agreement or to breach our obligations under the merger agreement; or

•	enter into any merger agreement or other similar agreement relating to an acquisition proposal.

The Company’s Board of Directors may withdraw or modify its approval of the merger agreement and its recommendation that our stockholders approve and adopt the merger or may terminate the merger agreement and enter into an alternate agreement with respect to a superior proposal if:

•	we receive a bona fide unsolicited written acquisition proposal that our board of directors determines in good faith is a superior proposal (see “Solicitation of Other Offers” beginning on page 51);

•	the Company and its respective representatives comply with the restrictions described in “Solicitation of Other Offers” starting on page 51 in connection with such acquisition proposal;

•
we comply with our obligations to (i) promptly notify SNC within 48 hours, orally and in writing, of receipt of such acquisition proposal, indication that a third party is considering making an acquisition proposal or of any request for information or for access to the business, properties, assets, books or records concerning the Company, (ii) keep SNC reasonably informed regarding the status and material terms of such acquisition proposal, including any material or proposed amendments and (iii) provide SNC with any non-public information concerning the Company provided to any other party that was not previously provided to SNC;

•
we provide advance notice to SNC of the Company’s Board of Directors’ intent to withdraw or modify its recommendation, or terminate the merger agreement to enter into an agreement with respect to the superior proposal, and we comply with our requirements to negotiate with SNC in good faith (to the extent SNC desires to negotiate) to make such adjustments in the terms and conditions of the merger agreement so that such acquisition proposal ceases to constitute a superior proposal; and

•
our board of directors determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties under applicable law.

Termination of the Merger Agreement

Notwithstanding the above, the merger agreement may be terminated and the merger may be abandoned at any time (notwithstanding the receipt of the required stockholder vote) before the effective time of the merger under the following circumstances (among others):

1.	by the mutual written consent of the Company and SNC;

2.	by either SNC or the Company, if any order, decree or ruling permanently restraining or otherwise prohibiting the consummation of the merger has become final and non-appealable;

3.	by either the Company or SNC, if the merger has not been consummated on or before the "outside date," which is defined in the merger agreement as December 31, 2008;

4.
by either the Company or SNC, if the Annual Meeting is convened and a vote is taken and the required stockholder vote in favor of approving and adopting the merger agreement is not obtained at the Annual Meeting (or at any adjournment or postponement of the Annual Meeting);

5.	by SNC, if:

a.
the Company’s Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to SNC its recommendation in favor of the adoption of the merger agreement by the stockholders of the Company;

b.
the Company’s Board of Directors fails to reaffirm (publicly, if so requested, in connection with an acquisition proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of the merger agreement by the stockholders of the Company within 10 business days after SNC requests in writing that such recommendation be affirmed;

c.	the Company’s Board of Directors or any committee thereof fails to reject within 10 Business Days after the receipt thereof or shall have approved or publicly recommended any acquisition proposal;

d.
the Company shall have entered into any (A) letter of intent, memorandum of understanding or agreement in principle with respect to an acquisition proposal or (B) any alternative acquisition agreement;

e.
a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with SNC, and the Company shall not have sent to its security holders, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company’s Board of Directors recommends rejection of such tender or exchange offer;

f.	the Company breaches certain of its non-solicitation obligations;

g.
the Company breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date" (and SNC is not in breach); or

h.	a Company material adverse effect has occurred and cannot be cured by a specified time or before the “outside date”;

6.	by the Company, if:

a.
the Company enters, or decides to enter, into a binding agreement with respect to a Superior Proposal (as defined in “Solicitation of Other Offers” beginning on page 51) in compliance with the non-solicitation provision of the merger agreement, and simultaneously with such termination, the Company pays SNC a termination fee of approximately $1.5 million; provided, that the Company (A) has notified SNC, in writing and at least five business days prior to such termination, of its intention to terminate the merger agreement and to enter into a binding written agreement concerning an acquisition proposal that constitutes a superior proposal, attaching the most current version of such agreement, and (B) SNC has not made, within five calendar days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such five calendar day period; or

b.
SNC or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or other agreements in the merger agreement such that certain closing conditions to the merger would not be satisfied and cannot be cured by a specified time or before the "outside date."

If the merger agreement is terminated and the merger is abandoned, except for the provisions relating to confidentiality, the termination fee provisions, the provisions relating to amendment, extension, waivers and remedies and certain other miscellaneous provisions in the merger agreement, the merger agreement will become void and will have no effect.  Any such termination shall not relieve any party from liability for any willful or knowing breach of the merger agreement before such termination.

Termination Fee

If the merger agreement is terminated by the Company or SNC pursuant to numbers 5.a. through 5.f. or 6.a. above, the Company shall pay SNC $1,500,000. In addition, if the Company or SNC shall have terminated the merger agreement pursuant to numbers 4 or (assuming the Company’s breach was a knowing breach) 5.g. above, and (A) but before such termination, an acquisition proposal shall have been publicly disclosed, announced, commenced, submitted or made and (B) within 12 months after such termination, the Company consummates any acquisition proposal involving the transfer of 50% or more of its assets or equity interests (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph), the Company shall pay SNC $1,500,000.

Financing; Our Cooperation

Pursuant to the merger agreement, the Company has agreed to provide, and shall cause its subsidiaries and its and their representatives to provide, all reasonable cooperation in connection with drawdowns under SNC debt facilities as may be reasonably requested by SNC (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing SNC and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by SNC, (iii) providing and executing documents as may be reasonably requested by SNC and (iv) cooperating in connection with the repayment or defeasance of any indebtedness of the Company or any of its subsidiaries as of the effective time of the merger.

Employee Matters

Our employees’ accrued but unused personal, sick or vacation time shall survive the merger.

Following the merger, SNC shall give or cause the Company to give each continuing employee full credit for prior service with the Company or its subsidiaries for purposes of (i) eligibility and vesting under any SNC employee plans and (ii) determination of benefit levels under any SNC employee plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the continuing employee is otherwise eligible and in which the continuing employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, SNC shall waive, or cause to be waived, any limitations on benefits or eligibility relating to pre-existing conditions or actively-at-work requirements to the same extent such limitations are waived under any comparable plan of SNC and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which it occurs.

In the merger agreement, we agreed to amend our 2008 profit sharing plan to read in form and substance as may be satisfactory to SNC.

Commercially Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the Company, SNC and Merger Sub has agreed to use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the merger agreement.  Each of the Company, SNC and Merger Sub has agreed to use its commercially reasonable best efforts to:

•
as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or SNC or any of their subsidiaries in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	make all necessary filings, notifications, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under any applicable law;

•	contest any legal proceeding relating to the merger or the other transactions contemplated by the merger agreement; and

•	execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

SNC and the Company agreed to cooperate with each other in connection with the above and to use their commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in this proxy statement) in connection with the transactions contemplated by the merger agreement.

Indemnification and Insurance

In the merger agreement, SNC and Merger Sub have agreed that all rights to indemnification existing in favor of the current or former directors, officers and employees of the Company and its subsidiaries as provided in our certificate of incorporation or bylaws as in effect as of June 1, 2008, or pursuant to indemnification agreements in effect as of the effective time of the merger will survive the merger and will continue in full force and effect for a period of not less than six years after the effective date of the merger unless otherwise required by law.

The surviving corporation will maintain "tail" policies to the current directors' and officers' liability insurance policies maintained on the date of the merger agreement by the Company and our subsidiaries, except that the "tail" policies will not have aggregate premiums in excess of 200% of the aggregate annual amounts currently paid by the Company to maintain existing policies.  The "tail" policies will contain terms reasonably comparable to the current coverage and will be effective for six years after the effective time of the merger with respect to claims arising from facts or events that existed or occurred within the two years before or at the effective time of the merger.  If equivalent coverage cannot be obtained or can be obtained only by paying aggregate premiums in excess of 200% of the aggregate annual amounts currently paid by the Company, the Company will only be required to obtain as much coverage as can be obtained by paying aggregate premiums equal to 200% of such amount.

Other Covenants

Under the merger agreement, the Company agrees:

•
subject to certain restrictions and limitations, to (1) give SNC and Merger Sub and certain of their representatives reasonable access to our employees, plants, offices, warehouses and other facilities and to the Company’s books, contracts, commitments and records, work papers and such other information as SNC or Merger Sub may reasonably request, (2) permit SNC and Merger Sub to make inspections as they may require, (3) furnish SNC and Merger Sub with such financial and operating data and other information with respect to the Company’s and its subsidiaries' business, properties and personnel as SNC or Merger Sub may from time to time request, and (4) furnish promptly to SNC and Merger Sub a copy of each report, schedule and other document filed by the Company or any of its subsidiaries pursuant to the requirements of the federal or state securities laws;

•
to give prompt notice to SNC of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of any of the conditions to the merger impossible or unlikely;

•
to use reasonable best efforts to keep SNC informed, on a current basis, of any events, discussions, notices or changes with respect to any material proceeding involving the Company or any of its subsidiaries;

•
not to issue any press release or announcement concerning the transactions contemplated by the merger agreement that is not consistent with prior public releases or announcements without the prior written consent of SNC, except as may be required by law; and

•
to use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on our part to ensure that the Company common stock remain listed on the OTCBB and to enable the delisting by the surviving corporation of the Company common stock from the OTCBB and other exchanges and the deregistration of the Company shares under the Exchange Act; and

•	to use commercially reasonable efforts to obtain third-party consents for certain identified contracts.

Conditions to Completion of the Merger

The obligations of the parties to complete the merger are subject to the following conditions:

•	the receipt of the required stockholder vote for the approval and adoption of the merger agreement;

•
the absence of any order, injunction, decree or other legal restraint issued by any governmental entity or other law, rule or legal restraint preventing, restraining or rendering illegal the consummation of the merger or any of the transactions contemplated by the merger agreement; and

•	the absence of any proceeding by a governmental entity seeking to enjoin, restrain or otherwise prohibit the merger or any of the transactions contemplated by the merger agreement;

The obligations of SNC and Merger Sub to complete the merger are subject to the following additional conditions:

•
the correctness in all material respects of each representation and warranty of the Company (without giving effect to any limitation on any representation or warranty indicated by the words "material adverse effect," "in all material respects," "material" or similar terms) as of the date of the merger agreement and as of the effective time of the merger, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date);

•	the performance in all material respects by the Company of all obligations required to be performed by it under the merger agreement at or before the effective time of the merger;

•	the delivery to SNC of a certificate signed on behalf of the Company by an officer of the company certifying as to the matters described in the two preceding bullet points;

•	the Company has not experienced a Company Material Adverse Effect;

•	the receipt by the Company of any required governmental consents and certain identified third-party consents; and

•	the ineligibility of at least 95% of the Company common stock to pursue appraisal rights under Delaware law;

•
all shares of Series C Preferred Stock shall have been converted into Company common stock or shall have been acquired by SNC or redeemed or repurchased by the Company, and all shares of Series D-1 Preferred Stock shall have been acquired by SNC or redeemed or repurchased by the Company;

•
rights to acquire shares of capital stock in the surviving corporation pursuant to any Company warrant, Company stock option, the Company’s 1999 Employee Stock Purchase Plan or any other right or instrument following the effective time of the merger shall (i) represent the collective right to purchase not more than an aggregate of 500,000 shares of the Company’s capital stock, and (ii) be held by not more than 20 distinct holders, of which (A) none can have been officers or directors of the Company at any time during the period after September 1, 2008, and (B) no more than 10 can hold such rights to purchase in excess of an aggregate of 10,000 shares of the Company’s capital stock.

The obligations of the Company to complete the merger are subject to the following additional conditions:

•
the correctness in all material respects of each representation or warranty of SNC and Merger Sub as of the date of the merger agreement and as of the effective time of the merger, except to the extent any such representation or warranty is expressly made as of an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date);

•	the performance in all material respects by SNC and Merger Sub of all obligations required to be performed by them under the merger agreement at or before the effective time of the merger; and

•	the delivery to the Company by SNC of a certificate signed on behalf of SNC by an officer of SNC certifying as to the matters described in the two preceding bullet points.

Amendment

To the extent permitted by applicable law, the merger agreement may be amended by the Company, SNC and Merger Sub, at any time before or after the approval and adoption of the merger agreement.  After the approval and adoption of the merger agreement by stockholders, no amendment will be made by law requires further approval by the stockholders without such further approval of the stockholders.

Appraisal Rights

Under Section 262 of the DGCL, any holder of the Company’s common stock who does not wish to accept the merger consideration (which will be determined by a formula, and which is currently estimated to be around $0.70 to $0.72 per share) may dissent from the merger and elect to exercise appraisal rights and have the fair value of their shares of Company common stock judicially determined and paid in cash, together with a fair rate of interest, if any, in lieu of the merger consideration. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger.  The court-determined valuation might be less than, equal to, or more than the per share price provided for in the merger agreement.  Even if the merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the merger.

The following summary of the provisions of Section 262 of the DGCL is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex C.  If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 of the DGCL and are urged to consult your own legal counsel.

All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of shares of Company common stock as to which appraisal rights are asserted.  A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, not less than twenty days before the meeting the Company must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL.  This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex C.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•
you must hold your shares of Company common stock as of the date you make your demand for appraisal rights and continue to hold your shares of Company common stock through the effective time of the merger;

•	you must deliver to the Company a written notice of your demand for appraisal of your shares of Company common stock before the taking of the vote at the Company’s Annual Meeting;

•
you must not have voted in favor of adoption of the merger agreement; if you vote by proxy and wish to exercise appraisal rights, you must vote against the adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the adoption of the merger agreement; and

•	you must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If you fail strictly to comply with any of the above requirements or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares.  You will receive no further notices from us regarding your appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL.  The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Corporate Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, CA 92064.

Only a holder of record of shares of Company common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of Company common stock registered in his or her name.  Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights.  A record holder, such as a broker, who holds shares of Company common stock as a nominee for others, may exercise appraisal rights with respect to the shares of Company common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners.  In such a case, the written demand should set forth the number of shares as to which the demand is made.  Where no shares of Company common stock are expressly mentioned, the demand will be presumed to cover all shares of Company common stock held in the name of such record holder.

A demand for the appraisal of shares of Company common stock owned of record by two or more joint holders must identify and be signed by all of the holders.  A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys in fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within sixty days after the effective time of the merger by delivery of a written withdrawal to the surviving corporation, or thereafter only with written approval of the surviving corporation.  Upon withdrawal of an appraisal demand, the former stockholder must accept the terms of the merger and will be entitled to receive the cash payment (currently expected to be around $0.70 to $0.72 per share) referred to above, without interest and less any applicable withholding taxes.  As used in this paragraph and throughout the remainder of this section, references to the surviving corporation mean the corporation that survives the merger—formally SpaceDev, Inc., but in its capacity as a wholly-owned subsidiary of SNC.

Within ten days after the completion of the merger, the surviving corporation must give written notice of the effective time of the merger to each of the Company’s former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL.  Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Company common stock held by all stockholders demanding appraisal of their shares.  The surviving corporation is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition or that it will initiate any negotiations with respect to the fair value of the shares.  Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.  A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon the surviving corporation, which in turn shall file a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to value have not been reached, with the Delaware Register in Chancery within 20 days of such service.  If the Delaware Court of Chancery so orders, the Delaware Register in Chancery will then give notice of the time and place for the hearing of the petition by mail to both the surviving corporation and stockholders on the list.  Such notice will also be given by one or more publications at least one week before the hearing, in a generally-circulated newspaper in Wilmington, Delaware, or whichever publication the Delaware Court of Chancery chooses.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares.  The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court of Chancery is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares.  The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request.  Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the merger, exclusive of any value arising from accomplishment or expectation of the merger, along with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors.  In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the per share cash consideration identified in the merger agreement (which will be determined by a formula, and which is currently estimated to be around $0.70 to $0.72 per share).  Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may also, on application, (i) assess costs among the parties as the Delaware Court of Chancery deems equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.  Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

The Delaware Court of Chancery will direct payment of the fair value and interest, if any, by the surviving corporation to the stockholders entitled thereto.  Payments will be made to stockholders in the case of holders of uncertificated stock, and in the case of holders of shares represented by certificates upon the surrender of such certificates to us.

No appraisal proceedings in the Delaware Court of Chancery shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon terms which the Delaware Court of Chancery deems just.

From and after the effective time of the merger, former holders of Company common stock, whether or not they have demanded appraisal rights, are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is before the effective time of the merger).

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement.

Litigation Regarding the Merger Agreement

On October 30, 2008, John Peterson, who asserts he is a SpaceDev stockholder, filed a complaint against us, our ten directors individually, SNC and Merger Sub in the San Diego (California) County Superior Court.  The complaint, which purports to be a class action, alleged that the directors breached their fiduciary duties by approving the merger agreement and that each of the defendants conspired and aided and abetted in the breaches of fiduciary duties.  The theory of the complaint appeared to be that the merger transaction does not maximize SpaceDev’s value.  The complaint’s requested relief includes damages in an unspecified amount, a preliminary and permanent injunction against the merger, and (if the merger is consummated) rescission.  On November 13, 2008, the plaintiff filed an amended complaint, which was the same as the initial complaint except to add a claim that the directors breached their fiduciary duties by filing a preliminary proxy statement, with respect to the Annual Meeting and the merger transaction, which contained materially inadequate disclosures and material disclosure omissions.

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On November 5, 2008, Robert Becker, who asserts he is a SpaceDev stockholder, filed a complaint against us, our ten directors individually, SNC and Merger Sub in the Delaware Court of Chancery.  The complaint, which purports to be a class action, alleged that the directors breached their fiduciary duties by approving the merger agreement and that each of the defendants conspired and aided and abetted in the breaches of fiduciary duties.  The theory of the complaint appears to be that of the California complaint.  The complaint’s requested relief includes invalidation of the merger agreement, a preliminary and permanent injunction against the merger, ordering the directors to exercise their fiduciary duties to obtain a transaction that is in the best interests of SpaceDev’s shareholders, imposition of a constructive trust upon any benefits improperly received by the defendants, and recovery of the plaintiff’s attorneys fees and costs.  On November 18, 2008, the plaintiff filed an amended complaint, which was the same as the initial complaint except to add allegations that our process for consideration of the merger agreement was flawed and to add allegations and a claim that the directors breached their fiduciary duty of disclosure by filing a preliminary proxy statement, with respect to the Annual Meeting and the merger transaction, which contained misrepresentations and materially misleading omissions.  In addition, on November 18, 2008 the plaintiff filed a motion for a preliminary injunction and a motion for expedited discovery.

We believe the two complaints, as amended, and the motions in the Becker case (and any similar motions which might be brought in the Peterson case) are without merit and we intend to oppose them vigorously.

Market Prices of the Company Common Stock

Our common stock has been traded on the OTCBB since August 1998 under the symbol "SPDV" or "SPDV.OB."  The following table sets forth the trading history of the our common stock on the OTCBB for each quarter of the preceding four quarters and through October 31, 2008 as reported by AOL Money & Finance Historical Prices (www.finance.aol.com).  The quotations reflect the high and low sale prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Ending	Quarterly High	Quarterly Low
12/31/2007	$0.88	$0.65
3/31/2008	$1.06	$0.60
6/30/2008	$0.75	$0.58
9/30/2008	$0.72	$0.37
Partial period ending: 11/7/2008	$0.62	$0.35

The closing sale price of a share of our common stock on the OTCBB on October 20, 2008, the last trading day before we announced the execution of the merger agreement, was $0.42 per share.  The average trading price of the common stock over the one year period before October 20, 2008 was approximately $0.66 per share. On November 17, 2008, the last trading day before this proxy statement was printed, the closing price for shares of common stock on the OTCBB was $0.58per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your Company shares.

PROPOSAL 2

ELECTION OF DIRECTORS

Proxy cards, in the enclosed form, which are duly signed and returned will be voted for the election of the ten persons named below as directors for SpaceDev unless such authority has been withheld in the respective proxy.  The term of office of each person elected to our board of directors will be until the next annual meeting of the stockholders and until his or her successor is duly elected.  (If the merger contemplated by Proposal 1 is consummated, each director would resign from the Board at the time of the merger.)  Pertinent information regarding each nominee is set forth beside his or her name below.

Name and Age	Position with the Company and Principal Occupations
Mark N. Sirangelo (47)
Mark N. Sirangelo, is currently our Chairman and CEO.  He joined the company as Vice Chairman and Chief Executive Officer in December 2005 and took on the position of Chairman in September 2006 upon the resignation of James W. Benson. Prior to SpaceDev, Mr. Sirangelo was the managing partner of the QuanStar Group, LLC.  Mr. Sirangelo has a bachelor's degree in science, a master's degree in business, and juris doctorate degree from Seton Hall University.  Mr. Sirangelo is a director of the California Space Authority and the Personal Spaceflight Federation.

Richard B. Slansky (51)
Richard B. Slansky is currently our president, chief financial officer, director, and corporate secretary.  He joined us in February 2003 as chief financial officer and corporate secretary. In November 2004, Mr. Slansky was appointed as president and a director.  Mr. Slansky earned a bachelor's degree in economics and science from the University of Pennsylvania's Wharton School of Business and a master's degree in business administration in finance and accounting from the University of Arizona.

Scott Tibbitts (51)
Scott Tibbitts was appointed our managing director and a director at the closing of the Starsys merger on January 31, 2006.  Mr. Tibbitts co-founded Starsys Research Corporation in 1988 and served as president, chief executive officer, and a member of the board of directors from 1988 until May 2005; and from May 2005 to January 2006 served as chief executive officer and a member of the board of directors of Starsys.   Mr. Tibbitts has a bachelor's degree in chemical engineering from the University of Wisconsin.

Arthur A. Benson, II (64)
Arthur A. Benson, II is being nominated for election to our board of directors to fill the seat of his brother, James W. Benson, our founder, who passed away on October 10, 2008. Mr. A. Benson has for many years practiced law in Kansas City, Missouri; his practice areas include legal malpractice, constitutional law, civil rights, equal opportunity, and commercial litigation. Mr. A. Benson received his bachelor’s degree from Williams College and juris doctorate from Northwestern University.

Curt Dean Blake (50)
Curt Dean Blake was appointed to our board of directors as an independent director in September 2000.  He serves as chairman of our audit committee and is a member of our compensation committee. In 2003 Mr. Blake formed, and currently remains the chief executive officer of GotVoice, Inc., a voicemail consolidation and messaging business.  Mr. Blake has a master's degree and juris doctorate from the University of Washington.

G. Scott Hubbard (59)
G. Scott Hubbard was appointed to our board of directors as an independent director in November 2007. Mr. Hubbard is also a member of our audit, government security, and nominating and corporate governance committees. Mr. Hubbard is currently a professor at Stanford University School of Engineering, Department of Aeronautics and Astronautics. In 2006 and 2007 he was also a Visiting Scholar at the Stanford University Electrical Engineering Department and Carl Sagan Chair for the Study of Life in the Universe, SETI Institute. From 1987 to 2006 Mr. Hubbard held a variety of positions with NASA Ames Research Center including Director of NASA Ames, Deputy Director for Research, Mars Program Director, Deputy Director of the Space Directorate, Deputy Chief, Space Products, and Chief, Space Instrumentation and Studies. He holds a bachelor’s degree in Physics and Astronomy from Vanderbilt University, a doctorate honoris causa from Polytechnic University of Madrid, and doctor of arts honoris causa from Cogswell Polytechnical College.

Scott McClendon (69)
Scott McClendon was appointed to our board of directors as an independent director in July 2002.  He is currently chairman of our compensation committee and a member of our audit committee.  Mr. McClendon is chairman of the board of directors for Overland Storage, Inc., a data storage company.  He became the chairman of the board after serving as president and chief executive officer from October 1991 to March 2001. In addition to SpaceDev and Overland Storage, Mr. McClendon is currently serving on the board of directors of Procera Networks, Inc., a global provider of intelligent network traffic identification, control, and service management infrastructure equipment. Mr. McClendon received a bachelor's degree in electrical engineering, and a master's degree in electrical engineering from Stanford University School of Engineering.

Patricia G. Smith (60)
Patricia G. Smith was appointed to our board of directors as an independent director in August 2008 and is a member of our government security committee.  Ms. Smith is currently an independent Aerospace consultant and has over 25 years of experience including her position as the Associate Administrator of Commercial Space Transportation for the Federal Aviation Administration from 1998 through early 2008. Ms. Smith received her bachelor’s degree from Tuskegee University and did graduate work at Auburn University, George Washington University, and Harvard University School of Business.

Hans J. Steininger (47)
Hans J. Steininger was appointed to our board of directors in November 2007. Mr. Steininger was appointed chief executive officer of MT Aerospace AG in June 2007.  Mr. Steininger is also a co-investor in MT Aerospace, which in July 2005 emerged in the course of the acquisition of MAN Technology AG by OHB Technology AG/Bremen and Apollo Capital Partners/Munich.  From 2005 to May 2007, he acted as chief financial officer of MT Aerospace AG.  In 1999, Mr. Steininger founded Apollo Capital Partners, a Munich based private equity firm, of which he remains a managing partner.  From 1991 until 1998, he acted in various management positions within BMW Rolls Royce GmbH and BMW AG. Mr. Steininger earned a master’s degree from the Technical University in Munich in Aeronautical Engineering and in Business Administration.

Robert S. Walker (65)
Robert S. Walker was appointed to our board of directors as an independent director in April 2001.  He is currently a member of our government security and nominating and corporate governance committees.  Mr. Walker has acted as chairman of Wexler & Walker Public Policy Associates in Washington, D.C. since January 1997. Mr. Walker was a member of the U.S. House of Representatives from 1977 to 1997, during which time he served as chairman of the House Science Committee, and vice-chairman of the Budget Committee, and participated in House Republican leadership activities. Mr. Walker was the first sitting member of the U.S. House of Representatives to be awarded NASA's highest honor, the Distinguished Service Medal. Mr. Walker was on the board of directors of The Aerospace Corporation from March 1997 to November 2005. Mr. Walker became chairman of the board of The Space Foundation in January 2006.

Stock Ownership

The following table provides information as of October 20, 2008 concerning the beneficial ownership of our common stock by (i) each director, (ii) each named executive officer, (iii) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, (iv) each director nominee, and (v) the directors and officers as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investing power with respect to all shares of common stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Ownership
Mark N. Sirangelo	2,142,500	(2)	4.72%
Richard B. Slansky	2,237,886	(3)	4.90%
Scott F. Tibbitts	1,909,394		4.39%
Curt Dean Blake	155,656	(4)	0.36%
Scott McClendon	135,626	(5)	0.31%
General Howell M. Estes, III	130,510	(7)	0.30%
Robert S. Walker	82,389	(7)	0.19%
Scott Hubbard	16,666	(8)	0.04%
Patricia Grace Smith	-	(9)	0.00%
Hans Steininger	5,979,846	(10)	13.74%
Arthur Benson	165,487	(11)	0.38%
Susan C. Benson	7,184,107	(12)	16.50%
OHB Technology AG	7,973,129	(13)	18.32%
Loeb Partners Corporation	4,792,300	(14)	11.01%
Laurus Master Fund, Ltd.	4,480,861	(15)	9.99%
Executive Officers and Directors as a group (10 Persons)	12,790,473	(16)	25.71%
The business address for each of these persons is 13855 Stowe Drive, Poway, CA 92064, with the exception of Arthur A. Benson, II, whose address is PO Box 119077, Kansas City, MO 64171, OHB Technology AG, whose address is Karl-Ferdinand-Braun Str. 8, D-28359 Bremen/Germany, Laurus Master Fund, Ltd., whose address is 335 Madison Avenue, 10th Floor, New York, NY 10017, and Loeb Partners Corporation, whose address is 61 Broadway, New York, NY 10006.

(1)
Where persons listed on this table have the right to obtain additional shares of common stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from October 20, 2008, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed outstanding for the purpose of computing the percentage owned by any other person.  Percentages are based on total outstanding shares of 43,528,769 on October 20, 2008.

(2)	Includes vested options to purchase up to an aggregate of 1,900,000 shares.

(3)	Includes vested options to purchase up to an aggregate of 2,125,000 shares.

(4)	Includes vested options to purchase up to an aggregate of 75,166 common shares. Mr. Blake also holds an additional 8,334 options to purchase shares of common stock which are currently not vested.

(5)	Includes vested options to purchase up to an aggregate of 105,166 common shares. Mr. McClendon also holds an additional 8,334 options to purchase shares of common stock which are currently not vested.

(6)
Includes vested options to purchase up to an aggregate of 62,666 common shares.  Gen. Estes also holds an additional 8,334 options to purchase shares of common stock which are currently not vested. Gen. Estes is not seeking re-election to the Board.

(7)	Includes vested options to purchase up to an aggregate of 50,166 common shares. Mr. Walker also holds an additional 8,334 options to purchase shares of common stock which are currently not vested.

(8)
Includes vested options, and options that will vest within 60 days of October 20, 2008, to purchase up to an aggregate of 16,666 common shares.  Mr. Hubbard also holds an additional 33,334 options to purchase shares of common stock which are currently not vested.

(9)	Ms. Smith holds 50,000 options to purchase shares of common stock which are currently not vested.

(10)	Mr. Steininger is the chief executive officer of MT Aerospace AG and is listed as beneficial owner of the shares owned by it.

(11)
Mr. Arthur Benson is a director nominee. He is the brother of our founder, the late James W. Benson.  He disclaims beneficial ownership of shares owned by the estate of James W. Benson and by Susan C. Benson, and by their affiliates and family members. Includes 54,000 shares held as a trustee of a trust for Mr. A. Benson’s adult daughter.

(12)	Includes beneficial ownership of 289,413 shares held by the Space Development Institute, of which she is a director, and 500,000 shares underlying stock options issued in the name of James W. Benson.

(13)	Includes 5,979,846 shares held by their subsidiary MT Aerospace AG.

(14)	The following table details the holdings of Loeb and its affiliates:

Total
Loeb Arbitrage Fund	1,563,429
Loeb Partners Corporation	221,583
Loeb Offshore Fund Ltd.	356,363
Loeb Arbitrage B Fund LP	506,822
Loeb Offshore B Fund Ltd.	158,803
Loeb Marathon Fund, LP	1,190,332
Loeb Marathon Offshore Fund, Ltd.	794,968
Total	4,792,300

(15)
Includes vested warrants and convertible preferred shares in the amount of 4,834,270 adjusted down by approximately 3,370,000 to maintain the 9.99% blocker on the beneficial ownership mandated in the Series D-1 Preferred Stock charter provisions as well as the 4.99% blocker on the beneficial ownership mandated in the Series C Preferred Stock charter provisions.

(16)	Executive Officers and Directors as a group include our ten current board members, three of whom are also Executive Officers.

Board of Directors and Committees

Meetings of the Board and Committees.  Our board of directors took action six times in 2007, all at regular or special meetings attended by the members of the board either personally or telephonically.  There were no unanimous written consents in 2007.  Each current director attended, in 2007, at least 75% of the meetings of the board of directors and the board of directors committees of which he was a member.  Each of our current directors who was a director at the time, attended our 2007 annual meeting of stockholders either in person or by telephone. Messrs. Benson, McClendon, Sirangelo, Slansky, and Tibbitts attended in person, and Messrs. Blake and Walker, Gen. Estes, and Dr Huntress attended by telephone. Our policy encourages, but does not require, directors to attend our annual meetings of stockholders.

Audit Committee. We have a standing audit committee currently comprised of Messrs. Blake (chairman), McClendon and Hubbard, all of whom are independent within the meaning of the listing standards of The NASDAQ Stock Market and Securities Exchange Act Rule 10A-3.  Messrs. Blake and Hubbard are audit committee financial experts, as defined by SEC regulations.  On April 19, 2002, the board of directors adopted and approved a charter for the audit committee, which is attached as Appendix B to our Definitive Proxy Statement filed July 7, 2004 and is also available via our website at www.spacedev.com.  The primary function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the preparation of our internal financial statements, and our audit and financial reporting process, including internal control over financial reporting.  In addition, our audit committee is responsible for maintaining free and open lines of communication among the committee, the independent auditors and management. Our audit committee consults with our management and independent auditors before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs.  The committee is also responsible for considering, appointing, and establishing fee arrangements with our independent auditors and, if necessary, dismissing them.  It is not responsible for preparing our financial statements or for planning or conducting the audits.   Our audit committee took action four (4) times during the last fiscal year, each time at a regular meeting attended by a quorum of the members of the committee either personally or telephonically.

Compensation Committee.  Our compensation committee is currently comprised of Messrs. McClendon (chairman), Blake and Steininger. Each member of the compensation committee is independent within the meaning of the listing standards of The NASDAQ Stock Market and SEC rules. The committee is required to maintain a minimum of three (3) members.  The compensation committee is responsible for: (a) determining, or recommending to our board of directors for determination, the compensation and benefits of all of our executive officers; (b) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (c) administering our equity compensation plans; and (d) such other matters as are specifically delegated to the compensation committee by our board of directors from time to time or which are otherwise included in the committee's charter, which is available via our website at www.spacedev.com. The compensation committee may from time to time receive information or proposals from management to consider for their responsibilities listed above, but also obtains its information through independent research conducted by the committee members.

Our compensation committee took action one time during the last fiscal year, at a regular meeting attended by a quorum of the members of the committee either personally or telephonically.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is currently comprised of Mr. Walker as Chair and Mr. Hubbard and Ms. Smith.  Each member of the nominating and corporate governance committee is independent within the meaning of the listing standards of The NASDAQ Stock Market and SEC rules.  The committee is required to maintain a minimum of three (3) members.

Our nominating and corporate governance committee took several actions during the last fiscal year, at a regular meeting attended by a quorum of the members of the committee either personally or telephonically.  The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit, and recommend qualified candidates to our board of directors for nomination or election.  Each of the director nominees included in our proxy statements is recommended by the nominating and corporate governance committee.  In addition, it is the responsibility of the committee to make recommendations to the board of directors regarding the size and composition of the board of directors, committee structures and makeup, monitor our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance, and such other matters that are specifically delegated to the committee by our board of directors from time to time or which are otherwise included in the committee's charter, which is available via our website at www.spacedev.com.

The board of directors has an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives, and skills relevant to our business.  The nominating and corporate governance committee selects candidates for director based on their character, judgment, diversity of experience relevant to our business, business acumen, and ability to act on behalf of all stockholders.  Each director nominee is selected by the nominating and corporate governance committee based on his/her experience in management or accounting and finance, or industry and technology knowledge, personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his/her duties as a director.

Any stockholder who desires to recommend a nominee for director must submit a letter, addressed to the Corporate Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, California 92064, which is clearly identified as a "Director Nominee Recommendation."  All recommendation letters must identify the author as a stockholder and provide a brief summary of the candidate's qualifications, as well as contact information for both the candidate and the stockholder, to enable the committee to contact the nominee for additional information to evaluate the person's qualifications.  Any stockholder nominee will be required to meet the criteria established by the committee and will be interviewed by at least one member of the committee.  If the nominee is found to be eligible during the initial interview, the nominee will then be invited to meet with the full committee or the board of directors for further evaluation.  The committee will consider all proposed nominees whose names are submitted in accordance with the above-stated requirements and would evaluate him or her based on the same standards used for other candidates.

Government Security Committee.  Our government security committee is comprised of Ms. Smith (chairperson), and Messrs. Walker, Hubbard and Sirangelo.  The committee is required to maintain a minimum of three (3) members.  The government security committee has the responsibility to exercise their best efforts to ensure the implementation within SpaceDev of all procedures, organizational matters and other aspects pertaining to the security and safeguarding of classified and controlled unclassified information, including the exercise of appropriate oversight and monitoring of SpaceDev's operations to ensure that protective measures are effectively maintained and implemented throughout its duration.   In addition, it is the responsibility of the committee to make recommendations to the board of directors regarding policies and practices to ensure the safeguarding of classified information and controlled unclassified information entrusted to it and the performance of classified contracts and participation in classified programs for the User Agencies is in accordance with the Security Control Agreement, the Security Agreement (DD Form 441 or its successor form), appropriate contract provisions regarding security, United States export control laws, and the National Industrial Security Program, and such other matters that are specifically delegated to the committee by our board of directors from time to time.

Stockholder Communication with the Board of Directors.  Stockholders may communicate with the board of directors, including the non-management directors, by sending a letter to our board of directors, c/o Corporate Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, California 92064 for submission to the board or committee or to any specific director to whom the correspondence is directed.  Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company.  Our Corporate Secretary will direct the correspondence to the chairman of the board, the appropriate committee or the specific director, as applicable.

Company Code of Conduct and Ethics.  The board has adopted a Code of Conduct and Ethics that applies to the Company's directors, officers and employees; a copy of this policy is available via our website at www.spacedev.com.  We have also filed a copy of the Code of Conduct and Ethics with the SEC as an exhibit to our Annual Report on Form 10-KSB for fiscal year 2002, filed on March 28, 2003 which is still current and in force.

Director Compensation

Our independent directors received options on 10,000 shares of our common stock for attending 2007 meetings of the board.  Our independent directors also received cash compensation for attending regularly scheduled board meetings of $1,500 for in-person attendance and $750 for telephone attendance.  Each independent director also received $750 for their participation in each regularly scheduled committee meeting.  In addition to the above, independent Directors received options who joined the Board in 2007 received 50,000 shares on the date of election or appointment in 2007.  The 2007 options granted to board members for the above mentioned services were issued pursuant to the 2004 Equity Incentive Plan at fair market value as of the date of grant, (i.e., the last business day of the year), vest over three years in six semi-annual installments, and expire on the four-year anniversary of the grant date.

The following table sets forth the remuneration paid to our directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Mark N. Sirangelo	-	-	-
Richard B. Slansky	-	-	-
James W. Benson	1,500	-	1,500
Scott Tibbitts	-	-	-
Curt Dean Blake	6,750	4,380	11,130
General Howell M. Estes, III	3,750	4,380	8,130
Wesley T. Huntress	3,750	4,380	8,130
Scott McClendon	7,500	4,380	11,880
Robert S. Walker	2,250	4,380	6,630
Scott Hubbard	1,500	20,872	22,372
Hans Steininger	-	-	-

Executive Officers

Pertinent information about the three current executive officers of the Company is set forth at the beginning of the discussion of Proposal 2, as they are all also directors of the Company.

Executive Officer Compensation

Total compensation paid to our "Named Executive Officers" for the past two fiscal years is set forth below. The Named Executive Officers consist of each person who was our principal executive officer at any time in 2007 and our two most highly compensated executive officers other than the principal executive officer(s) who were serving as executive officers on December 31, 2007.

Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)		All other compensation ($)		Total

Mark N. Sirangelo	2007	313,962	-		-		$ 313,962
Chief Executive Officer	2006	292,730	25,000	(5)	60,000	(1)	377,724
Richard B. Slansky	2007	221,815	-		1,431	(2)	223,244
President and Chief Financial Officer	2006	195,877	25,000	(5)	101,458	(2),(3)	322,330
Scott Tibbitts	2007	150,000	-		101,475	(2),(4)	251,475
Managing Director	2006	143,360	-		100,214	(2),(4)	243,573

(1)	Compensation received for moving and temporary living expenses over the initial term of his employment agreement.
(2)	Company contributions to the individual’s 401(k) plan were $1,431 and $1,458 for Mr. Slansky in 2007 and 2006, respectively; $1,475 and $2,703 for Mr. Tibbitts in 2007 and 2006, respectively
(3)	Compensation paid in the amount of $100,000 in respect of the sale of common and preferred stock under a previous employment agreement.
(4)	Payments made under a non-compete agreement entered into upon the acquisition of Starsys in January 2006 of $100,000 and $97,511 in 2007 and 2006, respectively.
(5)
Pursuant to Messrs. Sirangelo and Slansky’s employment agreements dated December 20, 2005, a bonus of $25,000 was paid to each for the achievement of performance objectives related to a financing transaction.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects information for our executive officers named in the Summary Compensation Table, effective December 31, 2007:

Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan award: number of securities underlying unexercised unearned options (#)	Option exercise price($)	Option expiration date
Mark N. Sirangelo	1,900,000	-	-	$ 1.40	12/20/2010
Richard B. Slansky	1,400,000	-	-	1.40	12/20/2010
	330,000	-	-	0.51	2/10/2009
	395,000	-	-	0.92	3/25/2010
Scott Tibbitts	-	-	-	-	-

Including the above, 7,358,726 share of common stock underlay all of our outstanding stock options in the aggregate as of December 31, 2007.

Long-Term Incentive Awards

We did not have any long-term incentive plan awards during fiscal year 2007.

Employment Agreements, Termination of Employment Arrangements and Change of Control Agreements

On December 20, 2005, we entered into an executive employment agreement with Mr. Sirangelo pursuant to which Mr. Sirangelo was employed as our Chief Executive Officer and Vice Chairman. The agreement had an initial term of two years, and was automatically renewed for a third year, since in 2007 neither we nor Mr. Sirangelo provided written notice of intent not to renew.  Under the agreement, Mr. Sirangelo is entitled to receive; (1) a base salary of $22,500 per month, subject to adjustment up to $27,500 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement (including a bonus of $25,000 upon the completion of the merger with Starsys); and (3) a fully-vested option to purchase up to 1,900,000 shares of our common stock under the terms and conditions of a non-plan stock option agreement between Mr. Sirangelo and us.  The option has an exercise price equal to $1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant.  Some of the shares subject to the option are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first.  Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise.  We will pay severance to Mr. Sirangelo if his employment is terminated by us without cause or by Mr. Sirangelo for good reason.  The severance payment is equal to: (1) if Mr. Sirangelo's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or (2) if Mr. Sirangelo's employment is terminated by Mr. Sirangelo for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months.

On December 20, 2005, we entered into an amended and restated executive employment agreement with Mr. Slansky pursuant to which Mr. Slansky is employed as our President and Chief Financial Officer.  The agreement superseded in full the employment agreement dated February 10, 2003 between Mr. Slansky and us.  The agreement had an initial term of two years, and was automatically renewed for a third year, since in 2007 neither we nor Mr. Slansky provided written notice of intent not to renew.  Under the agreement, Mr. Slansky is entitled to receive: (1) a base salary of $14,500 per month, subject to adjustment up to $20,000 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement (including a bonus of $25,000 upon the completion of the merger with Starsys); and (3) a fully-vested option to purchase up to 1,400,000 shares of our common stock under the terms and conditions of a non-plan stock option agreement between Mr. Slansky and us.  The option has an exercise price equal to $1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant.  Some of the shares subject to the options are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first.  Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise.  We will pay severance to Mr. Slansky if his employment is terminated by us without cause or by Mr. Slansky for good reason.  The severance payment is equal to: (1) if Mr. Slansky's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or (2) if Mr. Slansky's employment is terminated by Mr. Slansky for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months.

In January 2006, we entered into a three year executive employment agreement with Scott Tibbitts, pursuant to which Mr. Tibbitts is employed as our Managing Director.  Under the agreement, Mr. Tibbitts earns an annual base salary of $150,000 and is eligible for quarterly performance bonuses, as determined by our Board of Directors or Compensation Committee, up to an annual aggregate amount of 50% of his base salary.  Bonus milestones will be mutually agreed upon in good faith by Mr. Tibbitts and by our Board of Directors or Compensation Committee.  We will pay severance to Mr. Tibbitts if his employment is terminated by us without cause or by Mr. Tibbitts for good reason.  The severance payment is equal to: (1) if Mr. Tibbitts' employment is terminated by us without cause, his then-current base salary per month multiplied by the number of months remaining in the term of the agreement (prorated with respect to any partial month); or, (2) if Mr. Tibbitts' employment is terminated by Mr. Tibbitts for good reason, his then-current base salary per month multiplied by the lesser of 12 months and the number of months remaining in the term of the agreement.  Under the agreement, we will indemnify Mr. Tibbitts to the extent provided in charter, as may be amended from time to time, and pursuant to our standard indemnification agreement with our Officers and Directors, provided that we will have no obligation to indemnify or defend Mr. Tibbitts for any action, suit or other proceeding to the extent based on acts, omissions, events, or circumstances occurring prior to the Starsys merger.

Employee Benefits

Under our 1999 Stock Option Plan, the board of directors had the ability to grant our employees, directors and affiliates Incentive Stock Options, non-statutory stock options and other forms of stock-based compensation, including bonuses or stock purchase rights. Incentive Stock Options, which provide for preferential tax treatment, are only available to employees, including officers and affiliates, and may not be issued to non-employee directors. The exercise price of the Incentive Stock Options must be 100% of the fair market value of the stock (110% for stockholders holding 10% or more of our outstanding voting stock) on the date the option is granted. Pursuant to our plan, the exercise price for the non-statutory stock options may not be less than 95% of the fair market value of the stock on the date the option is granted. We are required to reserve an amount of common shares equal to the number of shares which may be purchased as a result of awards made under the Plan at any time.

In 2000, we amended this Plan, increasing the number of shares eligible for issuance under the Plan to 30% of the then outstanding common stock and allowing the board of directors to make annual adjustments to the Plan to maintain a 30% ratio to outstanding common stock at each annual meeting of the board of directors. The board, at its annual meetings in 2001 and 2002, made no adjustment, as a determination was made that the number of shares then available under the Plan was sufficient to meet the Company's then current needs.

In 2004, we created a new incentive plan. We have reserved 7,000,000 shares for issuance under our 2004 Equity Incentive Plan. The plan is an important part of our total compensation program because competitive benefit programs are a critical component of our efforts to attract and retain qualified employees, directors, and consultants.  Options granted under the plan may be Incentive Stock Options or non-statutory stock options, as determined by the board of directors or a committee appointed by the board of directors at the time of grant. Limited rights and stock awards may also be granted under the Plan.

As of December 31, 2007, 11,184,698 shares were authorized for issuance under the 1999 Stock Option Plan, the 2004 Equity Incentive Plan, and non-plan options, 7,358,726 of which were subject to outstanding options on December 31, 2007, and options on 1,610,199 shares were exercised through 2007.

In addition to the 1999 Stock Option Plan and the 2004 Equity Incentive Plan, our 1999 Employee Stock Purchase Plan authorizes our board of directors to make offerings of our common stock to our employees.  The 1999 Employee Stock Purchase Plan has been instituted and the first employees enrolled in the plan in August 2003.  The first shares of common stock were issued under the Plan in February 2004 and every six-month anniversary thereafter.  The 1999 Employee Stock Purchase Plan was scheduled to expire in June 2005; however, the board authorized a one-year extension of the plan at their meeting in November 2004, while the compensation committee reviewed the value of the plan to employees and the desire for its continuance.  In March 2005, the board authorized an additional extension of the plan to June 30, 2010.

We also offer a variety of health, dental, vision, 401(k) and life insurance benefits to our employees.

Equity Compensation Plan Information

The following table reflects information as of December 31, 2007.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights.	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	7,358,726	$1.11	2,215,773
Equity compensation plans not approved by security holders	3,800,000	1.35	-
Total	11,158,726	$1.24	2,215,773

The options granted to our executives, under the equity compensation plans not approved by security holders, are fully vested and exercisable on the date of grant, have an exercise price of equal to the closing sale price reported on the OTCBB on the date of grant, and will expire five to ten years after the date of grant.  Some of the shares subject to the options are subject to sale restrictions that expire upon the achievement of certain milestones or four years from the date of grant, whichever comes first.  Subject to certain limitations, these options may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise.  Of the non-Plan options, 500,000 were granted to James W. Benson on January 21, 2000 with an exercise price of $1.00 per share, and 1,900,000 and 1,400,000 were granted to Messrs. Sirangelo and Slansky, respectively, on December 20, 2005 with an exercise price of $1.40 per share.

Certain Relationships and Related Transactions

James W. Benson, who died on October 10, 2008, and Susan C. Benson were married.

On January 31, 2006, we entered into a non-competition agreement with Scott Tibbitts, pursuant to which Mr. Tibbitts has agreed not to be employed by or have any interest in an entity that engages in a similar business to Starsys related to the aerospace industry for three years, shall not solicit any business from any of our past or present customers, not solicit or encourage any of our employees to leave or reduce his or her employment, not to encourage a consultant under contract with us to cease or diminish his or her work with us, not to use our intellectual property other than for the benefit of us and not to make any negative or disparaging statements regarding us to any third party.  Mr. Tibbitts has received $100,000 and $97,511 in 2007 and 2006, respectively under this non-competition agreement, and will continue to receive compensation at an annual rate of $100,000 until the contract expires in January 2009, as long as he abides by the covenant not to compete.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of the Forms 3 and 4 furnished to us during 2007, each of the Directors and/or Executive Officers timely filed any required initial Form 3 and Form 4 under Section 16(a) of the Securities Exchange Act of 1934 during 2007 with the following exceptions: Mr. J. Benson on January 3, 2007, June 20, 2007, July 25, 2007, September 7, 2007, October 1, 2007, October 30, 2007, and November 19, 2007; Ms. Benson on January 3, 2007, May 16, 2007, July 25, 2007, September 7, 2007, October 1, 2007, October 30, 2007, and November 19, 2007; Mr. Blake on May 10, 2007, May 15, 2007, and September 19, 2007; General Estes on February 8, 2007, May 10, 2007, and May 15, 2007; Mr. Hubbard on November 27, 2007; Dr. Huntress on April 2, 2007, April 19, 2007, May 16, 2007, and July 16, 2007; Loeb Partners Corp. on December 12, 2007; Mr. McClendon on May 10, 2007, May 16, 2007, and September 17, 2007; Mr. Steininger on November 27, 2007; and Mr. Walker on May 10, 2007 and May 16, 2007.

Required Vote

At the Annual Meeting, ten directors are to be elected, by plurality vote. We ask that you sign and return the enclosed proxy card to give the named proxy holders the right to vote for the ten nominees identified in this Proxy Statement.  If you elect to withhold authority for any individual nominee or nominees, you may do so by making an "X" in the box marked "FOR the director nominees listed below (except as marked to the contrary below)" and by striking the name(s) of the nominee(s) on the proxy card that you do not wish to vote for.

Each of the nominees for director has agreed to serve as a director of the Company until his or her replacement is elected.  If any unforeseen event prevents one or more of the nominees from serving as a director, your votes will be cast for the election of a substitute or substitutes selected by the board.  In no event, however, can the proxies be voted for a greater number of persons than the number of nominees named.  Unless otherwise instructed, the proxy holders will vote for the election of each nominee to serve as a director of the Company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL 3

RATIFICATION OF SELECTION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Our audit committee has selected PKF, Certified Public Accountants, A Professional Corporation, ("PKF"), who was our auditing firm for the fiscal years ended December 31, 2003, 2004, 2005, 2006 and 2007, as our registered independent public accounting firm for the fiscal year ending December 31, 2008.  This selection is being submitted to the stockholders for ratification at the Annual Meeting.  A representative of PKF is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of PKF, as our registered independent public accounting firm.  However, we are submitting the selection of PKF to the stockholders for ratification as a matter of good corporate governance.  If the stockholders fail to ratify the selection, our audit committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time if it determines that such a change would be in our and our stockholders' best interests.

Audit Fees

The following are the fees billed us by our auditors, PKF, Certified Public Accountants, A Professional Corporation, for services rendered by them during 2007 and 2006:

	2007	2006
Audit Fees	166,262	$ 101,690
Audit Related Fees	17,312	82,445
Tax Fees	21,370	24,088
All Other Fees	17,000	285
Total	$ 221,944	$ 208,508

The increase in audit fees in 2007 was due to our acquisition of Starsys Research Corporation in January 2006. The acquisition added additional complexities and consolidation issues to the Company's reporting requirements.

Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-KSB and for any other services that were normally provided by PKF in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees. The 2007 and 2006 fees in this category related to specific research of accounting treatment under new FASB rules as well as capital raises.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning.  Included in such Tax Fees were fees for preparation of our tax returns and consultancy and advice on other tax planning matters.

All Other Fees consist of the aggregate fees billed for products and services provided by PKF and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.  Included in such Other Fees were fees for services rendered by PKF in connection with our private and public offerings conducted during such periods.

Our audit committee has considered whether the provision of the non-audit services described above is compatible with maintaining PKF's independence and determined that such services are appropriate.

Before the auditors are engaged to provide us audit or non-audit services, such engagement is (without exception, required to be) approved by the audit committee of our board of directors.

The affirmative vote of the holders of a majority of the stock represented and voting at the meeting will be required to ratify the selection of PKF.

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2007, which include the consolidated balance sheets of the Company as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years ended December 31, 2007 and 2006, and the notes thereto.

“The primary responsibility of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, and the quality and integrity of the Company's financial reports. In that respect, the audit committee has reviewed and discussed the audited financial statements and the footnotes thereto with management and the independent auditors. The audit committee has not been apprised of any misstatements or omissions in the financial statements.  In addition, the audit committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standard No. 61, Communication with Audit Committees, including, among other items, matters related to the conduct of the audit of the Company's financial statements.  Management has the primary responsibility for the Company's financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

The audit committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the Company; and the audit committee has discussed with the auditor the auditor's independence from the Company.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007.

Submitted by the Audit Committee of the Company's board of directors:

Curt Dean Blake
Scott McClendon
Scott Hubbard”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008.

OTHER MATTERS

We do not intend to present any business at the meeting not mentioned in this Proxy Statement, and currently know of no other business to be presented.  If any other matters are brought before the meeting, the appointed proxy holders will vote on all such matters in accordance with their judgment of the best interests of the Company.

DELIVERY OF PROXY STATEMENT

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, known as "householding," potentially means extra convenience for stockholders and cost savings for companies.  This year, a number of brokers with customers who are our stockholders will be "householding" the Company’s proxy materials unless contrary instructions have been received from the customers.  The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed.  Requests for additional copies should be directed to our proxy solicitor, The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017, Attn: William Poudrier, or by telephone at (888) 337-7699 or (888) 33-PROXY, or by email at bill.poudrier@proxyadvisory.net or to SpaceDev, Inc, 13855 Stowe Drive, Poway, California 92064, Attention: Investor Relations, or by telephone at (858) 375-2026.

Once a stockholder has received notice from his or her broker that the broker will be "householding" communications to the stockholder's address, "householding" will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent.  If, at any time, a stockholder no longer wishes to participate in "householding" and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker.  Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the stockholder's name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
Station Place
100 F Street, N.W.
Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Station Place, 100 F Street, N.W., Washington, D.C. 20549, at prescribed rates.  The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at SpaceDev, Inc, 13855 Stowe Drive, Poway, California 92064, Attention: Investor Relations, or by telephone at (858) 375-2026, or, to our proxy solicitor The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, NY 10017, Attn: William Poudrier, or by telephone at (888) 337-7699 or (888) 33-PROXY, or by email at bill.poudrier@proxyadvisory.net. If you would like to request documents, please do so by December 5, 2008, in order to receive them before the Annual Meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 10, 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

STOCKHOLDER PROPOSALS AND NOMINATIONS

If the merger is completed, the Company will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders.  However, if the merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders' meetings.

If the merger is not completed, stockholder proposals intended to be included in the Company's proxy statement for the 2009 annual meeting of stockholders, if held, must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, and without regard to the question of inclusion in the Company's proxy statement for the 2009 annual meeting of stockholders, if held, proposals which are intended to be presented by any stockholder at our next Annual Meeting of Stockholders must be received by us no later than the date specified in our Bylaws in order to be brought forward and considered at that meeting. In addition and similarly, director nominations to be made “from the floor” must be received by us no later than the date specified in our Bylaws or else they will be ruled out of order at such meeting. Also, stockholders who wish to make a recommendation to the nominating and corporate governance committee for a director nominee to be included on the proxy statement slate for 2009 Annual Meeting of Stockholders, if held, must submit their recommendation by the date specified in our Bylaws to allow for meaningful consideration and evaluation of the nominees by the nominating and corporate governance committee.  Such proposals, or nominee recommendations, should be mailed to Richard B. Slansky, Corporate Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, CA 92064.  Proposals, nominations and nominee recommendations for the 2009 annual meeting of stockholders, if held, submitted outside the period described above will be considered untimely.

/s/  Richard B. Slansky
Corporate Secretary
Dated:  November 21, 2008

ANNEX A - AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SIERRA NEVADA CORPORATION,

SDV ACQUISITION CORP.

AND

SPACEDEV, INC.

DATED AS OF OCTOBER 20, 2008

TABLE OF CONTENTS

ARTICLE I THE MERGER		1
1.1	Effective Time of the Merger	1
1.2	Closing	1
1.3	Effects of the Merger	2
1.4	Certificate of Incorporation	2
1.5	Bylaws	2
1.6	Directors and Officers of the Surviving Corporation.	2
ARTICLE II CONVERSION OF SECURITIES		2
2.1	Conversion of Capital Stock	2
2.2	Exchange of Certificates	5
2.3	Appraisal Rights.	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1	Organization; Standing and Power; Charter Documents; Subsidiaries.	7
3.2	Capital Structure.	9
3.3	Authority; No Conflict; Required Filings and Consents.	10
3.4	SEC Filings; Financial Statements; Information Provided.	12
3.5	No Undisclosed Liabilities	14
3.6	Absence of Certain Changes or Events	14
3.7	Taxes.	15
3.8	Owned and Leased Real Properties	16
3.9	Tangible Personal Property	16
3.10	Intellectual Property.	17
3.11	Contracts.	19
3.12	Litigation	21
3.13	Environmental Matters	21
3.14	Employee Benefit Plans.	22
3.15	Compliance With Laws	25
3.16	Permits	26
3.17	Labor Matters	26
3.18	Insurance	27
3.19	Transactions with Affiliates	27
3.20	State Takeover Statutes	27
3.21	Opinion of Financial Advisor	27
3.22	Brokers; Fees	28
3.23	Accounts Receivable.	28
3.24	No Other Representations and Warranties	28
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		28
4.1	Organization, Standing and Power.	28
4.2	Authority; No Conflict; Required Filings and Consents.	29
4.3	Information Provided.	30
4.4	Operations of Merger Sub	30
4.5	Litigation	30
4.6	Financing	30
4.7	No Other Representations and Warranties	30
ARTICLE V COVENANTS; CONDUCT OF BUSINESS		31
5.1	Ordinary Course	31
5.2	Required Consents	31
5.3	Buyer Actions	35
ARTICLE VI ADDITIONAL AGREEMENTS		35
6.1	No Solicitation.	35
6.2	Proxy Statement	39
6.3	Stockholders Meeting.	40
6.4	Access to Information	41
6.5	Legal Requirements.	41
6.6	Public Disclosure	42
6.7	Indemnification.	42
6.8	Notification of Certain Matters	44
6.9	Exemption from Liability Under Section 16	44
6.10	Employee Stock Purchase Plan	44
6.11	Options and Related Matters	45
6.12	Warrants	45
6.13	Employee Matters	45
6.14	Third-Party Consents	46
6.15	Buyer Financing.	47
6.16	Option/ESPP Offer.	47
6.17	Company Bonus Plan.	48
ARTICLE VII CONDITIONS TO MERGER		48
7.1	Conditions to Each Party’s Obligation to Effect the Merger	48
7.2	Additional Conditions to Obligations of Buyer and Merger Sub	48
7.3	Additional Conditions to Obligations of the Company	50
ARTICLE VIII TERMINATION AND AMENDMENT		51
8.1	Termination	51
8.2	Effect of Termination	53
8.3	Fees and Expenses.	53
8.4	Amendment	54
8.5	Extension; Waiver	54
ARTICLE IX MISCELLANEOUS		54
9.1	Nonsurvival of Representations, Warranties and Agreements	54
9.2	Notices	55
9.3	Entire Agreement	56
9.4	No Third Party Beneficiaries	56
9.5	Assignment	56
9.6	Severability	56
9.7	Counterparts and Signature	56
9.8	Interpretation	57
9.9	Governing Law	57
9.10	Remedies	57

TABLE OF DEFINED TERMS

Defined Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.4(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Anti-Bribery Laws	Section 3.15(c)
Business Day	Section 1.2
Buyer	Preamble
Buyer Material Adverse Effect	Section 4.1
Buyer/Surviving Corporation Employee Plan	Section 6.12
Cashed-Out Options	Section 6.11(c)
Certificate	Section 2.2(b)
Certificate of Incorporation	Section 2.1(d)
Change in the Company Recommendation	Section 6.1(b)(iii)
Closing	Section 1.2
Closing Adjustment	Section 2.1(f)
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Preamble
Company Balance Sheet	Section 3.5
Company Board	Section 3.3(a)
Company Change in Control Transaction	Section 8.3(b)
Company Charter Documents	Section 3.1(b)
Company Common Consideration	Section 2.1(c)
Company Common Stock	Section 2.1(c)
Company Disclosure Schedule	Article III
Company Employees	Section 3.14(a)
Company Employee Plans	Section 3.14(a)
Company Financials	Section 3.4(a)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.11(a)
Company Permits	Section 3.16
Company Preferred Stock	Section 2.1(e)
Company Recommendation	Section 6.3
Company SEC Reports	Section 3.4(a)
Company Stock Options	Section 3.2(b)
Company Stock Plans	Section 3.2(b)
Company Stockholders Meeting	Section 3.3(d)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreement	Section 6.4
Continuing Employees	Section 6.12
Contract	Section 3.11(a)
Costs	Section 6.7(a)
Cowen	Section 3.21
DGCL	Recitals
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.14(a)
Employee Stock Purchase Plan	Section 3.2(b)
Environmental Law	Section 3.13(b)
ESPP Rights	Section 6.16(a)
ESPP Buy Price	Section 6.16(a)
ERISA	Section 3.14(a)
ERISA Affiliate	Section 3.14(a)
ESPP Termination Date	Section 6.10
Exchange Act	Section 3.3(c)
Exchange Fund	Section 2.2(a)
Excluded Person	Section 6.1(a)
Existing Indemnity Obligations	Section 6.7(a)
Export Control Laws	Section 3.15(b)
GAAP	Section 3.4(a)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.13(c)
Holder Agreements	Recitals
Indemnified Parties	Section 6.7(a)
Intellectual Property	Section 3.10(a)
Intellectual Property Licenses	Section 3.10(b)
IRS	Section 3.7(b)
Leased Real Property	Section 3.8
Leases	Section 3.8
Liens	Section 3.1(c)
Merger	Recitals
Merger Consideration	Section 2.1(e)
Merger Sub	Preamble
Open Source Materials	Section 3.10(g)
Option Consideration	Section 6.11
Option/ESPP Offer	Section 6.16(a)
Outside Date	Section 8.1(b)
Paying Agent	Section 2.2(a)
Permitted Liens	Section 3.9
Person	Section 2.2(b)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.4(b)
PSV Policies	Section 6.13
Required Company Stockholder Vote	Section 3.3(d)
Representatives	Section 6.1(a)
Sarbanes-Oxley Act	Section 3.4(c)
SEC	Section 3.3(c)
Securities Act	Section 3.3(c)
Series C Consideration	Section 2.1(d)
Series C Preferred Stock	Section 2.1(d)
Series D-1 Consideration	Section 2.1(e)
Series D-1 Preferred Stock	Section 2.1(e)
Subsidiary	Section 3.1(a)
Subsidiary Charter Documents	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Surviving Rights	Section 2.1(f)
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Triggering Event	Section 8.1(f)
Voting Agreements	Recitals
Voting Debt	Section 3.2(c)
Window Shop End Time	Section 6.1(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 20, 2008, by and among Sierra Nevada Corporation, a Nevada corporation (“Buyer”), SDV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and SpaceDev, Inc., a Delaware corporation (the “Company”).

RECITALS

A.             The Boards of Directors of Buyer, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Buyer acquire the Company on the terms and conditions set forth in this Agreement;

B.           The acquisition of the Company shall be effected through a merger (the “Merger”) of Merger Sub with and into the Company in accordance with the terms of this Agreement and the Delaware General Corporation Law (the “DGCL”), as a result of which the Company shall become a wholly owned subsidiary of Buyer;

C.           Concurrently with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, certain holders of the Company’s securities are entering into agreements with the Company (the “Holder Agreements”) pertaining to the repurchase or termination of certain Company securities held thereby, and/or the voting of any voting securities with respect to the Merger and related matters; and

D.           Buyer, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, Buyer, Merger Sub and the Company agree as follows:

ARTICLE I
THE MERGER

1.1  Effective Time of the Merger. Subject to the terms and conditions of this Agreement, at the Closing, Buyer and the Company shall jointly prepare and cause to be filed with the Secretary of State of the State of Delaware a certificate of merger in such form as is required by, and executed by the Company and Merger Sub in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed in writing by Buyer and the Company and set forth in the certificate of merger (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 1:00 p.m., Pacific Time, on a date to be specified by Buyer and the Company (the “Closing Date”), which shall be no later than the fifth Business Day following the date on which all of the conditions set forth in Article VII are satisfied or waived, at the offices of the Company’s counsel in San Diego, California, unless another date, place or time is agreed to in writing by Buyer and the Company.  For purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in San Francisco, California are required by law, executive order or governmental decree to remain closed.

1.3 Effects of the Merger. At the Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Company.  The Company, as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately before the Effective Time, shall be amended and restated to read in its entirety so as to conform to the Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time (except that Article I of the certificate of incorporation of the Surviving Corporation shall read as follows “The name of the Company is SpaceDev, Inc.”) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable law.

1.5 Bylaws. At the Effective Time, the Bylaws of the Company, as in effect immediately before the Effective Time, shall be amended and restated to read in their entirety so as to conform to the Bylaws of Merger Sub, as in effect immediately before the Effective Time and, as so amended and restated, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately before the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

(b) The officers of the Company immediately before the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holder of any shares of the capital stock of the Company or capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  The shares of the common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become that number of validly issued, fully paid and nonassessable shares of common stock, $0.001 par value per share, of the Surviving Corporation as shall be equal to the sum of (i) the number of shares of Common Stock of the Company issued and outstanding immediately before the Effective Time, (ii) the aggregate number of shares of Common Stock of the Company issuable upon conversion of the Series C Preferred Stock and Series D-1 Preferred Stock issued and outstanding immediately before the Effective Time or redeemed by the Company immediately prior to the Effective Time, and (iii) the number of shares of Common Stock of the Company subject to Company Options and Company Warrants immediately before the Effective Time (other than to the extent subject to Surviving Rights as set forth in Section 2.1(f) below).

(b) Cancellation of Treasury Stock and Buyer-Owned Stock.  All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the capital stock of the Company owned by Buyer, Merger Sub or any other wholly owned Subsidiary (as defined in Section 3.1(a) below) of the Company or Buyer immediately before the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock.  Each share of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares (as defined in Section 2.3(a) below)) issued and outstanding immediately before the Effective Time shall be automatically converted into the right to receive an amount in cash (the “Company Common Consideration”) equal to the quotient of (i) the excess of $38,000,000 over the sum of (A) costs or obligations in excess of $1,250,000 in connection with redemptions or repurchases of Series D-1 Preferred Stock, (B) costs or obligations in connection with conversion of Series C Preferred Stock into Company Common Stock in accordance with the Company Charter Documents terms of the Series C Preferred Stock (as such terms stood on the date of this Agreement), (C) the Series C Consideration and Series D-1 Consideration, if and to the extent applicable, (D) costs or obligations in connection with terminating or satisfying warrants and stock options (not including (1) exercise thereof in accordance with their terms (as such terms stood on the date of this Agreement),  (2) net-exercise of in-the-money warrants and stock options consistent with the “spread” value indicated by the Company Common Consideration, or (3) any amounts set forth in clause (E) of this paragraph), (E) amounts payable to the holders of Company Stock Options and Employee Stock Purchase Plan participants pursuant to Section 6.16 below (or other arrangements agreed to by the Company and Buyer), including without limitation the Option Consideration, (F) costs or obligations in excess of $250,000 to the Company’s investment bankers, financial advisors, lawyers and auditors in connection with the transaction contemplated by this Agreement, and (G) the Closing Adjustment, divided by (ii) the number of  shares of Company Common Stock issued and outstanding immediately before the Effective Time.

As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Company Common Consideration pursuant to this Section 2.1(c) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Merger Consideration for Series C Preferred Stock.  Each share of Series C Cumulative Convertible Preferred Stock, par value $0.001 per share, of the Company (“Series C Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately before the Effective Time and (iii) shares voluntarily converted into Company Common Stock, pursuant to the Certificate of Incorporation, before the Effective Date) shall be automatically converted into the right to receive an amount in cash equal to $10.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the Effective Time, calculated in accordance with Article IV, Section C of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”) (the “Series C Consideration”).  As of the Effective Time, all such shares of Series C Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series C Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series C Consideration pursuant to this Section 2.1(d) upon the surrender of such certificate in accordance with Section 2.2, without interest.

(e) Merger Consideration for Series D-1 Preferred Stock.  Each share of Series D-1 Amortizing Convertible Perpetual Preferred Stock, par value $0.001 per share, of the Company (“Series D-1 Preferred Stock”) (other than (i) shares to be cancelled in accordance with Section 2.1(b) and (ii) Dissenting Shares issued and outstanding immediately before the Effective Time and (iii) shares voluntarily converted into Company Common Stock, pursuant to the Certificate of Incorporation, before the Effective Date) shall be automatically converted into the right to receive an amount in cash equal to $1,000.00 plus all declared or accumulated but unpaid dividends with respect to such shares as of immediately before the Effective Time, calculated in accordance with Article IV, Section (D) of the Certificate of Incorporation (the “Series D-1 Consideration”). The Series C Preferred Stock and the Series D-1 Preferred Stock are sometimes collectively referred to herein as the “Company Preferred Stock.”  As of the Effective Time, all such shares of Series D-1 Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Series D-1 Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Series D-1 Consideration pursuant to this Section 2.1(e) upon the surrender of such certificate in accordance with Section 2.2, without interest.  The Company Common Consideration, the Series C Consideration, the Series D-1 Consideration, the Option Consideration and the Warrant Consideration are sometimes collectively referred to herein as the “Merger Consideration.”

(f) Adjustments to Company Common Consideration.  In the event that any person has a right to acquire shares of capital stock in the Surviving Corporation pursuant to any Company Warrant, Company Option, the Company’s 1999 Employee Stock Purchase Plan or any other right or instrument following the Effective Time (the “Surviving Rights”), the Company Common Consideration shall be reduced by an amount (the “Closing Adjustment”) equal to the greater of (i) the product of the aggregate number of shares subject to the Surviving Rights multiplied by $2.00, or (ii) the product of the number of distinct holders of the Surviving Rights multiplied by $50,000; provided, however, that (A) in the event that there are any Surviving Rights, the Closing Adjustment shall not be less than $250,000, and (B) in no event shall the Closing Adjustment exceed $2,000,000.

(g) Adjustments to Merger Consideration.  The Merger Consideration shall be adjusted as appropriate to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Company Preferred Stock occurring (or for which a record date is established) after the date hereof and before the Effective Time.

2.2 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock and/or Company Preferred Stock for the applicable Merger Consideration pursuant to the Merger are as follows.  Equivalent procedures to those established in this section 2.2 for certificated shares shall be established for uncertificated or book-entry shares.

(a) Paying Agent.  Immediately before the Effective Time, Buyer shall deposit with a bank, trust company or other similar institution designated by Buyer and reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock and the holders of shares of Company Preferred Stock, in each case issued and outstanding immediately before the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash  in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1 in exchange for all of the outstanding shares of Company Common Stock and Company Preferred Stock (the “Exchange Fund”).

(b)  Exchange Procedures.  Promptly after the Effective Time, Buyer shall cause the Paying Agent to mail to each holder of record of a certificate which immediately before the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (each, a “Certificate”) (i) a letter of transmittal in customary form and (ii) instructions for effecting the surrender of the Certificates in exchange for the applicable Merger Consideration payable with respect thereto.  Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration may be delivered to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer (in form and substance reasonably satisfactory to Buyer).  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Section 2.2.  For purposes of this Agreement, the term “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

(c) No Further Ownership Rights in Company Stock.  All Merger Consideration paid upon the surrender for exchange of Certificates evidencing shares of Company Common Stock or Company Preferred Stock in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately before the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund in investments as directed by Buyer; provided that no such investment or loss thereon shall affect the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to the holders of Company Common Stock or Company Preferred Stock pursuant to this Article II shall be paid to Buyer as soon as practicable at the end of each calendar month.

(e) Termination of Exchange Fund  Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Preferred Stock for six months after the Effective Time shall be delivered to Buyer, upon demand, and any holder of Company Common Stock or Company Preferred Stock who has not previously complied with this Section 2.2 shall look only to Buyer for payment of its claim for Merger Consideration without interest.

(f) No Liability.  To the extent permitted by applicable law, none of Buyer, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock or Company Preferred Stock for any Merger Consideration in respect of such shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Withholding Rights.  Each of Buyer, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or any other payment otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Entity (as defined in Section 3.3(c)), and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.3 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock or Company Preferred Stock held by a holder who is entitled to demand and has made a demand for appraisal of such shares of Company Common Stock or Company Preferred Stock, as the case may be, in accordance with Section 262 of the DGCL and has not voted in favor of the approval of this Agreement (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 2.1, without interest thereon, upon surrender of the Certificates representing such shares.

(c) The Company shall give Buyer (i) prompt notice of any written demand for appraisal received by the Company before the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company before the Effective Time pursuant to the DGCL that relate to such demand; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.

(d) The Company shall not make any payment or settlement offer before the Effective Time with respect to any such appraisal demand, notice or instrument unless Buyer shall have given its written consent to such payment or settlement offer.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedule delivered by the Company to Buyer and Merger Sub and dated as of the date of this Agreement (the “Company Disclosure Schedule”) and which Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs set forth in this Article III and disclosures set forth in one section of the Company Disclosure Schedule shall be deemed to apply to any other section or subsection thereof to the extent the applicability of the disclosure is reasonably apparent on its face without reference to further documentation, as follows:

    3.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power.  The Company and each of its Subsidiaries (as defined below): (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted or as proposed to be conducted, and (iii) is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not reasonably be expected to have a Company Material Adverse Effect (as defined below).  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party or any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries: (i) directly or indirectly, owns or controls at least a majority of the securities or other interests which have by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of the board of directors or other governing body of such corporation or other organization.  For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, circumstance or development that is or would reasonably be expected to (i) prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or (ii) result in a materially adverse effect on the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, event, circumstance or development resulting primarily from one or more of any of the following: (A) changes in national or international economic or business conditions generally which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to companies of similar size and situation in its industry; (B) the outbreak or escalation of hostilities, including acts of war or terrorism, which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as so compared; (C) changes generally affecting the industries or markets in which the Company and its Subsidiaries operate which do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as so compared; (D) changes in any law, rule or regulation or GAAP or the interpretation thereof by courts or Governmental Entities (as defined below); (E) any action required to be taken by the Company or its Subsidiaries pursuant to this Agreement or taken by the Company or any of its Subsidiaries at the request of Buyer or Merger Sub; (F) changes resulting from the public announcement of the execution of this Agreement or the consummation of the Merger; or (G) disruptions in financial, banking or securities markets generally.

(b) Charter Documents.  The Company has delivered or made available to Buyer: (i) a true and correct copy of the certificate of incorporation and bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries.  Each such instrument is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter Documents and no Subsidiary is in violation of any of the provisions of its respective Subsidiary Charter Documents.

(c) Subsidiaries.  The Company has made available to Buyer a list setting forth the name of each Subsidiary of the Company, the authorized and issued capital stock of each such Subsidiary (and the holder thereof), the officers and directors of each such Subsidiary and the jurisdiction of organization of each such Subsidiary.  All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than liens for taxes not yet due and payable (collectively, “Liens”) or restrictions on transfer imposed by applicable securities laws.

3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share, 250,000 shares of which are designated as shares of Series C Preferred Stock, and 5,500 shares of which are designated as shares of Series D-1 Preferred Stock.  As of the close of business on September 1, 2008: 43,528,769 shares of Company Common Stock were issued and outstanding, 248,460 shares of Series C Preferred Stock were issued and outstanding, and 2,012.0367 shares of Series D-1 Preferred Stock were issued and outstanding.  No shares of Company capital stock are owned or held by any Subsidiary of the Company.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(b) The Company has delivered to Buyer a complete and accurate list, as of the close of business on September 1, 2008 of:  (i) the number of shares of Company Common Stock subject to outstanding options under each Company Stock Plan and the number of shares of Company Common Stock available for grant under each Company Stock Plan; (ii) all outstanding options, whether or not issued under a Company Stock Plan, to acquire shares of Company Common Stock (“Company Stock Options”), indicating with respect to each such Company Stock Option the name of the holder thereof and whether such holder is an employee of the Company or any of its Subsidiaries, the Company Stock Plan (or other arrangement) under which it was granted and whether such Company Stock Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price and the date of grant thereof, the applicable vesting schedule of such Company Stock Option and the extent to which such Company Stock Option was vested and exercisable as of September 1, 2008; and (iii) all outstanding warrants to purchase shares of Company Common Stock or Company Preferred Stock.  As of the close of business on September 1, 2008, approximately 595,155 shares of Company Common Stock remain issuable pursuant to the Company’s 1999 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”).  For purposes of this Agreement, “Company Stock Plans” means the Company’s Stock Option Plan of 1999, the Company’s 2004 Equity Incentive Plan, the Company’s 1999 Employee Stock Purchase Plan and all sub-plans relating thereto, taken together.  The Company has made available to Buyer complete and accurate copies of all Company Stock Plans, Company Warrants and all forms of Company Options to the extent that there are material differences in the terms of any outstanding Company Options other than the exercise price, number of shares and designation as an Incentive or Non-Statutory Stock Option.

(c) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries have the right to vote on any matters on which stockholders may vote (or are convertible into, or exchangeable for, securities having such right) (collectively, “Voting Debt”).

(d) Except as disclosed pursuant to Section 3.2(a) or Section 3.2(b) above, and except for participating employees’ current-period rights under the Company’s Employee Stock Purchase Plan, as of the close of business on September 1, 2008 (i) there were no shares of capital stock of the Company authorized, issued or outstanding; (ii) there were no options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company or any of its Subsidiaries to issue, transfer, redeem, purchase or sell or cause to be issued, transferred, redeemed, purchased or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests or to otherwise make any payment in respect of any such shares, Voting Debt or other equity interest or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment; and (iii) there were no rights, agreements or arrangements of any character which provide for any stock appreciation or similar right or grant any right to share in the equity, income, revenue or cash flow of the Company.  There are no anti-takeover, stockholder rights plans or agreements, registration rights agreements or any other similar arrangement with respect to any shares of the capital stock of, or other equity or voting interests in the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

(e) Since the close of business on September 1, 2008, other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options or warrants outstanding as of the close of business on September 1, 2008 as disclosed pursuant to Section 3.2(b) in accordance with their terms as in effect on the date hereof, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the redemption or conversion of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, and (iv) the vesting, expiration or termination of Company Stock Options outstanding as of the close of business on September 1, 2008 as disclosed pursuant to Section 3.2(b) in accordance with the terms of the Company Stock Plans as in effect on the date hereof and/or Section 6.11 below, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Stock Options outstanding, or (C) the other options, warrants or other rights, commitments, agreements or arrangements relating to capital stock of the Company or any of its Subsidiaries.

3.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement (the “Company Voting Proposal”) by the Required Company Stockholder Vote (as defined below), to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) approved the Merger in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the stockholders of the Company for their approval and resolved to recommend, subject to the provisions of Section 6.1 of this Agreement, that the stockholders of the Company vote in favor of the approval of this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the receipt of the Required Company Stockholder Vote.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) conflict with, result in any material violation or material breach of, constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty or material increased fees under or result in the imposition of any material Lien on the Company’s or any of its Subsidiaries’ assets pursuant to, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.11 below), or (iii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (i) through (iv) of Section 3.3(c), conflict with or violate any material permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any federal, state, local or foreign court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality (a “Governmental Entity”) or any other Person is required to be obtained or made, as the case may be, by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) the filing of the Proxy Statement (as defined in Section 3.4(b)) with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) the filing of such reports, schedules or materials under Section 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The affirmative vote for approval and adoption of the Company Voting Proposal by the holders of (i) a majority in voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (to the extent entitled to vote on the Company Voting Proposal) on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal (the “Company Stockholders Meeting”), voting together as a single class, and (ii) a majority of the outstanding shares of each of the Series C Preferred Stock and the Series D-1 Preferred Stock on the record date for the meeting of the Company’s stockholders to consider the Company Voting Proposal, voting as separate classes (items (i) and (ii) being collectively referred to herein as the “Required Company Stockholder Vote”), are the only votes of the holders of any class or series of the Company’s capital stock or other securities necessary for the approval and adoption of this Agreement and for the consummation by the Company of the transactions contemplated by this Agreement.

3.4 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed or furnished all registration statements, reports, schedules and other documents required to be filed or furnished by it or any of its Subsidiaries with the SEC since December 31, 2005 (collectively, including any amendments thereto, the “Company SEC Reports”).  None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.  As of their respective filing dates (or, if amended, as of the date of such amendment), the Company SEC Reports were prepared in accordance with, and complied in all material respects with, the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Company SEC Report filed subsequently (but before the date hereof).  The Company has made available to Buyer true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since December 31, 2005, including all SEC comment letters and responses to such comment letters by or on behalf of the Company.  To the knowledge of the Company, as of the date hereof, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.  Each of the financial statements (including the related notes and schedules) of the Company included in, or incorporated by reference into, the Company SEC Reports (the “Company Financials”) complies in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited financial statements, as permitted by applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes).  The Company has no current intention to correct or restate, and to the knowledge of the Company, there is not any basis to correct or restate any of the Company Financials.  The Company has not had any disagreement with any of its auditors regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 14A proxy statement to be filed with the SEC as part of the definitive proxy materials for the Company Stockholders Meeting or in any other soliciting materials (including such other soliciting materials, the “Proxy Statement”), will, at the time the Proxy Statement or such other soliciting materials are first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time before the Company Stockholders Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by the Company or should occur, the Company shall, promptly after becoming aware thereof, inform Buyer of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Buyer or Merger Sub supplied by Buyer or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.  For purposes of this Agreement, the term “Affiliate” when used with respect to any Person shall mean any Person who is an “affiliate” of that Person within the meaning of Rule 405 under the Securities Act.

(c) The Company maintains disclosure controls and procedures as required by Rule 13a-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents, and all such material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.  The Company has established and maintains a system of internal control over financial reporting required by Rules 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP including policies and procedures that (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors.  The Company has disclosed, based on its most recent evaluations, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are known to the Company and (B) any fraud, whether or not material, known to the Company that involves management or other employees who have a role in the preparation of financial statements or the Company’s internal control over financial reporting.  The principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).  The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2007, and such assessment concluded that such controls were effective.

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

3.5 No Undisclosed Liabilities. Except as disclosed in the Company SEC Reports filed before the date of this Agreement or in the consolidated unaudited balance sheet of the Company as of March 31, 2008 (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities (i) incurred in connection with the transactions contemplated hereby, (ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or (iii) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

3.6 Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports, since the date of the Company Balance Sheet: (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Buyer under Section 5.1 or Section 5.2 of this Agreement.  Since the date of the Company Balance Sheet, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had a Company Material Adverse Effect.

3.7 Taxes.

(a) The Company and each of its Subsidiaries have timely filed all material Tax Returns (as defined below) that they were required to file, and all such Tax Returns were correct and complete in all material respects.  The Company and each of its Subsidiaries have paid on a timely basis all material Taxes due and payable (whether or not shown on any such Tax Returns), other than Taxes for which adequate reserves exist on the Company Balance Sheet.  The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet exclusive of any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles.  All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business.  All material Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.  There are no liens or encumbrances with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable. For purposes of this Agreement, (i) “Taxes” means (A) all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, license alternative or add-on minimum, transfer, withholding, employment, payroll and franchise taxes imposed by any federal, state, local or foreign government, or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, (B) any liability for the payment of any amounts of the type described in clause (A) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (C) any liability for the payment of any amounts of the type described in clauses (A) or (B) of this sentence as a result of being a transferee of or successor to any Person or entity or as a result of any express or implied obligation to make a payment to any other Person or entity, and (ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

(b) There are no material deficiencies for any amount of Taxes claimed, proposed or assessed by any taxing or other Governmental Entity in writing that have not been fully paid, settled or accrued for.  The Company has made available to Buyer correct and complete copies of all federal income Tax Returns filed, all other material Tax Returns and examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003.  Except as set forth in Schedule 3.7(b) of the Company Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries have never been audited by the Internal Revenue Service (the “IRS”) and no other Tax Returns of the Company or its Subsidiaries have been audited by any taxing authority (other than routine audits undertaken in the ordinary course which have been resolved in full on or before the date hereof).  No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity, to the knowledge of the Company, is currently in progress, threatened or contemplated, and neither the Company nor any of its Subsidiaries has received notice of any examination or audit of any Tax Return by any Governmental Entity.  Neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that the Governmental Entity believes that the Company or any of its Subsidiaries was required to pay any Tax or file any Tax Return that was not filed. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code; or (ii) has any actual or potential liability for any Taxes of any Person or entity (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation agreement or agreement where liability is determined by reference to the Tax liability of a third party.

(e) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(f) The Company is not and has not been at any time during the last five years a "United States real property holding corporation" within the meaning of Section 897 of the Code.

3.8 Owned and Leased Real Properties. Neither the Company nor any of its Subsidiaries owns any real property.  The Company SEC Reports disclose all real property leased, subleased or licensed by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company has made available to Buyer true, correct and complete copies of all contracts under which the Leased Real Property is currently leased, licensed or subleased (collectively, the “Leases”).  Each Lease is in full force and effect, valid and binding, and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except for such failures to be in full force or effect or valid, binding and enforceable that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  There is not any existing material breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the knowledge of the Company, any third party under any of the Leases.

3.9 Tangible Personal Property  The Company and its Subsidiaries have legal and valid title to, or, in the case of leased properties, a valid and enforceable leasehold interest in, all of the tangible personal properties and assets used or held for use by the Company and its Subsidiaries in connection with the conduct of the business of the Company and its Subsidiaries, including all the tangible personal properties and assets reflected in the latest Company Financials included in the Company SEC Reports, except for properties and assets subsequently disposed of in the ordinary course of business and except for such imperfections of title, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  All such tangible personal properties and assets are free and clear of all Liens, except for Permitted Liens or for such Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.  As used in this Agreement, “Permitted Liens” means: (i) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (iii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (iv) statutory purchase money liens.

3.10 Intellectual Property.

(a)  The Company and its Subsidiaries own, license, sublicense or otherwise possess (and immediately following Closing will own, license, sublicense or otherwise possess) legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted free and clear of all Liens, except for any such failures to own, license, sublicense or possess that, individually or in the aggregate, would not result in a Company Material Adverse Effect; provided that no representation is made with respect to third-party intellectual property rights of which the Company has no knowledge and that may be kept as a trade secret by such third party or protected by an unpublished patent application filed by such third party.  For purposes of this Agreement, the term “Intellectual Property” means all intellectual property, including without limitation, all (i) registered and unregistered trademarks and service marks, trade names, trade dress, logos, packaging design, slogans, and Internet domain names, together with goodwill, registrations and applications related to the foregoing, (ii) patents, pending patent applications and patent rights and inventions, discoveries and invention disclosures (whether or not patented), (iii) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all registrations and applications to register the same, and all derivatives, translations, adaptations and combinations of the above, (iv) software; (v) trade secrets, know-how, customer lists, and other confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, source and object code, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results, and (vi) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any Subsidiary’s right to own, use or hold for use any of the Intellectual Property as owned, used or held for use in the conduct of the business of the Company and Subsidiaries as currently conducted and as proposed to be conducted and will not result in the breach of; or create in any third party the right to terminate, suspend or modify; or result in the payment of any additional fees or any obligation not to compete or otherwise materially restrict business operations under, any Intellectual Property Licenses (as defined below).  The Company has made available to Buyer a complete and accurate list of all registrations and applications for registration of Intellectual Property owned by the Company or its Subsidiaries, and a complete and accurate list of all licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third party Intellectual Property that is material to the business of the Company and its Subsidiaries, excluding non-exclusive, generally commercially available, off-the-shelf software programs (collectively, “Intellectual Property Licenses”).

(c) All patents and registrations for trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries that are material to the business of the Company and its Subsidiaries are subsisting and have not expired or been cancelled or abandoned.  To the knowledge of the Company, no third party is infringing, violating or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries and no such claim has been asserted or threatened against any third party by the Company, any of its Subsidiaries or any other Person or entity, in the past three years.

(d) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted does not infringe, violate or constitute a misappropriation of any Intellectual Property of any third party and there has been no such claim asserted or threatened in the past three years against the Company, its Subsidiaries or any other Person or entity; provided that no representation is made with respect to third-party intellectual property rights of which the Company has no knowledge and that may be kept as a trade secret by such third party or protected by an unpublished patent application filed by such third party.

(e) The Company has taken commercially reasonable steps to protect and preserve its rights in any proprietary Intellectual Property (including executing confidentiality and intellectual property assignment agreements with employees and contractors that have or have had a role in the development of the Company’s products and Intellectual Property or access to the Company’s or any Subsidiary’s proprietary information).  No current or former employee or consultant of the Company or any of its subsidiaries owns any material rights in or to any Intellectual Property created in the scope of such employee’s employment with or consultant’s engagement by, as applicable, the Company or any of its Subsidiaries.

(f) No source code for any Company Intellectual Property owned by the Company or its Subsidiaries is subject to any source code escrow obligation by the Company or its Subsidiaries to a third party. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release from escrow or other disclosure or delivery to any third party of any source code that is part of the Company’s products, services or technology.

(g) The Company and its Subsidiaries have used commercially reasonable efforts to: (i) identify Open Source Materials (as defined below); and (ii) to avoid the release of the source code of the Intellectual Property.  There has been no material deviation from such effort and procedures of the Company and its Subsidiaries with respect to Open Source Materials.   Neither the Company nor its Subsidiaries is or will be required to disclose or distribute in source code form any of the software into which such Open Source Materials are incorporated.  “Open Source Materials” means all Software or other material that is distributed as “open source software” or under a similar open source licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL) and Mozilla Public License (MPL).

(h) Neither the Company nor any of its Subsidiaries has licensed any of the Intellectual Property, including software, owned by the Company and its Subsidiaries to any third party on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any contract limiting its ability to exploit fully any of such Intellectual Property, including software, except for any such contract where such Intellectual Property is licensed on a non-exclusive basis to customers in the ordinary course of business consistent with past practice.

3.11 Contracts.

(a) For purposes of this Agreement, “Contract” shall mean any lease, license, contract, subcontract, indenture, note, option or other binding agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound.  For purposes of this Agreement, “Company Material Contract” shall mean:

(i)           any “material contract” (within the meaning of Item 601(b)(10) of Regulation S-K under the Securities Act and the Exchange Act) with respect to the Company;

(ii)           any employment, consulting or other Contract with (A) any member of the Company Board or a member of the board of directors of any Subsidiary of the Company, (B) any executive officer of the Company or any of its Subsidiaries or (C) any other employee of the Company or any of its Subsidiaries earning an annual salary equal to or in excess of $100,000, other than those Contracts terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)           any Contract containing any covenant (A) limiting, in any material respect, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or (B) granting any exclusive rights to make, sell or distribute the Company’s products or the products of any of its Subsidiaries;

(iv)           any Contract containing “most favored nation” pricing or commercial terms or other similar terms in favor of a third party;

(v)           any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of assets for consideration in excess of $50,000, other than the sale of inventory in the ordinary course of business, or (B) relating to any interest in any other Person or other business enterprise other than its Subsidiaries;

(vi)           any Contract to provide source code into any escrow or to any third party (under any circumstances) for any product or technology that is material to the business of the Company and its Subsidiaries, taken as a whole;

(vii)           any mortgages, indentures, guarantees, loans or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money, extension of credit or other indebtedness, other than accounts receivable and accounts payable in the ordinary course of business;

(viii)         any settlement agreement entered into within the two (2) years before the date of this Agreement or which is otherwise still executory, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the cessation of such employee’s or independent contractor’s employment or association with the Company, (B) settlement agreements for cash only (which has been paid) in an amount not exceeding $50,000 or (C) settlements pursuant to which neither the Company nor any of its Subsidiaries has any material continuing obligation or liability;

(ix)           any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party;

(x)           any Contract with a customer that accounted for net recognized revenues in 2007 of more than $350,000 in the aggregate (it being understood for this purpose that each separate agency and department of the United States government constitutes a separate “customer”);

(xi)           any Contract (other than Leases) with a vendor pursuant to which the Company incurred payables in 2007 of more than $100,000 in the aggregate;

(xii)           Leases; and

(xiii)          any Contract of a nature described in Section 3.19 below.

(b) The Company has provided to Buyer true and correct copies of all Company Material Contracts as of the date hereof.

(c) Each Company Material Contract is valid and binding, in full force and effect and is enforceable by the Company or its Subsidiaries in accordance with its respective terms (subject to the bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), except to the extent it has previously expired in accordance with its terms and except for such failures to be valid and binding or in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them under the Company Material Contracts and are not, and, as of the date hereof, are not alleged in writing to be (with or without notice, the lapse of time or both) in breach thereof or default thereunder, and, neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case, for those failures to perform, breaches, violations and defaults that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.12 Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their assets, properties or rights or that, as of the date of this Agreement, in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby.  There are no judgments, orders, settlements or decrees outstanding against the Company or any of its Subsidiaries that have or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in any way.  As of the date of this Agreement, no officer or director of the Company or any of its Subsidiaries is a defendant in any action or, to the knowledge of the Company, the subject of any investigation commenced by any Governmental Entity with respect to the performance of his or her duties as an officer and/or director of the Company.  There are not currently, nor, to the knowledge of the Company, have there been since January 1, 2006, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13 Environmental Matters

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            neither the Company nor its Subsidiaries has received (A) any written notice alleging that any of them has not complied with applicable Environmental Laws or (B) any written notice, demand, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law;

(ii)           neither the Company nor any of its Subsidiaries has received a written notice alleging that any of them may be subject to liability for any Hazardous Substance disposal, release or contamination;

(iii)           neither the Company nor any of its Subsidiaries is subject to any investigations, proceedings, orders, decrees or injunctions by or issued by any Governmental Entity or is subject to any indemnity agreement with any third party relating to liability under any Environmental Law;

(iv)           the Company and its Subsidiaries are, and at all prior times have been, in compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Company Permits required by Environmental Laws; and

(v)           Hazardous Substances have not been generated, transported, treated, stored, disposed of, arranged to be disposed of or released by the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by any of the Company or its Subsidiaries, in a manner or to a location that would give rise to liability to the Company or any of its Subsidiaries, or require any remediation or reporting by the Company or any of its Subsidiaries, under or relating to, any Environmental Laws.

(b) For purposes of this Agreement, the term “Environmental Law” means any law, statute, regulation, rule, judgment, order, decree or permit requirement of, or issued by, any Governmental Entity relating to:  (i) pollution or the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the manufacture, processing, distribution, handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(c) For purposes of this Agreement, the term “Hazardous Substance” means:  (i) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” “pollutant,” “contaminant,” “toxic waste” or any other term of similar import under any Environmental Law; or (ii) any petroleum product or by-product, chemical, asbestos-containing material, polychlorinated biphenyls, radioactive materials, lead or lead-based paints or materials, toxic fungus or mold, mycotoxins or radon.

3.14 Employee Benefit Plans.

(a) The Company has made available to Buyer a complete and accurate list as of the date of this Agreement of all Employee Benefit Plans to which the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates contribute, sponsor or have any liability (together, the “Company Employee Plans”).  For purposes of this Agreement, the following terms shall have the following meanings:  (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), including the Company Stock Plans and, without limitation, all severance, employment, change-in-control, material fringe benefit, bonus, incentive, deferred compensation and employee loan arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written under which (A) any current or former employee, director or consultant of the Company or its Subsidiaries (the “Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has any present or future liability, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(b) With respect to each Company Employee Plan, the Company has made available to Buyer a complete and accurate copy of each Company Employee Plan (or, with respect to any Company Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate) and, to the extent applicable or in existence: (i) all rulings, determination letters no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Entity that pertain to each Employee Plan and any open requests therefor; (ii) any summary plan description, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; (iii) a summary of any proposed amendments or changes anticipated to be made to the Company Employee Plans at any time within the twelve months immediately following the date hereof and which have been communicated to employees; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and annual report  filed with any Governmental Entity with respect to the Company Employee Plans during the current year and each of the three preceding years; (v) all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Employee Plan; and (vi) each trust agreement, group annuity contract or other funding instrument, if any, relating to such Company Employee Plan.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms; (ii) no event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iii) no Company Employee Plan is a split-dollar life insurance program or otherwise provides for loans (except for routine advances for business expenses in the ordinary course and similar items) to executive officers (within the meaning of the Sarbanes-Oxley Act); and (iv) neither the Company nor any of its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries in the United States, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable law.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made if due or properly accrued in the Company’s financial books and records to the extent required by GAAP.  The assets of each Company Employee Plan which is funded are reported at their fair market value on the financial books and records of such Employee Benefit Plan.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the period for obtaining such a determination letter has not yet closed.

(f) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has ever (i) contributed to a Company Employee Plan or any other employee benefit plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) Except as disclosed in the Company SEC Reports, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any stockholders, or any present or former director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated or resulting in any payment to or funding of any trust, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) With respect to any Company Employee Plan, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other United States governmental agencies is, to the knowledge of the Company,  in progress, pending or threatened.

(i) The Company and each of its Subsidiaries has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance.

(j) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Company or its Subsidiaries (other than stock options acceleration).  There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

(k) Except for the continuation coverage requirements of COBRA, neither the Company nor its Subsidiaries have any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Company Employee Plans that are Employee Welfare Benefit Plans.

(l) None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Company Employee Plans except as may be specifically contemplated herein or directed by Buyer. No written or oral representations have been made to any employee or former employee of the Company or its Subsidiaries promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to  the extent of coverage required under COBRA).  No written or oral representations having the effect of a Company Employee Plan amendment have been made to any employee or former employee of the Company concerning the employee benefits of the Company or its Subsidiaries.

(m) There are no pending or, to the knowledge of the Company, threatened material claims by or on behalf of any Company Employee Plan, by any Person or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Company Employee Plan (other than routine claims for benefits).

(n) Neither the Company nor any Company Subsidiary maintains a non-exempt deferred compensation plan that is subject to Section 409A of the Code.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations material to the operation of the business of the Company and each of its Subsidiaries.  No notice has been received by the Company or any of its Subsidiaries from any Governmental Entity alleging any violation of any applicable statutes, laws, rules, orders or regulations, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in material compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. Section 2778), the International Traffic in Arms Regulations (22 C.F.R. Section 120 et seq.), the Export Administration Regulations (15 C.F.R. Section 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of Treasury and all other domestic or foreign Laws relating to export control (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or its Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under Export Control Laws.  The Company and each of its Subsidiaries has all necessary authority under the Export Control Laws to conduct (as to all past and current Contracts) their respective businesses substantially in the manner described in the Company SEC Reports filed before the date hereof and substantially as they are being conducted on the date hereof except as would not constitute a Company Material Adverse Effect.

(c)           The Company, each of its Subsidiaries, and all directors, officers, employees, Affiliates and authorized agents of each of the foregoing and any other Person associated with or acting on behalf of the Company or its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et seq.) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, (ii) all international anti-bribery conventions (other than the convention described in clause (i)), and (iii) all other applicable Laws where any of the foregoing Persons do business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Laws requiring the disclosure of agency relationships or commissions and the anticorruption rules of any international financial institutions with which it does business (collectively, the “Anti-Bribery Laws”). Neither the Company nor its Subsidiaries have received any written communication that alleges that the Company, any of its Subsidiaries, or any director, officer, employee, Affiliate or authorized agents of any of the foregoing or any other Person associated with or acting on behalf of the Company or its Subsidiaries is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

3.16 Permits.  The Company and each of its Subsidiaries have all permits, licenses, franchises, certificates and authorizations (the “Company Permits”) from Governmental Entities required to conduct their businesses as now being conducted or as proposed to be conducted, except for such permits, licenses, franchises, certificates and authorizations, the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries are in compliance in all material respects with the terms of the Company Permits, except where failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect.

3.17 Labor Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, rules, orders and regulations respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to employees/independent contractors (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees/independent contractors (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the knowledge of the Company, threatened or reasonably anticipated against the Company or any of its Subsidiaries relating to any employees/independent contractors.  There are no pending or, to the knowledge of the Company, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long term disability policy.  There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened by or on behalf of any employee/independent contractor against the Company or its Subsidiaries, including charges of unfair labor practices.  No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the knowledge of the Company threatened nor has there been any such occurrence for the past three years.  Neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor is the Company or any Subsidiary bound or otherwise obligated to enter into any such agreement, nor, to the knowledge of the Company, are there any activities by any labor unions to organize such employees.  Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations before the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law.

3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list of, and the Company has made available to Buyer, all policies of liability, fire, casualty, business interruption, worker’s compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations.  All such policies are in full force and effect.  All premiums due and payable under all such policies have been paid and neither the Company nor any Subsidiary is otherwise in material breach or default (including any such breach or default with respect to the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default of the Company or any Subsidiary, or permit termination or modification by the insurance carrier, under any policy.  There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

3.19 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of any class of the voting securities of the Company or (iii) Affiliate or family member of any such officer, director or record or beneficial owner, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

3.20 State Takeover Statutes. Except for Section 203 of the DGCL, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to Buyer, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.21 Opinion of Financial Advisor. The financial advisor of the Company, Cowen and Company (“Cowen”), has delivered to the Company an opinion dated the date of this Agreement to the effect that, as of such date, that the Company Common Consideration is fair to the holders of Company Common Stock from a financial point of view.

3.22 Brokers; Fees. Except for the fees payable to Cowen pursuant to an engagement letter dated April 18, 2008, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company, or any of its Subsidiaries or their respective officers, directors or employees, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or other arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.

3.23 Accounts Receivable.  The Company has provided to Buyer a complete list of the accounts and notes receivable of the Company and its Subsidiaries as of last Business Day before the date of this Agreement, aged by customer or debtor, as the case may be.  The accounts and notes receivable as of the date shown or thereafter acquired arose from valid transactions and are believed in good faith by the Company to be collectible (net of the allowance for doubtful accounts) in the ordinary and usual course of business and not to be subject to any assertable defense or set-off.

3.24 No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by the Company in connection with, this Agreement, the Company makes no other representation or warranty, express or implied, at law, or in equity, in respect of the Company, any of its Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, the Company has not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company or any of its Subsidiaries made available to Buyer or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by the Company in connection with, this Agreement).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
BUYER AND MERGER SUB

Buyer and Merger Sub each represent and warrant to the Company as of the date of this Agreement and as of the Closing Date, as follows:

4.1 Organization, Standing and Power. Each of Buyer and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its business makes such qualification or licensing necessary, except in the case of clause (iii) above) where any failure to be so qualified, licensed or in good standing, when taken together with all other such failures to be so qualified, licensed or in good standing, would not be reasonably be expected to have a Buyer Material Adverse Effect. For purposes of this Agreement, the term “Buyer Material Adverse Effect” means any change, event, circumstance or development that would reasonably be expected to prevent or materially delay the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement.

4.2 Authority; No Conflict; Required Filings and Consents.

(a)  Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Buyer and Merger Sub have been duly authorized by all necessary corporate action on the part of each of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub and constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub do not, and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the certificate of incorporation or bylaws of Buyer or Merger Sub, (ii) conflict with, result in any violation or breach of, constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a penalty or increased fees under or result in the imposition of any Lien on Buyer’s or Merger Sub’s assets pursuant to, any of the terms, conditions or provisions of any lease, license, contract, subcontract, indenture, note, option or other agreement, instrument or obligation, written or oral, to which Buyer or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, writ, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Merger Sub or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, modifications, accelerations, losses, penalties, increased fees or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not result in a Buyer Material Adverse Effect.

(c) No consent, approval, action, license, permit, order, certification, concession, franchise or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required to be obtained or made, as the case may be, by Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware and, as applicable, appropriate corresponding documents with the appropriate authorities of other states in which the Company or Buyer are qualified as a foreign corporation to transact business, and (ii) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, could not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

(d) No vote of the holders of any class or series of Buyer’s capital stock or other securities is necessary for the approval and adoption of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided.  None of the information supplied or to be supplied by or on behalf of Buyer and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement or other soliciting materials are first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If at any time before the Company Stockholders Meeting any fact or event relating to Buyer or Merger Sub or any of their Affiliates which should be set forth in an amendment or supplement to the Proxy Statement should be discovered by Buyer or should occur, Buyer shall, promptly after becoming aware thereof, inform the Company of such fact or event.  Notwithstanding the foregoing, no representation or warranty is made by Buyer or Merger Sub with respect to statements made or incorporated by reference therein about the Company and its Subsidiaries and Affiliates supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

4.4 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Buyer, threatened or contemplated against Buyer or Merger Sub or any of their assets, properties or rights that, individually or in the aggregate, would be reasonably expected to result in a Buyer Material Adverse Effect.

4.6 Financing. Buyer will have, at the Effective Time, sufficient available cash funds to consummate the transactions contemplated by this Agreement.

4.7 No Other Representations and Warranties.  Except as set forth in this Agreement or any exhibit or schedule to, or certificate delivered by Buyer in connection with, this Agreement, neither Buyer nor Merger Sub makes any other representation or warranty, express or implied, at law, or in equity, in respect of Buyer, Merger Sub any of its other Subsidiaries or any of their respective assets, liabilities or operations in connection with the transactions contemplated by this Agreement, and any such other representations or warranties are hereby expressly disclaimed.  Without limiting the foregoing, neither Buyer nor Merger Sub has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Buyer, Merger Sub or any of its other Subsidiaries made available to the Company or its representatives, including due diligence materials, in connection with the transactions contemplated by this Agreement (except, for the avoidance of doubt, as set forth in this Agreement and the exhibits and schedules to, or certificate delivered by Buyer in connection with, this Agreement).

ARTICLE V
COVENANTS; CONDUCT OF BUSINESS

5.1 Ordinary Course.  Except as expressly provided herein or as consented to in writing by Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to: (i) act and carry on its business in the ordinary course of business, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their material debts when due, subject to good faith disputes over such debts, and pay or perform other material obligations when due and (iii) use commercially reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings.  In addition, the Company shall use its reasonable commercial efforts to cause each Article VII condition to Buyer’s obligation to effect the Merger to be satisfied, and shall promptly notify Buyer in writing of any occurrence of a Company Material Adverse Effect.

5.2 Required Consents. Without limiting the generality of the foregoing, except as expressly provided herein or as set forth in Section 5.2 of the Company Disclosure Schedule, during the Pre-Closing Period the Company shall not, and shall not permit or cause any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned and may be conveyed in hard copy or electronic format:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, or convertible into or exchangeable or exercisable for, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and other than dividends required to be accrued or paid on Company Preferred Stock in accordance with the Company Charter Documents); (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities (other than Series D-1 Preferred Stock);

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, Voting Debt, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, Voting Debt, voting securities or convertible or exchangeable securities (other than (i) the issuance of Company Common Stock pursuant to the exercise of Company Stock Options or warrants disclosed to Buyer pursuant to Section 3.2(b) hereof or the associated portion of the Company Disclosure Schedule in accordance with the terms disclosed to Buyer, (ii) the issuance of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan as in effect on the date hereof, (iii) the conversion of Company Preferred Stock in accordance with the provisions of the Company Charter Documents as in effect on the date hereof, in each case in the ordinary course of business consistent with past practice);

(c) amend the Company Charter Documents or the Subsidiary Charter Documents;

(d) acquire (i) by merger or consolidation or by any other means, any business, whether a corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets outside the ordinary course of business which have an aggregate value in excess of $100,000;

(e) sell, lease, license, assign, pledge, subject to a Lien or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries outside the ordinary course of business which have an aggregate value in excess of $100,000;

(f) (i) incur or assume any indebtedness for borrowed money (other than under the existing Laurus revolving credit facility) or guarantee any indebtedness of another Person or entity (other than the Company’s guarantee of permitted indebtedness of a wholly-owned Subsidiary of the Company ) or amend any such existing indebtedness or guarantee, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) guarantee any debt securities of another Person or entity (other than a wholly-owned Subsidiary of the Company) or enter into any “keep well” or other agreement to maintain any financial condition of another Person or entity (other than a wholly-owned Subsidiary of the Company), (iv) enter into any material commitment or transaction requiring a capital expenditure by the Company, other than capital expenditures incurred or committed in 2008 which are (A) not in excess of 110% of the capital expenditures included in the Company's capital expenditures budget for 2008, as such budget was previously provided to Buyer, and (B) consistent with the proposed timing of such capital expenditures in the budget provided to Buyer, or (v) enter into any arrangement having the economic effect of any of the foregoing;

(g) make any material changes in accounting methods or principles or revalue any of its assets, except as may be required by a change in GAAP or SEC requirements as may be advised by the Company’s independent accountants;

(h) except as required to comply with applicable law or agreements, plans or arrangements binding on the Company as of the date hereof and copies of which have been provided to Buyer (including this Agreement), (i) adopt, enter into, terminate or amend any material employment, retention, severance or similar agreement or benefit plan, including any Company Employee Plan, policy, trust, fund or program or other arrangement for the benefit or welfare of any current or former director, officer, employee or consultant, or any collective bargaining agreement; (ii) increase in any manner the compensation or benefits of any present or former directors, officers, employees or consultants of the Company or its Subsidiaries, except, in the case of non-officer employees of the Company or one of its Subsidiaries, for normal salary increases in the ordinary course of business consistent with past practice; (iii) accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards or waive any stock repurchase rights, other than as required by this Agreement; (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan (provided, that payments made be made under such plans upon achievement of objectives pursuant to arrangements which were in place as of before the date of this Agreement pursuant to such plans), or (v) loan or advance any money or other property to any present or former director, officer or employee of the Company or its Subsidiaries, other than routine advances for business expenses in the ordinary course consistent with past practice and the Company’s written expense reimbursement policies;

(i) enter into any joint venture, partnership or other similar arrangement except in the ordinary course of business;

(j) make any loan, advance or capital contribution to or investment in any Person, other than (i) inter-company loans, advances or capital contributions among the Company or any other wholly-owned Subsidiary and any wholly-owned Subsidiary, (ii) investments in any wholly-owned Subsidiary of the Company or (iii) routine advances for business expenses in the ordinary course consistent with past practice and in accordance with the Company’s written expense reimbursement policies as in effect on the date hereof;

(k) cancel any debts or waive any claims or rights (including the cancellation, compromise, release or assignment of any indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice;

(l) enter into, or materially amend, modify or supplement any Company Material Contract or Lease outside the ordinary course of business or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Company Material Contract or Lease or otherwise);

(m) effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;

(n) (i) amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (ii) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;

(o) cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(p) enter into any Contracts containing, or otherwise subject the Surviving Corporation or Buyer to, any (i) non-competition, (ii) “most favored nation,” or (iii) exclusivity or other material restrictions on the Company or the Surviving Corporation or Buyer, or any of their respective businesses, following the Closing;

(q) provide any refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(r) hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers other than the addition of a title to an existing officer to fill vacancies in legally required offices;

(s) (i) enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (ii) enter into any material lease, sublease or other occupancy agreement with respect to any real property or materially alter, amend, modify or terminate any of the terms of any Lease;

(t) enter into any customer Contract that is material in amount;

(u) enter into any Contract that materially and adversely affects any Intellectual Property or Intellectual Property Licenses of the Company, its Subsidiaries or any other affiliates of such entity;

(v) dispose of or transfer (except to the extent that such disposition or transfer is required under Contracts or obligations in force as of the date hereof), or permit to lapse or abandon any Intellectual Property or Intellectual Property Licenses or dispose of or unlawfully disclose to any Person, other than representatives of Buyer, any Trade Secrets;

(w) abandon or permit to lapse any rights to any United States patent or patent application;

(x) take any action that is intended or would reasonably be expected to prevent or materially impede the consummation of any of the transactions contemplated by this Agreement, including with respect to any “poison pill” or similar plan, agreement or arrangement, any other anti-takeover measure, or any state takeover statute;

(y) discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in the Company Financials or incurred since March 31, 2008, in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

(z) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied; or

(aa) take, commit, agree (in writing or otherwise) or announce the intention to take any of the foregoing actions.

5.3 Buyer Actions.  Buyer shall use its reasonable commercial efforts to cause each Article VII condition to the Company’s obligation to effect the Merger to be satisfied, shall not take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied, and shall promptly notify the Company in writing of any occurrence of a Buyer Material Adverse Effect.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) Window-Shop, Then No-Shop.

(i)           Until the Effective Time or, if earlier, until termination of this Agreement, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, “Representatives”) not to, directly or indirectly:

(A)           solicit, initiate, or knowingly encourage or facilitate (including by way of furnishing information other than to the extent expressly permitted under Section 6.1(a)(i)(B) or Section 6.1(a)(ii)) any inquiries or the making, submission or announcement of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal; or

(B)            after 11:59 PDT on the 45th calendar day after the date of this Agreement (the “Window Shop End Time”), enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information or grant access to its properties, books and records or personnel in connection with, any Acquisition Proposal or anything that may reasonably be expected to lead to an Acquisition Proposal, except with a person who before the Window Shop End Time submits a bona fide Acquisition Proposal that is or is reasonably likely to result in a Superior Proposal and which Acquisition Proposal has not been withdrawn or otherwise expired or terminated (an “Excluded Person”).

(ii)            For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until the Window Shop End Time, the Company and its Representatives shall have the right to directly or indirectly: (A) respond cooperatively to (including by way of furnishing information or access) any inquiries or the making of any proposal or offer (including any proposal from or offer to the Company’s stockholders) with respect to, or that could reasonably be expected to lead to, any Acquisition Proposal, provided that (1) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished) and (2) that any such inquiries or proposals were not solicited or encouraged by the Company or its Representatives in violation of Section 6.1(a)(i)(A); and (B) enter into, continue or otherwise participate in any discussions or negotiations with respect to or toward or following Acquisition Proposals.

(iii)           Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide Acquisition Proposal received by the Company after the Window Shop End Time that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to result in a Superior Proposal, in each case, so long as such Acquisition Proposal did not result from a material breach by the Company of this Section 6.1 and the Company has complied in all material respects with this Section 6.1, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives and its proposed financiers pursuant to a customary confidentiality agreement not materially less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.4); provided that contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Buyer (to the extent that such nonpublic information has not been previously so furnished), (y) participate in discussions or negotiations (including solicitation of a revised Acquisition Proposal) with such Person and its Representatives regarding any Acquisition Proposal, and (z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock.  As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Buyer with notice of such Acquisition Proposal, request or inquiry, including:  (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Buyer with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Buyer, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours before entering into any discussions or negotiations or providing any nonpublic information or data to any Person). The Company agrees that it shall promptly provide Buyer with oral and written notice setting forth all such information as is reasonably necessary to keep Buyer currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by this Section) and shall promptly provide Buyer a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry.

(b) Change in Recommendation or Alternative Acquisition Agreement.  During the Pre-Closing Period, the Company Board shall not:

(i) withhold, withdraw or modify in a manner adverse to Buyer, the approval or recommendation by the Company Board with respect to the Merger or the Company Voting Proposal;

(ii) cause or permit the Company to enter into (or publicly propose that the Company enter into) any Contract with respect to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or approve or recommend or propose to approve or recommend any Acquisition Proposal or any agreement, understanding or arrangement relating to any Acquisition Proposal (or resolve or authorize or propose to agree to do any of the foregoing actions), except for a confidentiality agreement, waiver or release referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a) and subject to Section 6.1(c); or

(iii) approve, recommend or take any position other than to recommend rejection (including modifying any recommendation of rejection) of, any Acquisition Proposal.

Notwithstanding anything to the contrary in Section 6.1, at any time before the approval and adoption of the Company Voting Proposal, the Company may, in response to a bona fide written Acquisition Proposal received after the date hereof (so long as such Acquisition Proposal did not result from a breach by the Company of this Section 6.1), contact the person or group making such Acquisition Proposal and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to consummation, so as to determine whether such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal.

Moreover, notwithstanding anything to the contrary set forth in this Agreement, the Company may, before the adoption of the Company Voting Proposal only, to the extent necessary for the Company Board to comply with its fiduciary obligations under applicable law, as determined in good faith by the Company Board after consultation with outside counsel and the Company’s financial advisors, (i) withhold, withdraw or modify in a manner adverse to Buyer the Company Recommendation (as defined below) (a “Change in the Company Recommendation”) and/or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, but, in each case, only if  (w) such Superior Proposal, if any, did not result from a material breach by the Company of this Section 6.1; (x) the Company has complied in all material respects with this Section 6.1, including Section 6.1(c); (y) the Company Board shall have first provided prior written notice to Buyer that it is prepared to effect a Change in the Company Recommendation or terminate this Agreement to enter into an Alternative Acquisition Agreement; and (z) Buyer does not make, within five Business Days after the receipt of such notice, a proposal that the Company Board determines in good faith, after consultation with its financial adviser, is more favorable to the stockholders of the Company than such Superior Proposal or that results in the Company Board no longer being required to make a Change in the Company Recommendation in order to comply with its fiduciary obligations under applicable law.  The Company agrees that, during the five Business Day period before effecting a Change in the Company Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement, the Company and its Representatives shall negotiate in good faith with Buyer and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Buyer.

(c) Notices to Buyer. The Company shall as promptly as reasonably practicable provide oral and written notice to Buyer of receipt by the Company of any Acquisition Proposal, and, subject to any confidentiality provisions set forth in such Acquisition Proposal and to any other confidentiality arrangements with third parties that may be in effect on the date of this Agreement, the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and shall keep Buyer reasonably informed of any material modifications or material developments with respect to such Acquisition Proposal, including without limitation, either copies of all written Acquisition Proposals, including draft agreements or term sheets, or summaries of the material terms thereof.

(d) Certain Permitted Disclosure. Nothing contained in this Agreement shall be deemed to prohibit the Company from taking and disclosing to its stockholders a position with respect to a tender or exchange offer contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or from making any required disclosure to the Company’s stockholders if the Company Board determines in good faith, after consultation with outside counsel, that such action is necessary for the Company Board to comply with its fiduciary obligations under applicable law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender or exchange their shares of Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withhold, withdraw or modify in a manner adverse to Buyer the Company Board’s recommendation with respect to the Merger or the Company Voting Proposal, unless in each case the requirements of this Section 6.1 shall have been satisfied.

(e) Cessation of Ongoing Discussions. The Company shall, and shall direct its Representatives to, cease immediately at the Window Shop End Time all discussions and negotiations with all Persons (other than Excluded Persons and the Representatives of Excluded Persons for so long as such persons retain such status) regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.  The Company also shall promptly after the Window Shop End Time request each Person (other than an Excluded Person) that since January 1, 2006, has executed a confidentiality agreement in connection with its consideration of a possible business combination with the Company to return (or destroy, to the extent permitted by the terms of the applicable confidentiality agreement) all confidential information heretofore furnished to such Person by or on behalf of Company, subject to the terms of the applicable confidentiality agreement; provided however, that the Company need not take the actions described in this sentence with respect to any Person if, before the date of this Agreement, the Company has made a request to such Person of the type described in this sentence and on or after the date of such request the Company has not furnished any additional Confidential Information to such Person.

(f) Violations by Representatives. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

(g) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer (i) relating to a merger, reorganization, consolidation, dissolution, sale of substantial assets, tender offer, exchange offer, recapitalization, liquidation, dissolution, joint venture, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) for the issuance by the Company of 10% or more of its equity securities, (iii) to acquire in any manner, directly or indirectly, in a single transaction or a series of related transactions, 10% or more of the capital stock of the Company or any of its Subsidiaries (on a consolidated basis), or (iv) to acquire, directly or indirectly, in a single transaction or a series of related transactions, assets of the Company and its Subsidiaries having a fair market value equal to 10% or more of the Company’s consolidated assets, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, a majority (by vote or value) of the equity securities or a majority (by vote or value) of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a sale of assets, or otherwise, which the Company Board determines in its good faith judgment to be (i) on terms more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after consultation with its financial advisor), taking into account all the terms and conditions of such proposal and this Agreement (including any alteration to the terms of this Agreement agreed to in writing by Buyer), (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal, and (iii) to the extent that financing is material to such proposal, (A) accompanied by one or more financing commitment letters in customary form and substance indicating an intention to provide the necessary financing or (B) without a financing condition.

(h) State Takeover Statute. The Company Board shall not, in connection with any Change in the Company Recommendation, take any action to change the approval of the Company Board for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 6.1(h) shall not prohibit the Company from effecting a Change in the Company Recommendation under the circumstances and subject to the conditions set forth in this Section 6.1.

6.2 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company will prepare and file with the SEC the preliminary Proxy Statement and then, in due course, the definitive Proxy Statement.  Buyer will provide the Company with any information which may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 6.2.  The Company will notify Buyer promptly upon the receipt, and provide Buyer with copies, of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in the Company’s filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement.  Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto before filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC.  The Company will cause the definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time.

6.3 Stockholders Meeting.

(a) Meeting of Company Stockholders.  The Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to call, hold and convene the Company Stockholders Meeting to be held as promptly as reasonably practicable, and in any event, will use all commercially reasonable efforts (to the extent permissible under applicable law) to cause the Company Stockholders Meeting to be convened within 42 days after the mailing of the Proxy Statement to the Company’s stockholders.  Subject to Section 6.1(b), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action reasonably necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such approvals.  Notwithstanding anything to the contrary contained in this Agreement, (i) the Company may adjourn or postpone the Company Stockholders Meeting after consultation with Buyer (A) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement, or (B) if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (C) if as of the time for which the Company Stockholders Meeting is scheduled (as set forth in the Proxy Statement) the chairman of the meeting determines, after consultation with Buyer (unless Buyer’s representatives are unavailable for such consultation), that it would be advisable to adjourn or postpone the meeting for the purpose of enabling additional beneficial stockholders’ instructions to be reflected via proxies or otherwise for the purpose of increasing stockholder participation in the Company Stockholders Meeting; and (ii) upon Buyer’s written notice (provided no later than the Business Day before the Company Stockholders Meeting and in any event at least 24 hours before the scheduled time of the Company Stockholders Meeting) that Buyer has determined in good faith that the conditions to the respective parties’ obligations set forth in Article VII are not expected to be satisfied or waived by the date of the Company Stockholders Meeting, the Company shall adjourn or postpone the Company Stockholders Meeting to the date notified by Buyer in its reasonable discretion, but before the Outside Date and to a date that would permit compliance with the requirements set forth below.  The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders Meeting are solicited in compliance with the DGCL and its certificate of incorporation and bylaws.

(b) Board Recommendation.  Except to the extent expressly permitted by Section 6.1 and as may be required by the Company Board’s fiduciary obligations:  (i) the Company Board shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Company Stockholders Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting (the “Company Recommendation”); and (iii) neither the Company Board nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Buyer, the recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption of this Agreement.

6.4 Access to Information. The parties acknowledge that Buyer and the Company have previously executed a Mutual Non-Disclosure Agreement, dated as of April 21, 2008 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein or therein.  Until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to Buyer’s officers, employees, accountants, counsel, and other Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its properties, books, contracts, commitments, management personnel and records as Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Buyer (x) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (y) all other information concerning its business, finances, operations, properties, assets and personnel as Buyer may reasonably request, in each case, subject to any restrictions contained in the Confidentiality Agreement; provided that the foregoing shall not require the Company to permit any inspection or disclose any information that, in the reasonable judgment of the Company, would result in the disclosure of any trade secrets of third parties or otherwise privileged information so long as the existence of such trade secrets of third parties or privileged information and the lack of disclosure thereof is identified to Buyer.  During the Pre-Closing Period, the Company shall promptly provide Buyer with copies of: (i) any written materials or communications sent by or on behalf of the Company to its stockholders; (ii) any  notice, document or other communication relating to the Merger sent by or on behalf of any of the Company or any of its Subsidiaries to any customer, supplier, employee, or other party with whom the Company or any of its Subsidiaries has a contractual relationship; provided that a form of such notice, document or other communication shall suffice where such notice, document or other communication is substantially identical but for the addressee; (iii) any notice, report or other document filed with or sent to any Governmental Entity on behalf of the Company or any of its Subsidiaries in connection with the Merger; and (iv) any material notice, report or other document received by the Company or any of its subsidiaries from any Governmental Entity in connection with the Merger or otherwise.  Buyer will hold, and instruct all such officers, employees, accountants, counsel, and other Representatives to hold, any such information that is nonpublic in confidence in accordance with the Confidentiality Agreement or otherwise.

6.5 Legal Requirements.

(a) Subject to the terms hereof, each of the Company and Buyer shall, and the Company shall cause its Subsidiaries to, each use their commercially reasonable best efforts to:

(i)           take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii)           as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by the Company or Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(iii)           as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law;

(iv)           contest any legal proceeding relating to the Merger or the other transactions contemplated by this Agreement; and

(v)           execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The Company and Buyer shall cooperate with each other in connection with the foregoing.  The Company and Buyer shall each use their commercially  reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

6.6 Public Disclosure. Before the Closing, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated by this Agreement without the prior written approval of the other party, except (i) as may be required by law or in connection with the enforcement of this Agreement, in which case the parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release in advance of publication or (ii) in connection with the exercise of the Company’s rights pursuant to Section 6.1 of this Agreement.  Any press release announcing the execution of this Agreement or the Closing shall be issued only in such form as shall be mutually agreed upon by the Company and Buyer, and Buyer and the Company shall consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

6.7 Indemnification.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Buyer will cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and any directors and officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) in effect at the Effective Time and in a form mutually agreed upon by Buyer and the Company, and under the Company Charter Documents as in effect on June 1, 2008, subject to applicable law (collectively, the “Existing Indemnity Obligations”).  Each Indemnified Party will be entitled, subject to applicable law, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation in the manner and to the extent set forth in the Existing Indemnity Obligations.  Notwithstanding the foregoing, if any indemnifiable claim, action, suit, proceeding or investigation is made against any Indemnified Party before the sixth anniversary of the Effective Time, the provisions of this Section 6.7(a) shall continue in effect until the final disposition thereof.

(b) The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Buyer shall cause the Surviving Corporation to maintain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents, which provisions shall not be amended, modified or repealed for a period of six (6) years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or before the Effective Time, were officers or directors of the Company, unless such amendment, modification or repeal is required by applicable law after the Effective Time.

(c) The Surviving Corporation shall maintain, and Buyer shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time insurance “tail” and/or other insurance policies with respect to directors’ and officers’ liability insurance with respect to matters existing or occurring at and within two years before the Effective Time (including the transactions contemplated by this Agreement) on terms reasonably comparable to the coverage applicable to directors and officers as of the date hereof under the Company’s directors’ and officers’ liability insurance policy; provided, however, that in no event will the Surviving Corporation be required in any given year to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, Buyer shall cause the Surviving Corporation to maintain the maximum amount of coverage as is available for such 200% of such annual premium). To the extent that a six-year “tail” policy to extend the Company’s existing directors’ and officers’ liability insurance is available before the Effective Time on terms consistent with this paragraph, after consultation with Buyer the Company may obtain such “tail” policy and such “tail” policy shall satisfy Buyer’s obligation under this Section 6.7(c).

(d) The Surviving Corporation shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the Persons referred to in this Section 6.7 in connection with their enforcement of their rights provided in this Section 6.7; provided that the Indemnified Party must, at or near the beginning of such enforcement effort,  provide a written undertaking to repay all expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current or former officers and directors of the Company by law, charter, statute, Bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

(f) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made by Buyer so that the successors or assigns of the Surviving Corporation shall assume and succeed to all the obligations set forth in this Section 6.7.

(g) Buyer shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.8 Notification of Certain Matters. During the Pre-Closing Period, Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to Buyer, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of Buyer and Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.  Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger and the other transactions contemplated by this Agreement.

6.9 Exemption from Liability Under Section 16. Before the Closing, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) under such rule resulting from the transactions contemplated by Articles I and II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

6.10 Employee Stock Purchase Plan.

(a)           Two Business Days before the Effective Time (the “ESPP Termination Date”), the Employee Stock Purchase Plan shall be terminated.  The Company shall consult with Buyer in its preparation of any materials to be distributed to participants in connection with the termination of the Employee Stock Purchase Plan and to the extent necessary for the operation of this paragraph, the Company shall use commercially reasonable efforts prior to such date to obtain the consent of each participant in the Employee Stock Purchase Plan to have such participant’s rights under the plan satisfied in accordance with this paragraph and Section 6.16 below (or such other arrangement as may be approved in advance by Buyer).  The rights of participants in the Employee Stock Purchase Plan shall be determined by treating the second Business Day (as defined in the Employee Stock Purchase Plan) before the Effective Time as the last day of such Offering Period(s) (as defined in the Employee Stock Purchase Plan) then in effect and by making such other pro-rata adjustments as may be required pursuant to the Employee Stock Purchase Plan to reflect the shortened Offering Period but otherwise treating such Offering Period as a fully effective and completed Offering Period for all purposes of such Employee Stock Purchase Plan.  Before the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 6.10; provided, however, that the change in the Offering Period referred to in this Section 6.10 shall be conditioned upon the consummation of the Merger.

(b)           If the Closing has not occurred on or before January 31, 2009, the Company will take all commercially reasonable steps to suspend new enrollment under the terms of the Employee Stock Purchase Plan from such time, and to provide that no new Offering Periods shall commence on or after January 31, 2009, until (A) immediately before the Effective Time when the Employee Stock Purchase Plan shall be terminated or, if earlier (B) termination of this Agreement.

6.11 Options and Related Matters.  The Company shall take any and all action as may be reasonably practicable to cause (a) each Company Stock Option that is unexpired, unexercised and outstanding immediately before the Effective Time to terminate in its entirety at the Effective Time (including the making of the offer set forth in Section 6.16 below); (b) if the holder is still in the service of the Company immediately before the Effective Time, the vesting and exercisability of any unvested portion of such outstanding Company Stock Option to accelerate in full as of immediately before the Effective Time; and (c) if the holder of any outstanding Company Stock Option has agreed pursuant to Section 6.16 below prior to the Effective Time that such Company Stock Option will terminate at the Effective Time, the payment to such holder of the applicable amounts set forth in Section 6.16 (or such other amounts as maybe agreed to by the Company and Buyer).  Amounts payable pursuant to the preceding sentence are collectively referred to herein as the “Option Consideration”.  The Company shall withhold from any Option Consideration payable to an optionholder any amounts necessary to satisfy statutory withholding obligations, and any such withheld amounts shall be deemed to constitute the payment of the withholding tax amount by the Company to the holder and then by the holder to the Company.  For purposes of the Company Stock Plans and Company Stock Options, Buyer shall be treated as having refused to assume or substitute for any of the Company Stock Options.

6.12 Warrants.  The Company shall deliver such notices and take such other actions reasonably practicable to cause the Company Warrants to be exercised or, to the extent not exercised, terminated (or rendered exercisable solely for cash) before the Effective Time.

6.13 Employee Matters. With respect to any accrued but unused personal, sick or vacation time to which any of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately before the Effective Time (“Continuing Employees”) is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately before the Effective Time (the “PSV Policies”), such Continuing Employee shall be allowed to use such accrued personal, sick or vacation time; provided, however, that if Buyer deems it necessary to disallow any such Continuing Employee from taking such accrued personal, sick or vacation time, Buyer shall cause the Surviving Corporation to pay in cash to each such Continuing Employee an amount equal to such personal, sick or vacation time; and provided, further, that Buyer shall cause the Surviving Corporation to pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason after the Effective Time.  Following the Effective Time, Buyer shall give or cause the Surviving Corporation to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries (and to the extent credited by the Company or its Subsidiaries and set forth on Schedule 6.13 to this Agreement, with any prior employer) for purposes of (i) eligibility and vesting under any Buyer/Surviving Corporation Employee Plans (as defined below) and (ii) determination of benefit levels under any Buyer/Surviving Corporation Employee Plan or policy relating to vacation, sick time and any other paid time off program or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Buyer shall waive, or cause to be waived, any limitations on benefits or eligibility relating to pre-existing conditions or actively-at-work requirements to the same extent such limitations are waived under any comparable plan of Buyer or the Surviving Corporation and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs.  For purposes of this Agreement, the term “Buyer/Surviving Corporation Employee Plan” means, to the extent applicable, any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement providing insurance coverage, severance benefits, disability benefits, or vacation pay, for the benefit of, or relating to, any current or former employee of Buyer or the Surviving Corporation or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Surviving Corporation or a Subsidiary of the Surviving Corporation.  To the extent so requested in writing by Buyer, the Company (including, if applicable, the Board of Directors of the Company) shall take such action and adopt such resolutions as shall be necessary to terminate any or all Company Employee Plans (including, for avoidance of doubt, the Company’s 401(k) Plan) effective immediately before the Effective Time.

6.14 Third-Party Consents.  As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such consents, waivers and approvals under any of its or its Subsidiaries’ respective material Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Buyer after consultation with the Company.  In connection with seeking such consents, waivers and approvals, the Company shall keep Buyer informed of all material developments. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event the Merger does not close for any reason, neither Buyer nor Merger Sub shall have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

6.15 Buyer Financing.  The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, all reasonable cooperation in connection with drawdowns under existing Buyer debt facilities as may be reasonably requested by Buyer (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Buyer and its financing sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Buyer, (iii) providing and executing documents as may be reasonably requested by Buyer and (iv) cooperating in connection with the repayment or defeasance of any indebtedness of the Company or any of its Subsidiaries as of the Effective Time.

6.16 Option/ESPP Offer.

(a) Promptly following the execution of this Agreement, pursuant to documentation reasonably acceptable to Buyer and subject to the provisions of this Section 6.16, the Company shall offer to all holders of Company Stock Options and current participants in the Employee Stock Purchase Plan (the “Option/ESPP Offer”) that in return for such person’s agreement to terminate immediately at the Effective Time all Company Stock Options and rights to purchase shares of Company capital stock under the Employee Stock Purchase Plan (“ESPP Rights”) then held thereby, such person shall be entitled to receive promptly following the Effective Time cash in the following amounts (less applicable tax withholdings):

(i) With respect to shares subject to each unexercised Company Stock Option held by such person immediately prior to the Effective Time (irrespective of vesting restrictions other than as set forth in suparagraph (e) below), the greater of (A) $0.10 per share, or (B) the excess of the Company Common Consideration over the exercise price per share under such Company Stock Option; and

(ii) With respect to participants in the Employee Stock Purchase Plan, the product of:

(A) the participant’s contributions to the Employee Stock Purchase Plan during the current offering period through the last business day prior to the Effective Time divided by 95% of the Company’s closing ask stock price on the OTC  Bulletin Board on August 1, 2008 (such discounted number representing the “ESPP Buy Price”), multiplied by

(B) the excess of the Company Common Consideration over the ESPP Buy Price.

(b) Unless otherwise agreed to by Buyer, it shall be a condition to the Option/ESPP Offer that each person desiring to accept the offer do so with respect to all Company Stock Options and ESPP Rights held by such person.

(c) Nothing in the offer made to holders of Company Stock Options under subparagraph (a) above shall preclude any such holder from exercising some or all of the holder’s Company Stock Options prior to the Effective Time; provided that in no event shall any holder receive cash payments under the offer set forth in subparagraph (a) with respect to any Company Stock Option (or part thereof) that is exercised prior to the Effective Time.

(d) Regardless of any person’s prior acceptance of the Option/ESPP Offer, no payments shall be made under the Option/ESPP Offer with respect to Company Stock Options or ESPP Rights that expire or terminate prior to the Effective Time for any reason other than (i) the holder’s acceptance of the Option/ESPP Offer or (ii) the effectiveness of the Merger.

(e) While the vesting of Company Stock Options generally will be disregarded for purposes of calculating the cash entitlement under accepted Option/ESPP Offers, to the extent that a holder is unable to exercise shares under any Company Stock Option outstanding immediately prior to the Effective Time as a result of the cessation of such holder’s service to the Company (or the Company’s subsidiaries) prior to the Effective Time, such holder shall not be entitled to receive a cash payment under the Option/ESPP Offer with respect to any such unvested shares under such Company Stock Option.

6.17 Company Bonus Plan.   Promptly following the execution of this Agreement, the Company shall amend its Profit Sharing Plan – 2008 to read in form and substance as may be satisfactory to Buyer and shall convey the same to Company Employees in a manner reasonably acceptable to Buyer.

ARTICLE VII
CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or before the Closing Date of the following conditions:

(a) Stockholder Approval.  The Company Voting Proposal shall have been approved and adopted at the Company Stockholders Meeting, at which a quorum is present, by the Required Company Stockholder Vote.

(b) Governmental Approvals.  Other than the filing of the certificate of merger, all material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement shall have been filed or been obtained.

7.2 Additional Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by Buyer and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except to the extent such representations and warranties are qualified with regard to “materiality” or “Company Material Adverse Effect,” in which case they shall be true and correct in all respects; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Closing Date; and Buyer shall have received a certificate signed on behalf of the Company by an officer of the Company to such effect.  For the avoidance of doubt, the satisfaction or waiver of the condition set forth in Section 7.2(d) shall preclude Buyer and Merger Sub from asserting that the condition the Company’s obligations under Sections 6.10(a), 6.11 or 6.12 have not been performed for purposes of this Section 7.2(b).

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that each of Buyer and Merger Sub shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

(d) Surviving Rights.  Surviving Rights as of the Effective Time shall (i) represent the collective right to purchase not more than an aggregate of five hundred thousand (500,000) shares of the Company’s capital stock (as adjusted for subsequent stock splits, stock dividends, recapitalization and the like), and (ii) be held by not more than twenty (20) distinct holders, of which (A) none can have been officers or directors of the Company at any time during the period beginning September 1, 2008, and ending at the Effective Time, and (B) no more than ten (10) can hold Surviving Rights to purchase in excess of an aggregate of ten thousand (10,000) shares of the Company’s capital stock (as adjusted for subsequent stock splits, stock dividends, recapitalization and the like).

(e) Material Adverse Effect.  No event has occurred or circumstance shall have come into existence, either individually or in the aggregate, since the date hereof that has or would reasonably be expected to have a Company Material Adverse Effect.

(f) Third Party Consents.  Buyer shall have been furnished with evidence reasonably satisfactory to it that the Company has obtained the consents, approvals and waivers set forth on Schedule 7.2(f) to this Agreement.

(g) Preferred Stock.  All shares of Series C-1 Preferred Stock shall have been converted into Company Common Stock or shall have been acquired by Buyer or redeemed or repurchased by the Company, and all shares of Series D-1 Preferred Stock shall have been acquired by Buyer or redeemed or repurchased by the Company.

(h) Schedule of Consideration. At least two business days prior to the Closing, the Company shall have furnished Buyer with a schedule of the Merger Consideration, including specific identification of the components thereof along with the backup data and calculations, which schedule shall have been updated by the Company as appropriate (with such updates promptly provided to Buyer) during the period between the schedule’s original delivery and the Closing and Buyer shall have no reasonable objection as to the methodology or accuracy of such calculations.

(j) Dissenting Shares.  The aggregate number of Dissenting Shares for which demands for appraisal have been made or may still be made in accordance with DGCL Section 262 shall not (i) include any shares of Company Preferred Stock, or (ii) exceed five percent (5%) of the outstanding shares of Company Common Stock immediately prior to the Effective Time.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or before the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date), in each case, except to the extent such representations and warranties are qualified with regard to “materiality” or “Buyer Material Adverse Effect,” in which case they shall be true and correct in all respects; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(b) Performance of Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or before the Closing Date; and the Company shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(c) No Restraints. (i) No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect which would, and (ii) there shall not be instituted or pending any action or proceeding in which any Governmental Entity seeks to, (A) make the Merger illegal or otherwise challenge, restrain or prohibit consummation of the Merger or the other transactions contemplated by this Agreement or (B) cause the transactions contemplated by this Agreement to be rescinded following consummation; provided, however, that the Company shall have used reasonable efforts to prevent the entry of any such order or injunction and to appeal as promptly as possible any order or injunction that may be entered.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination.  This Agreement may be terminated at any time before the Effective Time (whether before or after the Company Stockholders Meeting) (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party specifying the provision hereof pursuant to which such termination is effected):

(a) by mutual written consent of Buyer, Merger Sub and the Company;

(b) by either Buyer or the Company if the Merger shall not have been consummated by December 31, 2008  (the “Outside Date”); provided that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date, and (ii) if the Company or its representatives receives formal or informal notice from the SEC that the Company’s Proxy Statement will be reviewed by the SEC (or, irrespective of notice, actually receives questions or comments from the SEC on the Proxy Statement), or if the SEC takes any other action causing a material delay in the shipment of the definitive Proxy Statement to the Company’s stockholders, the Outside Date shall be extended to January 31, 2009;

(c) by either Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable efforts to prevent the occurrence of and to remove such order, decree or ruling;

(d) by either Buyer or the Company if at the Company Stockholders Meeting at which a vote on the Company Voting Proposal is taken, the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by (i) the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement or (ii) breach of a Voting Agreement or Holder Agreement by any Person other than Buyer;

(e) by the Company, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in accordance with Section 6.1, and the Company shall have paid Buyer the $1,500,000 described in Section 8.3(b);

(f) by Buyer (at any time before the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event  with respect to the Company shall have occurred.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if:  (i) the Company Board or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Buyer its recommendation in favor of the adoption of the Agreement by the stockholders of the Company; (ii) it shall have failed to include in the Proxy Statement the recommendation of the Company Board in favor of the adoption of the Agreement by the stockholders of the Company; (iii) the Company Board fails to reaffirm (publicly, if so requested, in connection with an Acquisition Proposal that has been publicly announced or otherwise known to the public generally) its recommendation in favor of the adoption of this Agreement by the stockholders of the Company within ten (10) Business Days after Buyer requests in writing that such recommendation be affirmed; (iv) the Company Board or any committee thereof fails to reject within ten (10) Business Days after the receipt thereof or shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any (A) letter of intent, memorandum of understanding or agreement in principle with respect to an Acquisition Proposal or (B) any Alternative Acquisition Agreement; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Buyer, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer; or (vii) the Company materially breaches any of its obligations set forth in Sections 6.1 or 6.3 (provided that with respect to Section 6.1, such breach must have been knowing on the part of the Company and the Company Board and with respect to the notice provisions of Sections 6.1 and 6.3, Buyer must have been materially prejudiced thereby).

(g) by Buyer, if it is not in material breach of its obligations under this Agreement and if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the Company of written notice of such breach or failure to perform from Buyer or which by its nature or timing cannot reasonably be cured by the Outside Date;

(h) by the Company, if it is not in material breach of its obligations under this Agreement and if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by Buyer of written notice of such breach or failure to perform from the Company or which by its nature or timing cannot reasonably be cured by the Outside Date; and

(i) by Buyer, if any event has occurred or circumstance has arisen, either individually or in the aggregate, since the date hereof that has had, or would reasonably be expected to have, a Company Material Adverse Effect and (x) such Company Material Adverse Effect is not capable of being cured before the Outside Date or (y) such Company Material Adverse Effect is not cured before the earlier of the Outside Date and twenty (20) Business Days following the receipt of written notice from Buyer to the Company of such Company Material Adverse Effect (it being understood that Buyer may not terminate this Agreement pursuant to this subsection (i) if it is in material breach of this Agreement or if such Company Material Adverse Effect is cured).

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Company, Merger Sub or their respective officers, directors, stockholders or Affiliates under this Agreement; provided that:

(a) any such termination shall not relieve any party from liability for any willful or knowing breach of this Agreement before such termination, and

(b) the provisions of Sections 6.4, this Section 8.2, Section 8.3 and Article IX of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated (i) by the Company pursuant to Section 8.1(e), (ii) by Buyer pursuant to Section 8.1(f), or (iii) by Buyer or the Company, as applicable, pursuant to Section 8.1(d) or (g) (provided, however, in the case of termination pursuant to Section 8.1(g) that the breach by the Company giving rise to the termination is knowing) and (A) after the execution of this Agreement but before such termination, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and (B) within 12 months after such termination, the Company consummates any Company Change in Control Transaction, then, concurrently with any such termination pursuant to Sections 8.1(e) or (f) and, in the case of any such termination pursuant to Sections 8.1(d) or (g), concurrently with the consummation of such transaction, the Company shall pay to Buyer an amount equal to $1,500,000.  All amounts payable by the Company to Buyer under Section 8.3(b) shall be paid in immediately available funds to such U.S. bank account as Buyer may designate in writing to the Company.

For purposes of this Agreement, the term “Company Change of Control Transaction” shall mean any transaction or series of transactions in which:  (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of related Persons (other than Buyer or any of its affiliates) pursuant to which the stockholders of the Company immediately preceding such transaction hold, by virtue of retaining or converting their equity interests in the Company, less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of an issuance of securities, direct or indirect acquisition of securities, tender offer, exchange offer or similar transaction, more than 50% of the outstanding shares of Company Common Stock; or (iii) any Person or “group” (as defined above) of related Persons acquires, directly or indirectly, by means of a sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that, in each case, constitute or account for 50% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

(c) Each of the Company and Buyer acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Buyer would enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the $1,500,000 due pursuant to Section 8.3(b), and, in order to obtain such payment, Buyer makes a claim for such amount that results in a judgment against the Company for the amount described in Section 8.3(b), the Company shall pay to Buyer its reasonable costs and expenses in connection with such suit, together with interest on the amounts described in Section 8.3(b) (at the prime rate of Bank of America in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest).  In no event shall the Section 8.3(b) $1,500,000 be payable on more than one occasion or as a result of more than one event.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Required Company Stockholder Vote in favor of the adoption of the Company Voting Proposal, but, after receipt of any such Required Company Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the provisions contained in Article II, Section 8.3 and Article IX and those covenants and agreements contained in this Agreement which by their terms are to be performed following the Effective Time.

9.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of confirmation of successful transmission by facsimile (or, the first Business Day thereafter if such date is not a Business Day), or (iv) when actually received, whichever is earliest, in each case to the intended recipient as set forth below:

(a)           if to Buyer or Merger Sub, to:

Sierra Nevada Corporation
444 Salomon Circle
Sparks, NV  89434
Attn:  Chief Financial Officer
Facsimile: (775) 331-0370

with a copy to:

Holland & Hart LLP
5441 Kietzke Lane, 2nd Floor
Reno, NV  89511
Attn:  David A. Garcia
Facsimile: (775) 786-6179

If to the Company, to:

SpaceDev, Inc.
13855 Stowe Drive
Poway, CA 92064
Attn:  Chief Financial Officer
Facsimile: (858) 375-1000

with a copy to:

Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, CA 92122
Attn:  Hayden Trubitt
Facsimile: (858) 587-5903

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.3 Entire Agreement. This Agreement (including the schedules and exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.4 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Persons under Section 6.7, (ii) the rights of the Company Stockholders and the holders of Company Options to receive Merger Consideration in accordance with the provisions of this Agreement after the Effective Time, (iii) the rights of the Continuing Employees granted under Section 6.13, and (iv) the right of the Company, on behalf of the Company’s stockholders and holders of Company Options, to pursue claims for damages and other relief, including equitable relief, for Buyer’s or Merger Sub’s intentional breach of this Agreement, fraud, wrongful repudiation or termination of this Agreement or wrongful failure to consummate the Merger, provided, however, that the rights granted pursuant to clause (iv) of this Section 9.4 shall only be enforceable on behalf of the Company’s stockholders and the holders of Company Options by the Company in its sole and absolute discretion.

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity, legality or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid, illegal or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid, illegal or unenforceable term or provision with a valid, legal and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable term.

9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  This Agreement may be executed and delivered by facsimile transmission.

9.8 Interpretation. When reference is made in this agreement to an article or a section, such reference shall be to an article or section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.

9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SIERRA NEVADA CORPORATION

By:	/s/ Fatih Ozmen

Name: Fatih Ozmen
Title: President

SDV ACQUISITION CORP.

By:	/s/ Fatih Ozmen

Name: Fatih Ozmen
Title: President

SPACEDEV, INC.

By:	/s/ Mark N. Sirangelo

Name: Mark N. Sirangelo
Title: Chief Executive Officer

ANNEX B - OPINION OF COWEN AND COMPANY, LLC

October 20, 2008

Board of Directors
SpaceDev, Inc.
13855 Stowe Drive
Poway, CA 92064

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.0001 per share (“Company Common Stock”), of SpaceDev, Inc. (the “Company”) of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the proposed Agreement and Plan of Merger (the “Agreement”) by and among Sierra Nevada Corporation (“Acquirer”), SDV Acquisition Corp. (“Merger Sub”) and the Company .

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, at the Effective Time (as defined in the Agreement), Merger Sub will be merged with and into the Company (the “Transaction”), with the Company becoming a wholly-owned subsidiary of Acquirer, and each share of Company Common Stock issued and outstanding immediately before the Effective Time (other than those owned by Acquirer, Merger Sub or the Company or any of their respective subsidiaries, or as to which dissenter’s rights have been perfected) will be converted into the right to receive an amount in cash equal to the quotient of (i) $39,500,000, less such amounts, including amounts payable to holders of the Company’s Series D-1 Amortizing Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series D-1 Preferred Stock”), amounts payable to holders of Company stock options and employee stock purchase plan participants, and an amount equal to the Closing Adjustment (as defined in the Agreement), if any, as are specified in the Agreement, divided by (ii) the number of shares of Company Common Stock issued and outstanding immediately before the Effective Time (the “Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.  In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company (the “Engagement Letter”), dated as of April 18, 2008 and amended as of October 16, 2008, a significant portion of which is contingent upon the consummation of the Transaction.  We will also receive a fee for providing this Opinion.  In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement.  In the two years preceding the date of this Opinion, Cowen has not had a material relationship with the Company or any other party to the Transaction.  Pursuant to the terms of the Engagement Letter, the Company has agreed to offer to engage Cowen to provide financial advisory and investment banking services and Cowen will receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated October 10, 2008, which is the most recent draft made available to us;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

•
discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•	the reported price and trading histories of the shares of Company Common Stock as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available.  We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information.  We have relied upon, without independent verifications, the assessment of Company management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company.  In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company.  We have further relied upon the Company’s representation that all information provided to us is accurate and complete in all material respects.  We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such forecasts provide a reasonable basis for our opinion.  We express no opinion as to the Company Forecasts or the assumptions on which they were made.  We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company nor have we been furnished with such materials.  In addition, we have not evaluated the solvency or fair value of the Company, Acquirer or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters.  With respect to all legal matters relating to the Company, we have relied on the advice of legal counsel to the Company.  Our opinion only addresses the fairness of the Consideration, from a financial point of view, to the holders of Company Common Stock.  We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise.  Without limiting the generality of the foregoing, our opinion does not address the conversion, redemption or repurchase of the Series D-1 Preferred Stock or any consideration to be paid to holders of the Company’s outstanding stock options or warrants pursuant to the Agreement, and assumes that all outstanding shares of the Company’s Series C Cumulative Convertible Preferred Stock, par value $0.001 per share, have been converted into shares of Company Common Stock in accordance with their terms as described to us by the Company.   Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof.  It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof.  We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.  We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent.  This letter does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company.  In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration in the Transaction is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ Cowen and Company, LLC

ANNEX C - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPACEDEV, INC.
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of SpaceDev, Inc., a Delaware corporation (the “Company”) acknowledges receipt of Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated November 21, 2008, and the undersigned revokes all prior proxies and appoints Mark N. Sirangelo and Richard B. Slansky, or either of them, proxies for the undersigned to vote all shares of Common Stock of the Company held of record by the undersigned at the close of business on October 20, 2008 which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on December 15, 2008, and any postponement or adjournment thereof, and instructs said proxies to vote as follows:

1.   To approve and adopt the Agreement and Plan of Merger, dated as of October 20, 2008, among SpaceDev, Inc., a Delaware corporation, Sierra Nevada Corporation, a Nevada corporation, and SDV Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Sierra Nevada Corporation, as it may be amended from time to time:

   o     FOR    o     AGAINST    o     ABSTAIN

2. Election of directors:

o FOR the director nominees listed below (except as marked to the contrary below)

Mark N. Sirangelo
Arthur A. Benson, II
Curt Dean Blake
G. Scott Hubbard
Scott McClendon
Patricia Grace Smith
Richard B. Slansky
Hans J. Steininger
Scott Tibbitts
Robert S. Walker

(Instruction: To withhold authority to vote for any individual nominee, line through or otherwise strike out that nominee’s name.)

o WITHHOLD AUTHORITY to vote for the ten director nominees

  3.   To ratify the appointment of PKF, Certified Public Accountants, a Professional Corporation, as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2008:

   o     FOR    o     AGAINST    o     ABSTAIN

and, in their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE.  IF THIS PROXY IS SIGNED AND RETURNED AND NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, FOR THE ELECTION OF THE TEN DIRECTOR NOMINEES AND FOR PROPOSAL 3.

Dated this            day of           , 200_.

                    (Signature of Stockholder)

                    (Signature of Stockholder)

Please sign exactly as your name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If shares are held jointly, each holder must sign.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.